As filed with the Securities and Exchange Commission on June   , 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
T3 Motion, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	3690	20-4987549

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
(714) 619-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ki Nam,
Chief Executive Officer
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
(714) 619-3600
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Kevin K. Leung, Esq.
Ryan S. Hong, Esq.
LKP Global Law LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
(310) 424-1890

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per		Aggregate	Registration
Securities to be Registered	Registered(1)	Share		Offering Price	Fee
Common Stock, $0.001 par value	4,643,706	$4.35	(2)	$20,200,104	$2,345.23
Class H warrants to purchase common stock(4)	1,771,128	—			(5)
Class I warrants to purchase common stock(4)	1,771,128	—			(5)
Common Stock, $0.001 par value (issuable upon exercise of Class H warrants)	1,771,128	$3.00	(3)	$5,313,384	$616.88
Common Stock, $0.001 par value (issuable upon exercise of Class I warrants)	1,771,128	$3.50	(3)	$6,198,948	$719.70
Common Stock, $0.001 par value (issuable upon exercise of $5.00 Class G warrants)	831,373	$5.00	(3)	$4,156,865	$485,61
Common Stock, $0.001 par value (issuable upon exercise of $7.00 Class G warrants)	198,764	$7.00	(3)	$1,391,348	$161.54
Common Stock, $0.001 par value (issuable upon exercise of $15.40 warrants)	12,000	$15.40	(3)	$184,800	$21.46
Common Stock, $0.001 par value (issuable upon exercise of $16.50 warrants)	27,478	$16.50	(3)	$453,387	$52.64
Total	9,255,577			$37,898,836	$4,403.06

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high price of $4.50 and the low price of $4.20 on the NYSE Amex on June 1, 2011.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.

(4)	Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Class H warrants and Class I warrants (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(Subject To Completion, Dated June   , 2011)

PROSPECTUS

T3 Motion, Inc.

1,771,128 Class H Warrants

1,771,128 Class I Warrants

9,255,577 shares of Common Stock

This prospectus covers the resale by the selling stockholders of (i) 1,771,128 shares of our common stock, 1,771,128 Class H warrants and 1,771,128 Class I warrants comprising units issued upon conversion of certain debt; (ii) 3,542,256 shares of common stock underlying such Class H and Class I warrants; and (iii) 3,942,193 additional shares of common stock, including shares underlying other outstanding warrants. Each Class H warrant entitles the holder to purchase one share of our common stock at an exercise price of $3.00 at any time between August 19, 2011 and May 13, 2013. Each Class I warrant entitles the holder to purchase one share of our common stock at an exercise price of $3.50 at any time between August 19, 2011 and May 13, 2016.

The selling stockholders will sell their securities in accordance with the “Plan of Distribution” set forth in this prospectus. We will not receive any of the proceeds from the sale of the warrants or shares offered for sale by the selling stockholders. To the extent that warrants are exercised for cash, if at all, we will receive the exercise price. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of securities. We will bear all costs, expenses and fees in connection with the registration of the securities.

Our common stock is quoted on the NYSE Amex, LLC under the symbol “TTTM.” On June 2, 2011, the closing sale price of our common stock on the NYSE Amex, LLC was $4.21 per share.

Investing in our securities involves significant risks. You should invest in our securities only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. The information contained in this document is accurate only as of the date of this document.

SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference into this prospectus, including our consolidated financial statements and the related notes included in those documents before making an investment decision. Some of the statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly from these predictions based upon factors, including, but not limited to, those set forth below in the section entitled “Risk Factors”. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

In this prospectus, we refer to T3 Motion, Inc. and its subsidiary as “we,” “our,” or “T3,” or “the Company.” We refer to our subsidiary as “Subsidiary.”

Our Company

T3 Motion designs, manufactures and markets personal mobility vehicles powered by electric motors. Our initial product is the T3 Series, which is a three wheel, electric stand-up vehicle (“ESV”) powered by a quiet, zero-gas emission electric motor that is designed specifically for public and private security personnel. Substantially all of our revenues to date have been derived from sales and maintenance of the T3 Series ESVs and related accessories.

T3 Series ESV

The T3 Series is a three-wheel, front wheel drive, stand-up, electric personal mobility vehicle with a zero-gas emission electric motor. The T3 Series has hydraulic disk brakes on both rear wheels that are matched with 17-inch low profile motorcycle tires for long tread wear and demanding performance. The vehicle is equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 Series enables the operator to respond rapidly to calls with low physical exertion. The nine-inch elevated riding platform allows 360 degrees visibility, while the ergonomic riding position reduces fatigue. The T3 Series zero degree turning radius makes it highly maneuverable. The T3 Series comes standard with a lockable storage compartment for equipment and supplies.

The T3 Series has replaceable power modules that allow continuous vehicle operation without downtime required for recharging. The T3 Series also offers a variety of battery technology options in its power modules. The power modules and charger can be sold separately from the vehicle to serve as replacement parts.

T3i Series ESV

We leveraged the modularity of the T3 Series vehicle to enter the international market with the T3i Series, which is a version of the professional T3 Series designed to comply with various international compliance standards. The T3i Series features integrated LED headlights, brake lights, running lights, and emergency lights.

CT Series Micro Car

The CT Series Micro Car is a low speed four-wheel electric car. The CT Series offers a variety of battery technology options with varying range options. The CT Series has lighting, siren and PA system options and is manufactured by CT&T Co., Ltd., a Korean electric vehicle manufacturer (“CT&T”). The CT Series is considered both a low speed vehicle and a neighborhood electric vehicle. Pursuant to our distribution agreement with CT&T, dated November 24, 2008, we have the exclusive license to market and sell the CT Series Micro Car in North America for all law enforcement, government and military markets and in all of the United States for government, law enforcement and security markets. The initial term of the distribution agreement expires in November 2011, but this agreement automatically renews for additional one-year periods unless it is terminated by either party by providing written notice to the other party at least 90 days prior to the end of any term.

We plan to leverage the branding of the T3 Series to market the CT Series Micro Car using our existing sales channels in the law enforcement and private security sectors.

Electric/Hybrid Vehicle

The Electric/Hybrid Vehicle is our newest product that is currently in development. The Electric/Hybrid Vehicle is a plug-in hybrid vehicle that is expected to be introduced in late 2011. The proprietary rear-wheel design features a patent-pending, single wide stance wheel with two high performance rear tires sharing the one rear wheel. Due to its three-wheel design, the Electric/Hybrid Vehicle is classified as a motorcycle.

Corporate Information

Our corporate offices are located at 2990 Airway Avenue, Building A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on, or accessible through, our website to be part of this prospectus or in deciding whether to purchase our securities.

THE OFFERING

Securities offered by selling stockholders:

Common stock(1)	9,255,577 shares

Class H warrants	1,771,128 warrants

Class I warrants	1,771,128 warrants

Securities outstanding as of June 1, 2011:

Common stock:	12,880,978 shares

Class H warrants	4,942,557 warrants

Class I warrants	4,942,557 warrants

Common stock outstanding after the offering (assuming full exercise of all warrants for cash):	23,835,707 shares

Use of proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of approximately $38.3 million. We intend to use any proceeds received from the exercise of the Warrants for working capital and other general corporate purposes.

AMEX symbols:

Common Stock	TTTM

Class H warrants	TTTM.Z

Class I warrants	TTTM.W

Risk factors:	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6 of this prospectus.

(1)	Includes (i) 3,542,256 shares issuable upon exercise of the Class H and the Class I warrants and (ii) 1,069,615 shares issuable upon exercise of certain other outstanding warrants (collectively, the “Warrants”).

Summary Consolidated Financial Information

The summary consolidated financial information set forth below is derived from our consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 2010 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2008 and 2007 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2008 is derived from our audited consolidated financial statements not included in this prospectus. The consolidated balance sheet data as of March 31, 2011 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2011 and 2010 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our historical consolidated financial statements, the notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of the results that may be expected for any future period. The summary financial information is not intended to replace our consolidated financial statements and accompanying notes thereto.

Consolidated Statement of Operations Data:

	Three Months Ended March 31,
	(unaudited)		Years Ended December 31,
	2011	2010	2010	2009	2008	2007

Net revenues	$996,562	$1,149,426	$4,682,908	$4,644,022	$7,589,265	$1,822,269
Gross profit (loss)	39,630	21,977	170,411	(344,096)	(1,703,611)	(2,106,256)
Total operaing expenses	1,367,207	1,777,573	7,009,514	8,449,934	9,917,111	6,422,705
Loss from operations	(1,327,577)	(1,755,596)	(6,839,103)	(8,794,030)	(11,620,722)	(8,528,961)
Net loss	$(640,585)	$(1,681,739)	$(8,327,887)	$(6,698,893)	$(12,297,797)	$(8,577,232)

Consolidated Balance Sheet Data:

	March 31,
	(unaudited)	December 31,
	2011	2010	2009	2008

Cash and cash equivalents, including restricted cash	$154,070	$133,861	$2,580,798	$1,682,741
Total assets	3,705,707	3,579,916	6,059,321	7,904,188
Total liabilities	19,833,102	19,259,648	15,703,734	7,188,313
Total stockholders’ equity (deficit)	(16,127,395)	(15,679,732)	(9,644,413)	715,875

Going Concern and Cash Requirements

The Company’s consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has sustained operating losses since its inception (March 16, 2006) and has used substantial amounts of working capital in its operations. Further, at December 31, 2010, the Company had an accumulated deficit of $(45,120,210), a working capital deficit of $(15,057,791) and cash and cash equivalents (including restricted cash) of $133,861. Additionally, the Company used cash in operations of $(5,185,067) during the year ended December 31, 2010. At March 31, 2011, the Company had an accumulated deficit of $(46,625,595), a working capital deficit of $(16,545,239) and cash and cash equivalents (including restricted cash) of $154,070. Additionally, the Company used cash in operations of $(803,136) for the three months ended March 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Management has been and plans to continue to implement its cost reduction strategy for material, production and service costs. Until management achieves its cost reduction strategy and is able to generate sales to realize the benefits of the strategy, and sufficiently increases cash flow from operations, the Company will require additional capital to meet working capital requirements, debt service, research and development, capital requirements and compliance requirements.

On May 19, 2011, the Company completed a public offering of its securities. Management has been implementing cost reduction strategies and believes that its cash from operations, together with the net proceeds of the offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011. As such, the consolidated financial statements included elsewhere herein do not include any adjustments that might result in the event the Company is unable to continue as a going concern.

The Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. The Company cannot make any assurances that management’s cost reduction strategies will be effective or that any additional financing will be completed on a timely basis, on acceptable terms or at all. Management’s inability to successfully implement its cost reduction strategies or to complete any other financing will adversely impact the Company’s ability to continue as a going concern.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Company and Our Industry

We have a history of losses and we expect to continue to have additional net losses in the near future, which could cause the value of our securities to decline and may even cause our business to fail.

We have generated net losses since our inception in March 2006. Our net loss for the three months ended March 31, 2011 was approximately $(641,000). Our net losses for the years ended December 31, 2010, 2009, 2008 and 2007 were approximately $(8.3 million), $(6.7 million), $(12.3 million) and $(8.6 million), respectively. A large portion of our expenses are fixed, and accordingly, we will need to significantly increase our sales in order to achieve profitability. We anticipate that we will continue to generate losses in the near future, and the rate at which we will incur losses could continue or even increase in future periods from current levels as a result of any of the following:

•	We may be unable to increase sales sufficiently to recognize economies of scale;

•	We may be unable to successfully expand into other private security markets or achieve broad brand recognition for our products;

•	We may be unable to reduce our costs or experience unanticipated costs or expenses in connection with our current development, marketing and manufacturing plans;

•	We may encounter technological challenges in connection with the development, introduction or manufacturing of enhancements to our existing vehicles or in the addition of new products; and

•	We may be unable to obtain sufficient components or materials used in our products due to capital constraints, which could adversely effect our sales, our reputation and credibility.

To date, we have financed our operations primarily through equity and debt financing. Because we anticipate additional net losses in the near future, we believe we will likely require additional financings subsequent to the May public offering. Our ability to arrange future financing from third parties will depend upon our perceived performance and market conditions as well as the ability to obtain the consent from at least our 67% in interest of certain major investors that acquired our Class H and Class I warrants in connection with our recent public offering. Our inability to raise additional working capital on a timely basis, on acceptable terms or at all would negatively impact our business and operations, which could cause the price of our common stock to decline. It could also lead to the reduction or suspension of our operations and ultimately force us to go out of business.

If we are unable to continue as a going concern, our securities will have little or no value.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2010 and 2009 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficit as of March 31, 2011, December 31, 2010 and 2009 was approximately $(46.6 million), $(45.1 million) and $ (33.1 million), respectively. At March 31, 2011 and December 31, 2010, we had a working capital deficit of $(16.5 million) and $(15.1 million), respectively, and cash and cash equivalents (including restricted cash) of $154,070 and $133,861, respectively.

While management plans to continue to implement a cost reduction strategy and is seeking to increase our cash flow from operations, we cannot assure you that we will be successful in this regard. Since inception, we have used cash in excess of operating revenues. Until management achieves its cost reduction strategy and is able to generate significantly higher sales to realize the benefits of the strategy, and significantly increase our cash flow from operations, we may require additional capital to meet our working capital requirements, achieve our expansion plans and fund our research and development. We plan to continue to raise additional equity or debt financing to meet our working capital requirements, including the use of $9.6 million in net proceeds generated from our recently closed public offering. If we fail as a going concern, our shares of common stock will hold little or no value.

Our business depends substantially on the continuing efforts of our executive officers, and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Ki Nam, our Chief Executive Officer and the Chairman of our Board of Directors, who has significantly contributed to the design and manufacturing of substantially all of our products and Kelly Anderson, our Chief Financial Officer. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Our future growth is dependent upon the public’s willingness to accept electric vehicles.

Our future growth is largely dependent upon the adoption by the public of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for electric vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general, and in particular safety issues that may be attributed to the use of advanced technology;

•	the range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	improvements in the fuel economy of the internal combustion engine;

•	volatility in the cost of oil and gasoline;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	concerns that extreme temperatures, cold or hot, could reduce the performance of the electric vehicle or life of the batteries included in such vehicles;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	macroeconomic factors.

Additionally, we may become subject to regulations that may require us to alter the design of our vehicles, which could negatively impact the public’s interest in our vehicles or increase the cost to manufacture such vehicles. The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

The motor vehicle industry in general has historically been subject to a large number of product liability claims in recent years due to the nature of personal injuries that can result from accidents or malfunctions. We face an inherent risk of exposure to claims in the event people fail to use our vehicles for their intended purposes or if owners fail to use or care for them properly. These accidents can also occur as a result of user error or inadequate training, through no fault of the manufacturer of the vehicle. A successful product liability claim against us could require us to pay a substantial monetary award. We maintain product liability insurance for all our vehicles with annual limits of approximately $2.0 million on a claims made basis, but we cannot assure that our insurance will be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy. In addition, a product liability claim could generate substantial negative publicity about our vehicles and business, and inhibit or prevent commercialization of other future vehicles, which would have a material adverse effect on our brand, business, prospects, financial condition and operating results.

While our products are tested for quality, our products nevertheless may fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. Liability claims could require us to spend significant time and money in litigation and pay significant damages. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results. In addition, although we currently have product liability insurance, the amount of damages awarded against us in such a lawsuit may exceed the policy limits of such insurance. Further, in some cases, product redesigns and/or rework may be required to correct a defect and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

If our suppliers fail to consistently provide high quality parts and components or fail to comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

We rely on independent suppliers to source most of our T3 Series products and to conduct most of the manufacturing process for our products. We have to rely on our suppliers to continue to provide the highest quality electric vehicles and operate with integrity. Because we do not control the operations of our suppliers, we cannot guarantee their compliance with ethical business practices, such as environmental responsibility, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. If our suppliers do not comply with laws or fail to control the quality of products supplied, it could result in negative publicity for us and diminish our brand.

If the purchasers of our vehicles customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which could adversely impact our reputation and harm our business.

Purchasers of our vehicles may seek to modify their existing vehicles, which could adversely impact the performance of the vehicles and could compromise vehicle safety systems. Also, if customers customize their vehicles with after-market parts or change the charging infrastructure, such parts may compromise driver safety. We have not tested, nor do we endorse such changes or parts. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect our brand and harm our business, prospects, financial condition and operating results.

Adverse conditions in the global economy and disruption in financial markets could impair our revenues.

As widely reported, financial markets in the United States, Europe, the Middle East, Latin America and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These conditions have already impaired our ability to access credit markets and finance operations. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies. We have been, and may continue to be, impacted by these economic developments, both domestically and globally. We believe that the current tightening of credit in financial markets has adversely affected the ability of our customers and suppliers to obtain financing for significant purchases and operations, and could result in a decrease in orders for our products and services. Similarly, the downturn has resulted in budgetary constraints and delays in government funding, which we believe has also adversely affected the ability of certain law enforcement agencies and police departments to fund additional capital equipment purchases. These economic conditions may negatively impact us as some of our customers defer purchasing decisions, thereby lengthening our sales cycles. Our customers’ ability to pay for our products and services may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. Our net revenues for the three months ended March 31, 2011 decreased approximately $153,000 from the comparable period in 2010. Our net revenues in fiscal year 2010 were relatively flat as compared to 2009. Net revenues in 2009 decreased $2.9 million from 2008 due in part to many of the foregoing factors, which factors may continue to affect our revenues and operating results in future periods.

Our markets are highly competitive, and if we are unable to compete effectively, or demonstrate a perceived advantage for our products over traditional means of transportation, our business will be adversely affected.

We compete with other manufacturers of electric vehicles, as well as other traditional modes of transportation, such as bicycles, cars and motorcycles. The industries in which we operate include competitors who are larger, better financed and better known than we are and may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and customer preferences. If we are unable to differentiate our products from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can.

Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and reduce our sales and market share.

The personal mobility industry is characterized by rapid increases in the diversity and complexity of technologies, products and services. We will need to invest significant financial resources in research and development to keep pace with technological advances in the personal mobility industry, evolving industry standards and changing customer requirements. However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research results or gaining broad market acceptance for our products. Our significant expenditures on research and development may not reap corresponding benefits. A variety of competing personal mobility technologies that other companies may develop could prove to be more cost-effective and have better performance than our products. Therefore, our development efforts may be rendered obsolete by the technological advances of others. Our failure to further refine our technology and develop and introduce new personal mobility products could render our products uncompetitive or obsolete, and result in a decline in our market share and revenue.

We face risks associated with the marketing, distribution and sale of our personal mobility products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

We have expanded our marketing, distribution, and sales efforts to include the Middle East, Canada, Mexico, South Africa, South America and Europe. As a result, we are exposed to a number of risks, including:

•	fluctuations in currency exchange rates;

•	difficulty in engaging and retaining distributors who are knowledgeable about and, can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products; and

•	inability to obtain, maintain or enforce intellectual property rights.

Our prospects for sales growth and profitability will be adversely affected if we have product replacement issues, or if we otherwise fail to maintain product quality and product performance at an acceptable cost.

We will be able to expand our net sales and to achieve, sustain and enhance profitable operations only if we succeed in maintaining the quality and performance of our products. If we should not be able to produce high-quality products at standard manufacturing rates and yields, unit costs may be higher. In recent periods, we have occasionally had to replace components of existing products. For instance, we are voluntarily replacing external chargers due to the fact that the chargers could fail over time. This may adversely affect our reputation with potential customers. We have increased our warranty reserve accordingly. Because the establishment of reserves is an inherently uncertain process involving estimates of the number of future claims and the cost to settle claims, our ultimate losses may exceed our warranty reserve. Future increases to the warranty reserve would have an adverse effect on our profitability in the periods in which we make such increases. Additional product replacement issues could materially affect our business as it could increase cost of sales as a result of increased warranty service costs, reduce customer confidence on our products, reduce sales revenue, or increase product liability claims.

The failure to achieve acceptable manufacturing yields could adversely affect our business.

We may have difficulty achieving acceptable yields in the manufacture of our products which could lead to higher costs, a loss of customers or delay in market acceptance of our products. Slight impurities or defects can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. Yields below our target levels can negatively impact our gross profit.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time we enter into transactions with related parties which include the purchase from or sale to of products and services from related parties, and advancing these related parties significant sums as prepayments for future goods or services and for working capital requirements, among other transactions, including advances from related parties. Our Audit Committee is responsible for reviewing our related party transactions. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with these various related parties are on terms as fair as we might receive from or extend to third parties. In addition, related party transactions in general have a higher potential for conflicts of interest than third-party transactions, could result in significant losses to our company and may impair investor confidence, which could adversely affect our business and our stock price.

We are dependent on a few single sourced third party manufacturers. Any interruption in our relationships with these parties may adversely affect our business.

Most components used in our products are purchased from outside sources. Certain components are purchased from single sourced suppliers. These single source suppliers provide components used on our products and include domestic suppliers such as American Made, Performance Composites, Imperial Electric and Santa Fe Mold. These suppliers provide the frame, fiberglass body, electric motor, and various small plastic parts, respectively. The failure of any such supplier to meet its commitment on schedule could have a material adverse effect on our business, operating results, financial condition or prospects. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time our production could be delayed. Such delays could have a material adverse effect on our business, operating results, financial condition or prospects. For instance, our revenues for the six months ended December 31, 2010 and three months ended March 31, 2011 were adversely affected by vendor supply issues, which we believe was due to reduced vendor staffing and their inability to respond to our orders coupled with our inadequate cash flow which resulted in certain vendors requiring terms to be cash in advance.

Our dependence on third party suppliers for key components of our devices could delay shipment of our products and reduce our sales.

We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of batteries and battery components and other miscellaneous customer parts for our products. We also do not have long-term agreements with any of our suppliers and there is no guarantee that supply will not be interrupted. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.

Customers for our products include, and may include in the future, federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.

Our resources may be insufficient to manage the demands imposed by our growth.

We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, and our ability to implement successful enhancements to our management, marketing and sales team and technology personnel.

Our success is dependent on protecting our intellectual property rights.

We rely on a combination of patent, copyright, trademark and trade secret protections to protect our proprietary technology. Our success will, in part, depend on our ability to obtain trademarks and patents. We license one patent and hold three trademarks registered with the United States Patent and Trademark Office and have five patent applications filed. We cannot assure you that these trademarks and patents will not be challenged, invalidated, or circumvented, or that the rights granted under those registrations will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position, but we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We may be exposed to liability for infringing intellectual property rights of other companies.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our stockholders.

At June 6, 2011, our directors and executive officers controlled at least 61.0% of our outstanding shares of common stock that are entitled to vote on all corporate actions. In particular, our controlling stockholder, Chairman and Chief Executive Officer, Ki Nam, together with his children, owns 29.3% of the outstanding shares of common stock and Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively, “Vision”) owns 31.7%. Vision and Mr. Nam were also among the major investors that, as part of our recent public offering, were granted certain contractual rights regarding dilutive financings and certain change of control transactions, and together with their common stock holdings, could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer, or prevent others from initiating a potential merger, takeover, or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

Risks Relating Ownership of Our Securities

If a significant public market for our common stock develops, we expect to experience volatility in the price of our common stock. This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.

If a significant public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the foreseeable future, primarily due to a number of factors, including:

•	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of technological innovations or new products by us or our competitors;

•	the timing and development of our products;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	liquidity;

•	actions by our stockholders;

•	changes in our cash flow from operations or earning estimates;

•	changes in market valuations of similar companies;

•	our capital commitments; and

•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price.

As of June 8, 2011, 12,880,978 shares of common stock, warrants for the purchase of 4,942,557, 4,942,557, 831,373, 198,764, 12,000 and 27,478 shares of common stock at an exercise price of $3.00, $3.50, $5.00, $7.00, $15.40 and $16.50 per share, respectively, are outstanding.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 1,017,000 shares of our common stock underlying options granted or to be granted to our officers, directors, employees and consultants. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations. As of May 31, 2011, there were 966,350 options outstanding, of which 330,808 were vested.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 150,000,000 shares of common stock and 20,000,000 shares of preferred stock. Our board of directors is entitled to issue shares of preferred stock with rights, preferences and privileges that are senior to our common stock. The power of the board of directors to issue additional securities is generally not subject to stockholder approval.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Furthermore, these financings may require the consent of a supermajority in interest of certain major purchasers of our recent Class H and Class I warrants. If we are unable to obtain such consent, we may be unable to obtain such financing and our ability to operate our business will be adversely affected.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•	authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders holding less than 25% of the outstanding voting shares from calling special meetings; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

Furthermore, certain mergers where stockholders may receive cash or non-publicly traded securities require the consent of a supermajority in interest of certain major purchasers of our recent Class H and Class I warrants. If we are unable to obtain such consent, we may be unable to obtain consummate mergers or sales of our company that may be favorable to stockholders. Such provisions could also deter potential buyers from initiating an offer.

We are responsible for the indemnification of our officers and directors, which could result in substantial expenditures.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

Our shares of common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock is listed on the NYSE Amex, LLC, (“AMEX”), but, we cannot assure that you will obtain sufficient liquidity in your holdings of our common stock.

This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non- existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	market acceptance of our products and those of our competitors;

•	our ability to attract and retain key personnel;

•	development of new designs and technologies; and

•	our ability to manage our anticipated growth and expansion.

Shares eligible for future sale may adversely affect the market.

From time to time after the date of this prospectus, certain of our stockholders may be eligible to sell all or some of their shares of our common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). There are no shares of our common stock held by non-affiliates that will become 144 eligible within three months after the date of this prospectus.

Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sale of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

There is no guarantee that our securities will remain listed on AMEX.

Our common stock is listed on AMEX. Such listing, however, is not guaranteed. If we do not meet AMEX continued listing requirements, our common stock could be delisted. Therefore, it may be difficult to sell your shares of common stock if you desire to need to sell them. Our underwriters from the recent public offering of our securities are not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active or liquid trading market in our securities will develop or, if developed, that the market will continue.

Our liquidity of our common stock and market capitalization could be adversely affected by the recent reverse stock split.

We recently consummated a 1-for-10 reverse stock split on May 16, 2011. The reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in our price per share and overall market capitalization. If the per share market price does not increase proportionately as a result of the reverse stock split, then our value as measured by our market capitalization will be reduced, perhaps significantly.

CAUTIONARY LANGUAGE REGARDING
FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This Prospectus contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on current information and expectations, and involve risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those factors, in the “Risk Factors” section and elsewhere in this prospectus, among other factors.

All statements, other than statements of historical facts, included in this prospectus regarding the Company’s growth strategy, expansion and development plans, future operations, financial position, estimated revenue or losses, projected costs, prospects and plans and objectives of management are forward-looking statements. When used in this prospectus, the words “will,” “may,” “should,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. The Company undertakes no obligation to update any forward-looking statements or other information contained herein, unless otherwise required by law. Potential investors should not place undue reliance on these forward-looking statements. The Company cannot guarantee future results or that its plans, intentions or expectations will be achieved. The Company discloses important factors that could cause the Company’s actual results to differ materially from its expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf. See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

The market data included in this prospectus concerning our business and markets, is estimated and based on data available from independent market research firms, industry trade associations or other publicly available information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered under this prospectus will be for the account of the selling stockholders, as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” The selling stockholders are not obligated to exercise their warrants and we cannot predict whether holders will choose to exercise all or any of their warrants or if they will do so for cash or on a cashless basis. In the event that all of the warrants are exercised for cash, we will receive gross proceeds of approximately $38.3 million.

With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $100,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. In addition, we are subject to several covenants under our debt arrangements that place restrictions on our ability to pay dividends. Other than such restrictions, the payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our Board of Directors may deem relevant.

PRICE RANGE OF COMMON STOCK

Market Information

Since May 16, 2011, our common stock has been listed on the AMEX under the symbol, “TTTM.” Prior to that time, our common stock was listed on the OTC Bulletin Board under the symbol “TMMM” since December 6, 2009. Prior to December 6, 2009, there was no public market for our common stock. The following table sets forth the range of high and low sales prices per share as reported on the AMEX or OTC Bulletin Board for the periods indicated. All prices assume the one-for-10 reverse stock split which took place on May 16, 2011.

	High		Low

2011
First Quarter	$4.00	–	$3.00
Second Quarter (through June 8, 2011)	$9.80	–	$3.10
2010
Fourth Quarter	$7.00	–	$3.00
Third Quarter	$10.10	–	$2.70
Second Quarter	$10.00	–	$2.50
First Quarter	$20.00	–	$8.90
2009
Fourth Quarter (from December 6, 2009)	$20.00	–	$12.50

SELLING STOCKHOLDERS

We are registering for resale shares of common stock that we issued upon conversion of preferred stock, units of common stock and warrants that were issued upon the conversion of certain debentures, and shares of common stock underlying these and other outstanding warrants. We are registering the securities to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the securities when and as they deem appropriate in the manner described in the “Plan of Distribution.” The selling stockholders have not had any material relationship with us within the past three years, other than the ownership of the securities registered hereby and unless otherwise indicated by footnote.

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of our common stock and/or warrants that the selling stockholders beneficially owned prior to the offering for resale of the securities under this prospectus,

•	the maximum number of shares of our common stock and/or warrants that may be offered for resale for the account of the selling stockholders under this prospectus, and

•	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

	Beneficially				Percentage of
	Owned		Shares to be	Warrants	Outstanding
	Shares		Sold	to be Sold	Beneficially
	Before		in the	in the	Owned After
Selling Security Holder	Offering		Offering	offering	Offering

Vision Opportunity Master Fund, Ltd.(1)	5,791,232	(2)	5,277,610 (2)	1,138,885 Class H warrants 1,138,885 Class I warrants	38.2%
Vision Capital Advantage Fund, L.P.(1)	568,960		479,222		4.4%
Ki Nam(3)	5,269,058	(4)	2,363,536 (4)	632,243 Class H warrants 632,243 Class I warrants	36.4%
Roger Andrews Living Trust(5)	17,990	(6)	17,990		*
Randy Andrews Living Trust(7)	17,990	(8)	17,990		*
Ty Richmond	11,244	(9)	11,244		*
Suzanne Murphy Trust(10)	56,217	(11)	56,217		*
Gordon Gray Trust(12)	56,217	(13)	56,217		*
Total Force International(14)	800,000	(15)	400,000		6.0%
Sean Gwak Investment(16)	359,787	(17)	359,787		2.8%
EmberClear Corporation(18)	382,399	(19)	198,764		2.9%
Global Capital(20)	12,000	(21)	12,000		*
Kanatsiz Communications, Inc.(22)	5,000	(23)	5,000		*

*	Less than 1%.

(1)	Vision Opportunity Master Fund, Ltd. (the “VOMF”) and Vision Capital Advantage Fund, L.P. (“VCAF”) are the direct owners of the subject securities. VCAF GP, LLC (the “General Partner”) serves as general partner of VCAF; the Managing Member of the General Partner is Adam Benowitz. Vision Capital Advisors, LLC (the “Investment Manager”) serves as investment manager to VOMF and VCAF. Adam Benowitz is the Managing Member of the Investment Manager. Robert Thomson currently serves as VOMF’s and VCAF’s representative on our board of directors. VOMF, VCAF, the Investment Manager, the General Partner, Mr. Benowitz and Mr. Thomson and any affiliate (the “Vision Entities”) disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Vision Entities are the beneficial owner of the shares for purposes of Section 16 of the Exchange Act or for any other purpose.

(2)	Includes 2,277,770 shares issuable upon exercise of VOMF’s Class H and Class I warrants.

(3)	This number includes 2,715,523 shares of common stock comprised of 876,199 shares of common stock, registered in this prospectus, warrants to purchase 1,487,336 shares of common stock held by The Nam Family Trust Dated 02/17/07, Ki Nam and Yeong Hee Nam as Trustees. This number also includes 90,000 shares of common stock held by Justin Nam, who is the son of this stockholder. Further, this number does not include 90,000 shares of common stock held by Michelle Nam, who is the daughter of this stockholder.

(4)	Includes 1,264,486 shares issuable upon exercise of The Nam Family Trust’s Class H and Class I warrants.

(5)	The natural person with voting and disposition rights on behalf of the Roger Andrews Living Trust is Roger Andrews.

(6)	Includes 8,000 shares issuable upon exercise of the Roger Andrews Living Trust’s outstanding warrants.

(7)	The natural person with voting and disposition rights on behalf of the Randy Andrews Living Trust is Randy Andrews.

(8)	Includes 8,000 shares issuable upon exercise of the Randy Andrews Living Trust’s outstanding warrants.

(9)	Includes 5,000 shares issuable upon exercise of Ty Richmond’s outstanding warrants.

(10)	The natural person with voting and disposition rights on behalf of the Suzanne Murphy Living Trust is Suzanne Murphy.

(11)	Includes 25,000 shares issuable upon exercise of the Suzanne Murphy Trust’s outstanding warrants.

(12)	The natural person with voting and disposition rights on behalf of the Gordon Gray Living Trust is Gordon Gray.

(13)	Includes 25,000 shares issuable upon exercise of the Gordon Gray Trust’s outstanding warrants.

(14)	The natural person with voting and disposition rights on behalf of Total Force International is Sam Lee.

(15)	Includes 400,000 shares issuable upon exercise of Total Force International’s outstanding warrants.

(16)	The natural person with voting and disposition rights on behalf of the Sean Gwak is Sean Gwak.

(17)	Includes 160,000 shares issuable upon exercise of Sean Gwak Investment’s outstanding warrants.

(18)	The natural person with voting and disposition rights on behalf of EmberClear Corporation is David Anderson.

(19)	Includes 198,764 shares issuable upon exercise of EmberClear Corporation’s outstanding warrants.

(20)	The natural person with voting and disposition rights on behalf of Global Capital is George Logan.

(21)	Includes 12,000 shares issuable upon exercise of Global Capital’s outstanding warrants.

(22)	The natural person with voting and disposition rights on behalf of Kanatsiz Communications, Inc. is Sinan Kanatsiz.

(23)	Includes 5,000 shares issuable upon exercise of Kanatsiz Communications, Inc.’s outstanding warrants.

PLAN OF DISTRIBUTION

We are required to pay certain fees and expenses that we incur incident to the registration of the securities for resale. As used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders may, from time to time, sell any or all of their securities on the AMEX or any other market on which the price of our shares of common stock are quoted or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8.0%).

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

BUSINESS

Overview

T3 Motion designs, manufactures and markets personal mobility vehicles powered by electric motors. Our initial product is the T3 Series, which is a three wheel, electric stand-up vehicle (“ESV”) powered by a quiet, zero-gas emission electric motor that is designed specifically for public and private security personnel. Substantially all of our revenues to date have been derived from sales of the T3 Series ESVs and related accessories.

The T3 Series has received recognition for its iconic design, including the Innovation Award for Best Vehicle at the 2007 International Association of Chiefs of Police (“IACP”) Convention and the Spark Award in the Vehicle Mobility category at the 2007 International Spark Design Awards. The T3 Series has been featured on television and print media being deployed by professionals in law enforcement and the private security industry due to its innovative design and convenient access. The elevated nine inch raised platform provides the officer with a command presence, allowing the public to be aware of the officer’s presence, while providing the officer with a better vantage point to evaluate any situation. By using a T3 Series ESV, an officer can effectively patrol a larger area than on foot or riding a bicycle, and enables the officer to safely and quickly maneuver in crowded pedestrian areas or other areas where cars and other standard modes of transportation cannot access easily, if at all. The T3 Series also improves the officer’s approachability with the public as a result of its design and open platform that allow the officer to interact with pedestrians more easily than is possible while patrolling by automobile, motorcycle or horseback.

We were incorporated in Delaware in 2006 and introduced our first T3 Series vehicles in early 2007. We currently sell our products in the U.S. directly and through distributors, and also market our T3i Series ESV (the international version of our T3 Series) in the Middle East, Mexico, Canada, Asia, South Africa, South America and Europe.

Market and Industry Overview

Personal transportation vehicles in the United States have become a necessity with law enforcement and government agencies, university campuses, airports, shopping malls, events/promotions, military/government, and industrial areas. Personal transportation vehicles provide officers improved response times to areas that were previously unavailable to automated transportation. The security market has experienced a growing need for rapid response along with the need to control costs. Similar needs exist in the international market.

Adding to the substantial market for security in the post-9/11 world, increasing awareness of global warming is creating a rapidly growing market for clean technologies. As a zero-gas emissions electric vehicle, the T3 Series is positioned to take advantage of this trend.

In the U.S., the increase in homeland security spending since 9/11 has been substantial. The Department of Homeland Security Grant Program has awarded $1.7 billion to municipalities for equipment acquisition and emergency preparedness in 2009. We have an opportunity to capture a portion of this market created by police department purchases of police cars, associated upgrades, bicycles and other security equipment purchased with funds from the U.S. Department of Homeland Security (DHS).

Below is the list of specific markets that we believe will continue to experience growth and we intend to serve.

Law Enforcement.  As police and sheriff’s departments nationwide continue to search for cost-effective patrol solutions, T3 Motion will continue to provide solutions to this market. According to the U.S. Bureau of Justice, as of 2007, there were 1,017,984 full-time state and local law enforcement personnel. This is a decrease of 5.5% from 2004.

College and University Campuses.  According to the U.S. Department of Education 2007-2008, there were more than 4,200 higher education institutions in the United States.

High Schools.  According to the National Center for Educational Statistics, in 2008, there are over 20,620 public high schools in the U.S. According to the 2004 National School Resource Officers Survey, school crimes, violence and safety offenses remain significant issues affecting our education system.

Military and Government Agencies.  According to the Department of Defense, there were approximately 5,300 military bases and/or military warehouses globally in 2007, which includes Army, Navy, Air Force, USMC and WHS institutions. The Department of Defense also managed over 577,000 physical plants worldwide located on over 32 million acres in the U.S. and 39 foreign countries as of 2007. At least 1,000 are believed to be bases and or military installations, of which 823 are located worldwide that the U.S. operates or controls. With total military personnel deployed in the U.S. and U.S. overseas territories estimated to be over 1.4 million as of 2007, the need to provide security and other activities, including the need to move people within large areas is significant. The T3 Series is currently patrolling high-profile government facilities and military bases such as Andrews Air Force Base and the Smithsonian Institution.

Airports.  According to the U.S. Department of Transportation, in 2008 there were 19,930 airports in the U.S. Of these, there were 5,202 public use airports, 14,451 private use airports and 550 certified airports (Certified airports serve air-carriers operations with aircraft seating more than 30 passengers).

Port Security.  In the post-9/11 era, according to DHS, February 2006 press release, funding for port security has increased more than 700%. DHS spent over $1.6 billion in 2005 for port security. Additionally, in 2009, an additional $150 million of funding was approved by the DHS.

Private Security Companies.  According to the National Association of Security Companies (NASCO) 2006 Private Security Fact Sheet, private security contracting is an approximately $13 billion industry in the U.S. with 11,000 to 15,000 companies employing 1.2 million contract security officers. Contract security officers are increasingly protecting military bases and installations across the country and around the world, and are required to be first responders to any incident. The President’s National Strategy for Homeland Security estimates that these private security officers protect 85% of the country’s infrastructure, which, according to the NASCO, makes private security companies a top funding priority for the federal government.

Manufacturing and Industrial Firms.  According to the 2007 U.S. Census Bureau report there are 293,919 manufacturing establishments in the U.S. that have more than 13.3 million employees.

Shopping Malls and Parking Patrol.  According to the CoStar National Research Bureau Shopping Center Database and Statistical Model 2005, there are approximately 48,000 shopping malls in the U.S. covering more than six billion square feet of space. The malls are patrolled by private security companies. In addition to malls, there are numerous parking structures throughout the U.S. that are regularly patrolled.

We believe we have the opportunity to provide a unique security solution for these markets. The T3 Series and the T3i Series meet the patrol needs of officers with the added benefit of reducing costs of operation. The T3 Series and T3i Series cost less than 10 cents a day to charge and allow the officer to patrol a larger area than if they were walking.

Our Operations

Our principal executive offices and operations facility is located in Costa Mesa, California. Our main corporate headquarters facility located at 2990 Airway Avenue, Building A is a leased 34,000 square foot facility that is home to the executive staff and sales staff and is our main operational and manufacturing location. The facility is equipped with multiple production lines capable of producing up to 750 T3 vehicles per month. Located directly across the street at 2975 Airway is our 14,000 square feet warehouse and R&D center that is fully equipped with all of the necessary machines and equipment needed to design and build development products.

Our manufacturing activities largely consist of final assembly, testing and quality assurance. We manufacture our T3 Series at our headquarters. Our raw materials are sourced from various suppliers, both domestic and international. Currently, our electronics and wire harness assembly manufacturing, embedded digital processing application development and electronics hardware and software development occur at our headquarters and operations center. Final assembly, testing, warehousing, quality control and shipping take place at our U.S. operations center.

Our sales and marketing operations are located at our headquarters. We have agreements with numerous distributors and manufacturing representative companies giving the distributors and manufacturers’ representatives the exclusive rights to sell the T3 Series and CT Micro Car in specified geographic regions. Each agreement has a 30 day cancellation clause.

The T3 Motion, Inc. Product Line

T3 Series and T3i Series ESVs

The T3 Series and the T3i Series (the version with the headset, power modules and batteries designed for international use and compliance with international standards) are a three-wheel, front wheel drive, stand-up, electric personal mobility vehicles with a zero-gas emission electric motor. They have hydraulic disk brakes on both rear wheels that are matched with 17-inch low profile motorcycle tires for long treadwear and demanding performance. The vehicles are equipped with an LCD control panel display and utilizes high intensity LED lighting for its vertically adjustable headlights and taillights. It also features emergency lights, as well as a siren on the law enforcement model. The T3 Series and T3i Series enable the operator to respond rapidly to calls with low physical exertion. The nine-inch elevated riding platform allows 360 degrees visibility while the ergonomic riding position reduces fatigue. The zero degree turning radius makes it highly maneuverable. The T3 Series and T3i Series come standard with a lockable storage compartment for equipment and supplies.

Power Modules

The T3 Series and T3i Series have replaceable power modules that allow continuous vehicle operation without downtime required for charging. The T3 Series and T3i Series offer a variety of battery technology options in its power modules. The power modules and charger can be sold separately as replacement parts.

Accessories

Each T3 Series and T3i Series have the following accessory options:

Each T3 Series and T3i Series features reversible rear tires which enables customers to determine whether to set up their T3 or T3i Series in a wide stance (36” wide) or a narrow stance (32” wide), depending on their needs.

The side-mount External Storage Pack allows the operator to carry additional items on the vehicle. The front-mount external storage case enables the T3 Series and T3i Series to distribute parcels, documents, and cargo in indoor and outdoor narrow space environments.

The Sun Shade provides the operator protection from elements like the sun or rain.

The front and rear turn indicator system is available for international deployments and domestic up-fitting opportunities.

The on-board video camera system and digital video recorder is available for patrol tracking and incident response data.

Additional accessories include an external shotgun mount, a fitted vehicle cover, a parcel delivery trailer, and a multi-function trailer option.

We plan to continue to design and field test accessories as demand or needs arise.

Camera System

We offer multiple CCTV and camera systems including the 360-IP DN Camera, a stand-alone 360-degree camera and DVR, the Motiontrak, black-box in car video and data recording system integrated with Google maps and the TVS-4050WK, a fully wireless IP four-camera system targeted at facilities, warehouse, business districts, and campuses. They also offer the option of GPS positioning, real-time surveillance or DVR recording options.

CT Series Micro Car

The CT Micro Car, is a low-speed four-wheel electric car. Leveraging the market and brand of the T3 Series, we intend to market the CT Series using our existing sales channels in the law enforcement and private security, sectors. The CT Series offers a variety of battery technology options with varying range options. The CT Series has lighting, siren and PA system options. Our exclusive distribution agreement with manufacturing partner, CT&T dated November 24, 2008, provides us with the exclusive territories of North America for all law enforcement, government, military and security markets and the exclusive markets of all U.S. government law-enforcement and security markets. The initial term of the distribution agreement expires in November 2011, but automatically renews for additional one year terms unless we or CT&T give 90 days written notice prior to the end of any term.

Electric/Hybrid Vehicle

The Electric/Hybrid Vehicle is the newest product in development. The Electric/Hybrid Vehicle is a plug-in hybrid. The proprietary rear-wheel design features a patent-pending single, wide-stance wheel with two high-performance tires sharing one rear wheel. Due to its three-wheel design, the Electric/Hybrid Vehicle is classified as a motorcycle. The Electric/Hybrid Vehicle is expected to be released for the market in late 2011.

Future Products

We plan to introduce a series of product variants based on the initial T3 Series, the T3i Series and CT Series vehicles and the modularity of the sub-systems we have created. While both the initial T3 Series, T3i Series and the CT Series vehicles are targeted at law enforcement, security and enterprise markets, we intend to expand our base of T3 Series, T3i Series and CT Series vehicle variants by utilizing the modularity of the sub-systems to configure vehicles for specific market uses such as delivery services, personnel transport and personal mobility. As with all new development and products, we cannot guarantee that the products will make it to market and if they are released to market, whether they will be successful.

Revenue from Products

The following table presents the sales of our products, identified both by revenue amount and percentage of total revenues, for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009.

	Three Months Ended March 31,				Year Ended December 31,
	2011		2010		2010		2009
		Percentage		Percentage		Percentage		Percentage
	Net	of Net	Net	of Net	Net	of Net	Net	of Net
Product	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues

T3 Series Domestic	$723,383	73%	$1,066,579	93%	$3,842,030	82%	$3,654,290	78.7%
T3 Series International	273,179	27%	61,697	5%	840,878	18	963,911	20.8
CT Series Domestic	—	—	21,150	2%	—	—	25,821	0.5

	$996,562	100%	$1,149,426	100%	$4,682,908	100%	$4,644,022	100%

Research and Development

We emphasize on product research and development (“R&D”). For the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009, we spent $233,912, $320,506, $1,602,961 and $1,395,309, respectively, on R&D for development of products such as the CT-Series, the Electric/Hybrid Vehicle and to ensure that the T3 Series and T3i Series personal mobility vehicles are properly designed to be more effective and useful tools for the public safety and private security market. In addition, we will continue to refine and optimize all aspects of the vehicle design to maintain the high standards of vehicle performance, cost effectiveness and to continue to meet the needs of our customers.

Growth Strategies

Our mission is to become the leader in clean energy, personal, professional mobility electric stand-up vehicles, and to continue providing products that are economical, functional, safe, dependable and meet the needs of the professional end user. We plan to pursue the following growth strategies in pursuit of our mission:

•	Capitalize on broader private security opportunities. Our initial focus on the law enforcement market has increased the demand for the T3 Series and T3i Series ESV from other security markets, which may hold equal, if not greater, potential for our products. We plan to focus our marketing efforts to pursue the sale of our products into private security markets, which could include corporate campuses, manufacturing facilities, government facilities, military bases, shopping malls, airports and events/promotions.

•	Increase our branding in law enforcement. We intend to continue to build on our reputation within the law enforcement community and plan to pursue additional branding activities in this regard. We believe that maintaining a strong brand within the law enforcement community will facilitate our expansion into other private security markets.

•	Pursue international expansion. We believe the international markets represent a significant opportunity to expand our current sales. We plan to continue to expand our presence in our existing international markets, and to pursue adding new distributors to increase our sales in Asia and Europe.

•	Expand the T3 Series product line to address broader markets. We believe the modularity of our sub-systems may be used to configure additional vehicles that address the personal transportation and personal mobility requirements in existing and new markets. We plan to evaluate the expansion of our product line to leverage our technologies for additional commercial markets such as for delivery services, property management, utility and maintenance providers, in addition to any other private venue requiring security.

•	Leverage our brand into the consumer market. As we gain additional brand name recognition, we plan to leverage our brand to enter the consumer market for personal transportation. We are currently working on the development of the Electric/Hybrid Vehicle to address the consumer markets and plan to evaluate the expansion of our product line for other consumer applications.

Marketing and Distribution

We market and sell our products through our direct sales force located at our headquarters in Costa Mesa, California. We have agreements with numerous domestic and international distributors and manufacturer’s representatives, adding substantially to our direct sales force. We plan to continue to expand our international sales by engaging additional distributors in new and existing markets, particularly in Asia and Europe. Our standard distribution agreements provide for the right to distribute our vehicle and accessories within defined geographic locations and defined markets. Our distribution agreements allow the distributor to purchase our products at set prices, however, generally there is no requirement that the distributors meet a minimum order quantity. Our distribution agreements usually can be cancelled by either party upon 30 days prior written notice.

We value our customer input as we are a customer-driven company. We generally follow a fundamental approach using the following core customer interests:

•	We evaluate the available budget from the customer, building the value of the product rather than price.

•	Return on Investment (ROI). Our products have demonstrated significant operational savings over gas powered vehicles and allow the end user greater mobility and work efficiencies.

•	We strive to maintain a manufacturing process that generally holds lead times to approximately a 4 to 6 week timeframe.

•	We have an in-field swappable power system that enables our clients to operate vehicles without downtime for charging. The sustainable engineering and design was specifically tailored for the professional end user in law enforcement and private security.

•	Our vehicle has demonstrated that the iconic look and command presence has a crime deterrent ability.

•	The T3 Series and T3i Series ESVs allow the user greater mobility to maneuver through crowds and tight areas than other vehicles such as motorcycles, effectively increasing the patrol area and granting the user job efficiencies.

Sources and Availability of Raw Materials; Principal Suppliers

Currently, over 70% of our T3 Series suppliers are local suppliers who provide products and services to low volume early stage development companies. As the vehicle design has become stable and sales volumes have increased, we have begun our transition to incorporate a global supply chain. We have made significant progress in establishing relationships with suppliers who service volume production stage companies. In addition, we plan to invest in production tooling that will yield consistent high quality and lower cost parts designed to our specifications. We plan to implement our multi-source supply chain strategy in working directly with established factories within the automotive and motorcycle industry. The supply chain could include materials sourcing and subassembly operations from sources in China, South Korea and Mexico. These components will be shipped to our operations facility in Costa Mesa, California for final assembly, test, inspection, and shipments to our customers. We plan to continue to expand this multiple source supplier base to allow us to utilize both current U.S. based suppliers and newly acquired global suppliers to reduce the risks of our existing single sourced components and reduce product costs.

We do not manufacture the CT Micro Car. Fully-built versions are delivered to us from the developer and manufacturer, CT&T, a Korean electric car manufacturer. We outfit the CT Micro Car with our power management and battery technologies.

Operating and Manufacturing Strategy

Our management and engineering teams have experience working with off-shore manufacturers and believe there are advantages of partnering with reputable off-shore suppliers to access reliable manufacturing practices at lower labor cost. Our staff continuously seeks out new qualified suppliers and we evaluate suppliers for the maximum benefit that can be realized. We generally seek suppliers and manufacturers with a well established history of supplying quality products within their respective industries, a trained and experienced technical work force, state of the art facilities and knowledge of all aspects of supply chain management, operational execution, global logistics and reverse logistics.

Competition

We currently compete with other providers of personal mobility vehicle including, without limitation, Segway, California Motors-Ride Vehicles and Gorilla Vehicles, but also compete with other forms of transportation such as bicycles, horses and standard police cars.

Some of our competitors are larger than we are and may have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products.

We attempt to differentiate ourselves from our competitors by working to provide superior customer service and developing products with appealing functions targeted to our core markets of professional end users in law enforcement, private security, and government.

Intellectual Properties and Licenses

The following table describes the intellectual property owned by the Company:

Type	Name	Issued by	Description

Trademark		United State Patent and Trademark Office	Logo, brand name used on our products
Trademark		United State Patent and Trademark Office	Logo, brand name used on our products
Trademark	“ENABLING PERSONAL MOBILITY”	United State Patent and Trademark Office	Logo, brand name used on our products

We also have a patent license agreement from Evolutionary Electric Vehicles to us granting a perpetual, fully paid, transferable exclusive license to make, have made, use, improve and sell an over 10 Horsepower Brushless DC Motor for Traction (US Patent #4,882,524) with respect to products in the world. This patent covers a motor technology that we plan on fully developing and using in our products. Currently, we do not use the motors covered by this patent; however, this patented technology will be utilized in future motors that we intend to use on future products. It is still too early in the developmental phase to determine when the motor technology and products will be available for the market.

On March 21, 2008, we filed a United States Patent Application for Batteries and Battery Monitoring and Charging System. The intellectual property covered in this multi-claim patent is our proprietary power management system that is currently used on all T3 Series products.

On September 17, 2008, we filed a United States Patent Application for the Battery Powered Vehicle Control Systems and Methods. The intellectual property covered in this multi-claim patent is our proprietary control system that is currently used on all T3 Series products.

On July 27, 2009, we filed a United States Patent Application for Dual Tires on a Single Wheel (Provisional). The intellectual property covered in this patent offers enhanced stability, reduces rolling and aerodynamic resistance and increases rider safety.

On September 30, 2009, we filed a United States Patent Application for Vehicle Hood, Fenders, and Bumper (Design). Our unique design showcases custom built parts that are task specific and visually appealing.

On December 7, 2009, we filed a United States Patent Application for Rechargeable Battery Systems and Methods (Provisional). The claim covers a battery charging management system that we will deploy in our electric CT-Series and GT3 vehicle in the future. While utilizing modular technology was already used in the T3 Series vehicle , this new battery and charger system will provide more efficiency and no downtime.

We cannot assure you that any patents will be issued, or even if issued, that they will provide adequate protection for the Company’s intellectual property.

Government Approvals and Regulation

On September 17, 2008, T3 Motion completed and passed its third party lab testing to obtain its CE certification for the T3i Series product, battery, and charging system. CE is the governing regulatory body and standard for electrical products meant to be exported to the European Union, Africa, Australia, the Middle East and other foreign countries.

•	The T3i Series product has passed EMC testing for EN6100-6-1 and EN61000-6-3.

•	Batteries and chargers were found to be technically compliant with the EN55022, EN61000-3-2, EN61000-3-3, and EN55024 requirements.

•	In 2009, the Electric Vehicle 3-Wheel and Charger has passed EMC testing for EN60950-1:2006 (Information Technology Equipment Safety Standards) as well as EN6100-6-1 and EN61000-6-3 (European Standards).

On July 28, 2009, we received our GSA license number, GS-07F-0403V.

Customers

Our marketing focus includes customers that have large areas to patrol such as law enforcement, airports, hospitals, universities, security companies, property management companies, shopping malls or large corporate campuses. As of March 31, 2011, one customer accounted for approximately 39% of total accounts receivable. At December 31, 2010 and 2009, two customers accounted for approximately 51% and 36% of total accounts receivable, respectively. Two customers accounted for approximately 29% and one customer accounted for approximately 12% of net revenues for the three months ended March 31, 2011 and 2010, respectively. One customer and no single customer accounted for more than 10% of our net revenues for the years ended December 31, 2010 and 2009, respectively.

Principal Executive Offices

Our principal executive office is located at 2990 Airway Avenue, Building A, Costa Mesa, California 92626 and our telephone number is (714) 619-3600. Our website is www.T3motion.com. You should not consider the information contained on, or accessible through, our website to be part of this prospectus or in deciding whether to purchase our securities.

LEGAL PROCEEDINGS

With the exception of the following, we know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. We are also unaware of any proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial holder of more than 5% of our voting securities, or any associate of such persons, is an adverse party or has a material interest adverse to our Company.

Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO (collectively the “Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and the Company. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court denied the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. The Company agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, through monthly payments of $50,000, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and subsequent principal payments totaling $200,000 were made by the Company through December 31, 2010. The Company recorded the entire settlement amount of $493,468 as a note payable, $470,599 as a deposit on fixed assets and the remaining $22,869 as a charge to legal expense. At December 31, 2010, the remaining settlement amount of $243,468 is recorded as a note payable in the accompanying consolidated balance sheet. The Company has recorded accrued interest of $4,126 at December 31, 2010.

Commencing January 1, 2011, the Company has failed to make the scheduled payments required by the July 29, 2010 settlement agreement and stipulation for entry of judgment. The Plaintiff then filed a motion for entry of judgment pursuant to the terms of the July 29, 2010 settlement agreement, and stipulation for entry of judgment, which if granted, would cause the acceleration of all amounts owed under the settlement agreement. While the motion has been pending, the Company has made principal payments totaling $150,000. This motion is now scheduled to be heard on June 16, 2011.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers as of December 31, 2010. Also provided herein are a brief description of the business experience during the past five years of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

Name	Age	Positions Held:

Ki Nam	51	Chief Executive Officer and Chairman
Kelly J. Anderson	43	Executive Vice President, Chief Financial Officer and President
Noel Chewrobrier	46	Vice President International Sales
Dave Fusco	60	Vice President Domestic Sales
David Snowden	66	Director
Steven Healy	50	Director
Mary S. Schott	50	Director
Rob Thomson	34	Director

Biographical Information

Ki Nam, Chief Executive Officer has served as Chief Executive Officer of T3 Motion since March 16, 2006. Mr. Nam founded Paradigm Wireless Company in 1999, a supplier of quality wireless equipment to the telecom industry, and Aircept founded in 2000, a leading developer, manufacturer, and service provider in the Global Positioning System (GPS) marketplace. In 2001, Mr. Nam founded Evolutionary Electric Vehicles (EEV) to provide high performance motor-controller packages to the emerging hybrid and electric vehicle market. Prior to founding his own companies, Mr. Nam co-founded Powerwave Technologies, Inc., a publicly-held company, where he held the position of Executive Vice President, Business Development. We believe Mr. Nam is qualified to serve as a director as a result of his insight, detailed understanding of electric vehicles and our technologies, and information related to the Company’s strategy, operations, and business. As founder of T3 Motion, his vision and know-how have been instrumental in the development of our products and business. His prior experience as the Chief Executive Officer of EEV and his experience at Powerwave Technologies, Inc. also have afforded him with strong leadership skills and a broad technology background.

Kelly J. Anderson, has been the President since April 2010 and Executive Vice President, Chief Financial Officer since March 2008 and served as a director of the Company from January 2009 until January 2010. From 2006 until 2008, Ms. Anderson was Vice President at Experian, a leading credit report agency. From 2004 until 2006, Ms. Anderson was Chief Accounting Officer for TripleNet Properties, G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund, LLC, and Chief Financial Officer of NNN 2003 Value Fund, LLC and A REIT, Inc., all of which were real estate investment funds managed by TripleNet Properties. From 1996 to 2004, Ms. Anderson held senior financial positions with The First American Corp., a Fortune 500 title insurance company.

Noel Chewrobrier has been Vice President of International sales, since 2007. Over the past 15 years Noel has held various senior executive sales management positions at various technology companies located in the UK and in the U.S., at the following companies: Tecan UK and USA (Executive Vice President from 1995 to 2004, and President from 2004 to 2007); Homark Ltd. (Global Sales Manager from 1989 to 1995); and Fast Moving Consumer Goods (Sales and Marketing Regional Manager from 1986 to 1995).

David Fusco, was named Vice President, Domestic Sales, on October 1, 2010. Over the past 25 years David has held senior executive sales management positions at Texas Instruments, Compaq Computer, and Hewlett-Packard. From 2006 to October 2010, David founded Andal Holdings, LLC, and provided sales and management consulting services to a variety of companies. David holds a B.S. degree from Miami University in Oxford, OH.

David Snowden, has served as a director of the Company since 2007, Mr. Snowden has been the Chief of Police of Beverly Hills for the past seven years. He has over 40 years of professional experience including holding positions as Chief of Police for Beverly Hills (current), Costa Mesa (1986-2003), and Baldwin Park (1980-1986). Chief Snowden has held numerous Presidential positions including Police Chief’s Department of the League of Cities (1993), Orange County Chief’s and Sheriff’s Association (1990) and was Chairman of the Airbourne Law Enforcement. Chief Snowden was inducted to the Costa Mesa Hall of Fame in 2003 and was voted top 103 most influential persons on the Orange Coast for 12 years. We believe Mr. Snowden is suited to serve as a director of T3 Motion due to his deep experience in and understanding of the law enforcement industry, and his contacts within that industry. Mr. Snowden’s experience and background with police departments and municipalities has enabled the Board and the Company to better understand the needs and interests of some of our primary clients.

Steven Healy, has served as a director of the Company since 2007, Mr. Healy has been the Director of Public Safety at Princeton University since 2003, and was the President of the International Association of Campus Law Enforcement Administrators (IACLEA) until June 2007. He has served as a member of the IACLEA Government Relations Committee for the past 10 years and is active with issues regarding the Clery Act. Chief Healy was recently appointed by the governor of New Jersey to serve on the state’s Campus Security Task Force. Prior to his position at Princeton University, Mr. Healy was the Chief of Police at Wellesley College in Wellesley, MA. He also served as Director of Operations at the Department of Public Safety at Syracuse University. During his tenure at Wellesley College, Chief Healy was the IACLEA North Atlantic Regional Director and President of the Massachusetts Association of Campus Law Enforcement Administrators. We believe Mr. Healy is suited to serve as a director of T3 Motion due to his experience in private security markets, and in particular with campus security issues, as well as his understanding of law enforcement, in general.

Mary S. Schott, has served as a director of the Company since 2009, has over 25 years experience in the accounting finance functions with extensive experience in finance and accounting compliance and systems including Sox applications. Ms. Schott has been the Chief Financial Officer of San Manuel Band of Serrano Mission Indians since 2008. A CPA and MBA, Ms. Schott served as Chief Accounting Officer of First American Title Insurance Company, a division of First American Corporation for three years and held various finance and accounting functions for the previous 17 years at First American. Ms. Schott was the President and Treasurer of the First American Credit Union for eight years. We believe Ms. Schott is qualified to serve as a director due to her experience as a Chief Financial Officer of a public company and as a CPA and MBA, as well as her ability to understand any technical financial issues that may be raised by our independent registered public accounting firm from time to time. Ms. Schott has extensive knowledge and background relating to accounting and financial reporting rules and regulations, as well as internal controls and business processes.

Rob Thomson, has served as a director of the Company since 2010, Mr. Thomson has been a Director at Vision Capital Advisors, LLC since 2007, a New York based private equity manager, where he oversees the firm’s growth equity investments in consumer retail, industrials, and homeland defense and security companies. Vision Capital Advisors LLC is the manager of two funds that hold debt and equity securities of the Registrant — Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Funds LP. At Vision, Mr. Thomson manages investment opportunities for the funds and works closely with its portfolio companies in executing their growth plans. He currently sits on the Board of Directors for Juma Technology Corp., a converged network integrator and software developer based in New York that trades on the OTC Bulletin Board and Microblend Technologies, Inc., a private company that is a developer of automatic paint creation systems for retailers. From 2005 to 2007, Mr. Thomson was the Managing Director of The Arkin Group, LLC in charge of operations, financial management and growth strategies for this international business intelligence firm. Mr. Thomson has an MBA from the Harvard Business School and a B.A. degree from Haverford College. He has studied Chinese language and history at Nankai University in China and Tunghai University in Taiwan. Mr. Thomson is also a term member at the Council on Foreign Relations. We believe Mr. Thomson is qualified to serve on our board as a result of his broad experience advising other emerging growth companies and experience with other companies in our target markets. Mr. Thomson also has a deep understanding of capital markets, mergers and acquisitions, business restructuring, business development, as well as fundraising and investment strategies.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer, and members of the board of directors. Our Code of Conduct and Ethics will be available on our website at www.t3motion.com. A copy of our code of conduct and ethics will also be provided to any person without charge, upon written request sent to us at our offices located at 2990 Airway Avenue, Building A, Costa Mesa, California 92626.

Material Changes to the Procedures by which Security Holders May Recommend Nominees to the Board of Directors

There have been no material changes to the procedures by which security holders may recommend nominees to the Board of Directors.

Director Independence

Our common stock, units, Class H warrants and Class I warrants are listed on the AMEX. Under the rules of the AMEX, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the closing of its initial listing in the AMEX. In addition, the rules of AMEX require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. The Board has concluded that Ms. Schott, Mr. Snowden and Mr. Healy each qualify as independent directors under both the listing standards of the AMEX and Rule 10A-3 under the Exchange Act.

Board Committees

Our Board has an audit committee, a compensation committee and a nominating committee, each of which has the composition and the responsibilities described below.

Audit Committee.  Our audit committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is authorized to, among other things, to assist the Board’s oversight of the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditors; and

•	the performance of the Company’s auditor qualifications and the work of our independent auditors.

Our audit committee currently consists of Mary Schott (Chairperson) and Dave Snowden.

Compensation Committee.  Our compensation committee oversees, and makes recommendations to the Board regarding the annual salaries and other compensation of the Company’s executive officers, the Company’s general employee compensation and the Company’s other compensation policies and practices. The compensation committee is also responsible for administering the Company’s 2007 Plan and 2010 Plan. Our compensation committee currently consists of Mary Schott (Chairperson) and Steven Healy.

Nominating Committee.  Our nominating committee assists the Board in reviewing and recommending nominees for election as directors, as well as establishing procedures to address stockholder proposals and the structure of the board and its committees. The members of our nominating committee are Dave Snowden (Chairman) and Steven Healy. Our board of directors may from time to time establish other committees.

Director Compensation

The Company pays each of its outside directors a $20,000 cash retainer for the director’s participation on the Board and its committees. The Board pays no additional fees for attending meetings or telephone conferences. The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for 2010.

	Fees Earned or	Option
	Paid in Cash ($)	Awards ($)(1)	Total ($)

Ki Nam(2)	$—	$—	$—
Steven Healy	20,000	18,390	38,390
David Snowden	20,000	18,390	38,390
Mary S. Schott	20,000	18,390	38,390
Robert Thomson	— (3)	18,390 (4)	18,390

(1)	Amounts represent the aggregate grant date fair value of the stock or option award calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, as amended, without regard to estimated forfeitures, or, with respect to re-priced options. See Note 11 of the notes to our audited consolidated financial statements for a discussion of valuation assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)	Mr. Nam does not receive compensation for serving as a director of the Company. His compensation for serving as an officer of the Company is reflected in the table titled “Summary Compensation Table.”

(3)	Mr. Thomson has waived his annual cash retainer Board fee for 2010.

(4)	Such options will be assigned to Vision Capital Advisors or its affiliates.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the years ended December 31, 2010 and 2009 by our Chief Executive Officer (principal executive officer), (i) our Chief Financial Officer (principal accounting officer), (ii) our two most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 in 2010, and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

Executive Compensation — Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)(1)	($)(2)	($)

Ki Nam,	2010	$190,000	—	—	$114,900	—	$304,900
Chief Executive Officer	2009	150,000	—	—	—	—	150,000
and Chairman(2)
Kelly J. Anderson,	2010	187,962	—	—	229,800	—	417,762
Executive Vice President,	2009	175,000	—	—	—	—	175,000
President and
Chief Financial Officer

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2010 and 2009 with respect to stock options granted, as determined pursuant to the accounting standards. The option awards fair values for 2010 was $3.80 per share. There were no grant awards during 2009.

(2)	Pursuant to Mr. Nam’s employment agreement, his annual salary is $190,000, commencing January 1, 2010. Mr. Nam has elected to defer payment of his increase until the completion of the Company’s next round of financing, which may include this offering.

Employment Agreements

Ki Nam

The Company entered into a written employment agreement with Mr. Ki Nam on August 13, 2010 in which it agreed to employ Mr. Nam during the term hereof as its Chief Executive Officer. The initial term of Mr. Nam’s employment expires on December 30, 2011, but the agreement automatically renews, annually, upon the terms and conditions set forth in this agreement unless terminated by either party by giving written notice 60 days prior to the expiration of the then term.

For the period of one year commencing on January 1, 2010, the Company shall pay Mr. Nam a base salary of $190,000 per annum. During his employment and any renewal or extension period thereafter, Mr. Nam shall be entitled to receive, on March 15 of each calendar year, an annual bonus based upon an approved budget by the Company’s board of directors and/or its compensation committee.

If the Board determines that the Company does not have sufficient cash available to make the above described cash obligations, the Board may, in its discretion, make such payments in stock, but at no time shall the cash payment due under the cash obligation fall below one third of the payment obligation. Mr. Nam shall be eligible to participate in any compensation plan or program (401(k) plan and stock option plan) maintained by the Company in which other executives or employees of the Company participate, on similar terms. The Company shall provide to Mr. Nam and his family, during the employment with coverage under all employee medical, dental and vision benefit programs, plans or practices adopted by the Company and made available to all employees of the Company. Mr. Nam shall be entitled to four weeks paid vacation in each calendar year (but no more than ten consecutive business days at any given time).

The Company may terminate Mr. Nam’s employment at any time for any reason. If Mr. Nam’s employment is terminated by the Company other than for Cause (as defined in such agreement), Mr. Nam shall receive a severance payment equal to twelve months’ base salary and twelve months’ benefits, and any earned and/or accrued bonus, as in effect immediately prior to such termination, payable in accordance with the ordinary payroll practices of the Company, but not less frequently than semi-monthly following such termination of employment. In the event that Mr. Nam’s employment is terminated (i) by the Company for Cause; (ii) by Mr. Nam on a voluntary basis; (iii) as a result of Mr. Nam’s permanent disability; or (iv) by Mr. Nam’s death, he or his estate shall only be entitled to receive base salary and bonuses already earned and accrued through the last day of his employment. In the event of termination by Mr. Nam’s death or permanent disability, all such benefits identified under the employment agreement shall be maintained and in effect for twelve (12) additional months by the Company. Any and all such unvested benefits (i.e. 401(k), restricted stock or stock options) shall immediately vest.

If Mr. Nam’s employment with the Company is terminated by the Company (other than upon the expiration of the Employment terms, for Cause, or by reason of disability, or upon Mr. Nam’s death) at any time within ninety (90) days before, or within twelve (12) months after, a Change in Control of the Company (as defined in such agreement), or if Mr. Nam’s employment with the Company is terminated by him for good reason (as defined in such agreement) within six (6) months after a Change in Control, or if Mr. Nam’s employment with the Company is terminated by Mr. Nam for any reason, including without Good Reason, during the period commencing six (6) months after a Change in Control and ending twelve (12) months after a Change in Control, then the Company shall pay to Mr. Nam: (i) any accrued, unpaid base salary payable as in effect on the date of termination, (ii) any unreimbursed business expenses and (iii) a severance benefit, in a lump sum cash payment, in an amount equal to: (A) Mr. Nam’s annual rate of base salary, as in effect as of the date of termination, plus Mr. Nam’s target bonus for the fiscal year of the Company in which the date of termination occurs.

In the event Mr. Nam is entitled to the severance benefits, each stock option exercisable for shares of Company common stock granted under the Company’s stock incentive plan that is held by Mr. Nam, if then outstanding, shall become immediately vested and exercisable with respect to all of the shares of Company common stock subject thereto on the date of termination and shall be exercisable in accordance with the provisions of the Company’s stock incentive plan and option agreement pursuant to which such option was granted. In addition, in the event Mr. Nam is entitled to severance benefits, a restricted stock award and restricted shares of the Company common stock granted under the Company’s stock incentive plan that is held by Mr. Nam that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the date of termination.

Mr. Nam shall not, without the prior written consent of the Company, use or make accessible to any other person, any confidential information pertaining to the business or affairs of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by applicable law.

Mr. Nam has also agreed for the two years following his termination of employment, he and his affiliates will not directly or indirectly, through any others person, (i) employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to the termination date, an employee or consultant of the Company, (ii) cause such individual to terminate or refrain from renewing or extending his or his employment by or consulting relationship with the Company, or (iii) cause such individual to become employed by or enter into a consulting relationship with the Company and its affiliates or any other individual, person or entity.

Mr. Nam and his affiliates also shall not solicit, persuade or induce any customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, performed, manufactured, marketed or sold by the Company or any other person. Mr. Nam and his affiliates shall not solicit, persuade or induce any supplier to terminate, reduce or refrain from renewing or extending his, his or its contractual or other relationship with the Company. During the term of his employment, Mr. Nam shall not engage or assist others to engage in a competing business.

Kelly Anderson

The Company entered into a written employment agreement with Kelly Anderson, on April 17, 2010. The term of this agreement continues until December 30, 2011 but it automatically renews for an additional one year period unless either the Company or Ms. Anderson give the other party written notice of at least 60 days prior to the expiration of the then term. Pursuant to this agreement, Ms. Anderson’s base salary for the first year of the agreement is $190,000 per year, and she is eligible to receive an annual bonus based upon an approved budget and other requirements as established from time to time by the Company’s Board of Directors and/or its Compensation Committee. If the Board determines that the Company does not have sufficient cash available to make the foregoing cash obligations, the Board may, in its discretion, make such payments in stock, but at no time shall the cash payment due under the cash obligation fall below one third of the foregoing payment obligation to Ms. Anderson.

While the Company may terminate Ms. Anderson’s employment at any time for any reason, if Company terminates her employment for other than for Cause (as defined in such agreement), she shall receive (a) a severance payment equal to six (6) months’ of her then Base Salary; (b) continuation of her insurance benefits for six (6) months following her termination; and (c) any earned and/or accrued bonus, as in effect immediately prior to such termination, payable in accordance with the ordinary payroll practices of the Company, but not less frequently than semi-monthly following such termination of employment.

In the event (i) the Company terminates Ms. Anderson’s employment for Cause (as defined in the agreement), (ii) she voluntarily resigns from the Company; or (iii) her termination is as a result of her Permanent Disability (as defined in the agreement);or (iv) her termination is due to her death, then Ms. Anderson or her estate shall only be entitled to receive any base salary or bonus earned and accrued through the date of her termination of employment. Notwithstanding the foregoing, in the event her termination is due to her death or Permanent Disability, her salary and benefits will also continue for six months after her termination, and any of her unvested benefits (i.e. 401(k), restricted stock or stock options) shall immediately vest upon her termination.

If (a) Ms. Anderson’s employment with the Company is terminated by the Company (other than upon the expiration of her employment term under the agreements, for Cause, or by reason of a Permanent Disability, or upon Executive’s death)at any time within ninety (90) days before, or within twelve (12) months after, a Change in Control (as defined in the agreement), or (b) if she resigns for Good Reason (as defined in the agreement) within six (6) months after a Change in Control, or (c) her employment with the Company is terminated by Ms. Anderson for any reason, including without Good Reason, during the period commencing six (6) months after a Change in Control and ending twelve (12) months after a Change in Control, then the Company shall be required to pay to

Ms. Anderson the following benefits: (i) any accrued, unpaid base salary payable as in effect on her termination date; (ii) any unreimbursed business expenses; and (iii) a severance benefit, in a lump sum cash payment, in an amount equal to: (i) her annual base salary then in effect, plus her Target Bonus (as defined in the agreement) for the fiscal year of the Company during which her termination occurs.

In the event Ms. Anderson is entitled to the severance benefits under her employment agreement, all of her outstanding stock options granted under the Company’s stock incentive plan shall immediately vest and become exercisable and any restricted stock award and restricted shares of the Company common stock granted to Ms. Anderson under the Company’s stock incentive plan that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions as of her termination date.

Following her termination of employment, Ms. Anderson shall continue to be subject to certain confidentiality obligations and is also subject to certain nonsolicitation obligations contained in the agreement for two years following her termination concerning certain of the Company’s current and prior employees and consultants.

Other than such arrangements described above, we have no other formal employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2010:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
						Market	Number of	Payout Value
	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities			Shares	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			or Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Ki Nam	—	30,000	$5.00	7/21/2020	—	—	—	—
	100,000	—	7.70	12/10/2017	—	—	—	—
Kelly J. Anderson	—	60,000	5.00	7/21/2020	—	—	—	—
	13,750	6,250	6.00	3/17/2018	—	—	—	—
	10,417	9,583	5.00	11/13/2018	—	—	—	—

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of stock options and stock vested held by the executive officers during the year ended December 31, 2010:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Ki Nam	—	$—	—	$—
Kelly J. Anderson	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and as to the security and percentage ownership of each executive officer and director of the Company and all officers and directors of the Company as a group as of June 2, 2011.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed below is 2990 Airway Ave., Building A., Costa Mesa, California 92626.

	Number of	Percentage of
	Shares of	Shares of
	Common Stock	Common Stock
	Beneficially	Beneficially
Name of Beneficial Owner and Address	Owned(1)(2)	Owned

Executive Officers and/or Directors:
Ki Nam	5,269,058(3)	36.4%
Kelly Anderson	28,333(4)	*
David Snowden	10,000(5)	*
Steven Healy	10,000(6)	*
Mary S. Schott	10,000(7)	*
Robert Thomson	6,360,192(8)	41.9%
5% Stockholders:
Vision Opportunity Master Fund, Ltd.	5,791,232(9)	38.2%
Total Force International Limited	800,000(10)	6.0%
Vision Capital Advantage Fund	568,960(11)	4.5%
All Executive Officers and Directors as a Group (7 persons)	11,687,583(12)	69.5%

*	Holders hold less than 1%.

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	As of June 2, 2011, there were 12,880,977 shares of common stock issued and outstanding;

(3)	This number includes 3,681,722 shares of common stock, warrants to purchase 1,487,336 shares of common stock held by The Nam Family Trust Dated 02/17/07, Ki Nam and Yeong Hee Nam as Trustees. This number also includes 90,000 shares of common stock held by Justin Nam, who is the son of this stockholder. Further, this number does not include 90,000 shares of common stock held by Michelle Nam, who is the daughter of this stockholder. This amount includes 100,000 shares subject to an option to purchase common stock. Thus, the percentage of common stock beneficially owned by Mr. Nam is based on a total of 14,468,313 shares of common stock.

(4)	This number includes options to purchase 28,333 shares of common stock held by Ms. Anderson. Thus, the percentage of common stock beneficially owned by Ms. Anderson is based on a total of 12,909,310 shares of common stock.

(5)	This number includes options to purchase 10,000 shares of common stock held by Mr. Snowden. Thus the percentage of common stock beneficially owned by Mr. Snowden is based on a total of 12,890,977 shares of common stock.

(6)	This number includes options to purchase 10,000 shares of common stock held by Mr. Healy. Thus the percentage of common stock beneficially owned by Mr. Healy is based on a total of 12,890,977 shares of common stock.

(7)	This number includes options to purchase 10,000 shares of common stock held by Ms. Schott. Thus the percentage of common stock beneficially owned by Ms. Schott is based on a total of 12,890,977 shares of common stock.

(8)	Robert Thomson has been designated by VOMF to our board of directors. The reported securities are owned directly by VOMF and its affiliate VCAF, and Mr. Thomson has no direct interest in these shares. VOMF and VCAF are the direct owners of the subject securities. The General Partner serves as general partner of VCAF; the Managing Member of the General Partner is Adam Benowitz. The Investment Manager serves as investment manager to VOMF and VCAF. Adam Benowitz is the Managing Member of the Investment Manager. Robert Thomson currently serves as VOMF’s and VCAF’s representative on our board of directors; VOMF and VCAF may be deemed a director by virtue of their right to appoint a director. The 598,360 shares listed represent the 509,764 and 88,597 common shares held by VOMF and VCAF, respectively, as well as (all figures given in the aggregate) the options to purchase up to 5,000 shares of our common stock, 3,479,061 shares of common stock registered in this offering and warrants to purchase 2,277,770 shares of common stock, in accordance with terms in this prospectus. Thus, the percentage of common stock beneficially owned by Robert Thomson is based on a total of 15,163,747 shares of common stock.

(9)	The reported securities are owned directly by VOMF include 509,764 common shares, as well as (all figures given in the aggregate) the options to purchase up to 3,859 shares of the Company’s common stock and 2,999,840 shares of our common stock and warrants to purchase 2,277,770 shares of common stock, registered in this prospectus,. Thus, the percentage of common stock beneficially owned by Vision Opportunity Master Fund is based on a total of 15,162,606 shares of common stock.

(10)	This number includes 400,000 shares of common stock and warrants to purchase 400,000 shares of common stock held by Total Force International Limited. Thus the percentage of common stock beneficially owned by Total Force is based on a total of 13,280,977 shares of common stock.

(11)	The reported securities are owned directly by VCAF include, 88,597 common shares, as well as (all figures given in the aggregate) the 479,222 shares of our common stock registered in this offering and options to purchase 1,141 shares of our common stock. Thus, the percentage of common stock beneficially owned by VCAF is based on a total of 12,882,118 shares of common stock.

(12)	This number includes 3,403,883 shares of common stock, 4,355,260 shares of common stock registered in this prospectus, warrants to purchase 3,765,106 shares of common stock, and options to purchase 163,333 shares of common stock held by the executive officers and directors. Thus, the percentage of common stock beneficially owned by the executive officers and directors is based on a total of 16,809,416 shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2010, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities to be	Weighted-Average	Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	649,090	$5.70	372,050
Equity compensation plans not approved by stockholders	1,069,615	$7.30	—

Total	1,718,705		372,050

2007 Stock Option/Stock Issuance Plan

The 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”) became effective on August 2007, the effective date the Board of Directors of T3 Motion approved the 2007 Plan. The maximum number of shares of common stock that may be issued over the term of the 2007 Plan is 745,000 shares.

Awards under the 2007 Plan may be granted to any of the T3 Motion’s employees, non-employee directors of T3 Motion or any of its parents or subsidiaries, and consultants and other independent advisors who provide services to T3 Motion or any of its parents or subsidiaries. Awards may consist of stock options (both incentive stock options and non-statutory stock options) and stock awards. An incentive stock option may be granted under the 2007 Plan only to a person who, at the time of the grant, is an employee of T3 Motion or a parent or subsidiary of T3 Motion.

The 2007 Plan was administered by T3 Motion’s Board of Directors, with full power to authorize the issuance of shares of the T3 Motion’s common stock and to grant options to purchase shares of T3 Motion’s common stock. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. Any or all administrative functions, however, may be delegated by the Board to a committee of the Board.

The 2007 Plan provides that in the event of a merger of T3 Motion with or into another corporation or of a “change in control” of T3 Motion, including the sale of all or substantially all of T3 Motion’s assets, and certain other events, the Board of Directors may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award and accelerate the vesting of options.

The 2007 Plan will terminate on the earlier of (i) May 15, 2017, or (ii) the date on which all 745,000 shares available for issuance under the 2007 Plan is issued, or (iii) the termination of all outstanding options in connection with a merger with or into another corporation or a “change in control” of T3 Motion. No further options may be granted under the 2007 Plan. As of December 31, 2010, there were outstanding options to purchase 366,140 shares of our common stock under the 2007 Plan.

The Board of Directors may generally amend or terminate the 2007 Plan as determined to be advisable. No such amendment or modification, however, may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2007 Plan unless the optionee or the participant consents to such amendment or modification. Also, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

2010 Stock Option/Stock Issuance Plan

The 2010 Stock Option/Stock Issuance Plan (the “2010 Plan”) became effective in January 2010, and was approved by the Company’s stockholders in June 2010. The maximum number of shares of common stock that may be issued over the term of the 2010 Plan is 650,000 shares.

Awards under the 2010 Plan may be granted to any of the employees and non-employee directors of the Company or any of its parents or subsidiaries, as well as any consultants and other independent advisors who provide services to the Company or any of its parents or subsidiaries. Awards may consist of stock options (both incentive stock options and non-statutory stock options) and stock awards. An incentive stock option may be granted under the 2010 Plan only to a person who, at the time of the grant, is an employee of the Company or its parent or subsidiary.

The 2010 Plan is administered by the Company’s Board of Directors; however, the Board may delegate such authority to a committee (“Committee”) appointed by the Board. The plan administrator may authorize the issuance of shares of the common stock and to grant options to purchase shares of common stock. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, and the exercisability of the awards.

The 2010 Plan provides that in the event of a merger of the Company with or into another corporation or of a “change in control” of the Company, including the sale of all or substantially all of the Company’s assets, and certain other events, the Board of Directors may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award and accelerate the vesting of options.

The 2010 Plan will terminate on the earlier of (i) January 26, 2020, (ii) the date on which all 650,000 shares available for issuance under the Option Plan is issued, or (iii) the termination of all outstanding options in connection with a merger with or into another corporation or a “change in control” of the Company.

The Board of Directors may generally amend or terminate the 2010 Plan as determined to be advisable. No such amendment or modification, however, may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2010 Plan unless the optionee or the participant consents to such amendment or modification. Also, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

As of December 31, 2010, there were outstanding options to purchase 282,950 shares of our common stock under the 2010 Plan.

Warrants

From time to time, we issue warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future. Such warrants are issued outside of the 2010 Plan and the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

The following reflects the related party transactions that exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years.

Accounts Receivable

As of March 31, 2011 and December 31, 2010 and 2009, the Company has receivables of $35,571, $35,722 and $28,902, respectively, due from Graphion Technology USA LLC (“Graphion”) related to consulting services rendered and/or fixed assets sold to Graphion. During 2010, the Company sold fixed assets to Graphion for a purchase price of $6,820, and there was no gain or loss recorded on the sale of the fixed assets. Graphion is wholly owned by Mr. Nam, the Company’s Chief Executive Officer. The amounts due are non-interest bearing and are due upon demand.

As of March 31, 2011, December 31, 2010 and 2009, there were outstanding related party receivables of $1,849, $0 and $6,756, respectively, which primarily relate to receivables due from Mr. Nam, which represents the rental obligation of Mr. Nam for his month-to-month lease of excess warehouse space at the Company’s facility in Costa Mesa, CA.

Fixed Assets

On December 20, 2010, the Company purchased a vehicle from Mr. Nam for $7,000 cash to be used for sales and service. The purchase price was $7,000 and was determined to be the estimated fair value of the vehicle at the time of the purchase.

Related Party Payables

From time to time, the Company purchases batteries and outsources research and development from Graphion. During the three months ended March 31, 2011 and 2010, the Company purchased no services nor parts from Graphion. During the years ended December 31, 2010 and 2009, the Company purchased $151,973 of research and development services, and $622,589 of parts, respectively, from Graphion and had an outstanding accounts payable balance of $51,973, $51,973 and $104,931 owed to Graphion at March 31, 2011 and December 31, 2010 and 2009, respectively.

Accrued Salary

As of March 31, 2011 and December 31, 2010, the Company owed Mr. Nam $50,431 and $40,000, respectively, of salary pursuant to his employment agreement which is included in accrued expenses. Mr. Nam has elected to defer payment of this amount until the next round of funding is received by the Company.

Intangible Assets

On March 31, 2008, the Company entered into a purchase agreement with Immersive, one of the Company’s stockholders, for a GeoImmersive License Agreement, pursuant to which Immersive granted the Company the right to resell data in the Immersive mapping database. The Company paid Immersive $1,000,000 for the license.

On March 16, 2009, the Company revised the terms of the agreement to revise the start of the two year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, the Company ceased amortizing the license and tested annually for impairment until the post-production of the data is complete. At December 31, 2009, management performed its annual review to assess potential impairment and deemed the intangible asset to be fully impaired, as management decided to allocate the resources required to map the data elsewhere. As a result, the remaining value of $625,000 was fully amortized as of December 31, 2009.

Notes Payable

Immersive Note

On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive. On March 31, 2008, the Company repaid $1,000,000 of the principal amount. The note was originally due December 31, 2008 and was subsequently amended so that it is secured by all of the Company’s assets.

In connection with the issuance of the promissory note, the Company issued a warrant to Immersive for the purchase of 69,764 shares of the Company’s common stock at an exercise price of $10.80 per share. The warrants are immediately exercisable. The Company recorded a debt discount of $485,897 related to the fair value of the warrants, which was calculated using the Black-Scholes Merton option pricing model. The debt discount was amortized to interest expense over the original term of the promissory note.

First Amendment to Immersive Note

On December 19, 2008, the Company amended the terms of the promissory note with Immersive to, among other things, extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010 and give Immersive the option to convert the promissory note during the pendency and prior to the closing of an equity offering into units of the Company’s securities at an original conversion price of $16.50 per unit. Each unit consists of one share of the Company’s common stock and a warrant to purchase a share of the Company’s common stock at $20.00 per share. In the event the Company issues common stock or common stock equivalents for cash consideration in a subsequent financing at an effective price per share less than the original conversion price, the conversion price will reset. The amended terms of the note resulted in terms that were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt during the year ended December 31, 2008. There was no gain or loss recognized in connection with the extinguishment. At the date of the amendment, the Company did not record the value of the conversion feature as the conversion option is contingent on a future event.

In December 2009, the Company issued 2,000,000 shares of its Series A convertible preferred stock (“Preferred Stock”) in connection with an equity offering. As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $1,802 as a debt discount and amortized such amount to interest expense through the maturity of the note on March 31, 2010. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was recorded through earnings.

As consideration for extending the terms of the promissory note in December 2008, the Company agreed to issue warrants to Immersive for the purchase of up to 25,000 shares of the Company’s common stock at an exercise price of $20.00 per share, subject to adjustment. For every three months that the promissory note is outstanding, the Company issued Immersive a warrant to purchase 5,000 shares of the Company’s common stock. During the year ended December 31, 2009, the Company issued warrants to Immersive to purchase 20,000 shares of the Company’s common stock. The Company recorded a debt discount of $139,778 based on the estimated fair value of the warrants issued during the year ended December 31, 2009. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $5.00 per share. During the year ended December 31, 2010, the Company issued the remaining 5,000 warrants under the note. The Company recorded an additional debt discount of $15,274 based on the estimated fair value of the 5,000 warrants issued during the year ended December 31, 2010.

During the years ended December 31, 2010 and 2009, the Company amortized $56,539 and $99,043, respectively, of the debt discounts to interest expense. As of March 31, 2010, prior to the second amendment to the Immersive note (see below), the debt discounts were fully amortized to interest expense.

Second Amendment to Immersive Note

On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, the Company agreed to exchange Immersive’s Class A warrants to purchase up to 69,764 shares of the Company’s common stock at an exercise price of $10.80 per share and its Class D warrants to purchase up to 25,000 shares of the Company’s common stock at an adjusted exercise price of $7.00 per share, for Class G warrants to purchase up to 69,764 shares and 25,000 shares of the Company’s common stock, respectively, each with an exercise price of $7.00 per share. The Company recorded a debt discount and derivative liability of $1,898 based on the incremental increase in the estimated fair value of the re-pricing of the 25,000 warrants. The Company recorded an additional debt discount and derivative liability in the amount of $216,811 based on the estimated fair value of the 69,764 warrants issued. The total debt discount was amortized in April 2010. The amended terms did not result in terms that were substantially different from the terms of the original note. Therefore, there was no extinguishment of debt as a result of the second amendment.

The note and accrued interest were not repaid in full by April 30, 2010. As a result, per the agreement, the maturity date was extended to March 31, 2011 and the Company issued Class G warrants to purchase up to 104,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The interest rate which compounds annually, was also amended to 15.0%. The Company recorded interest expense of $140,000 and $120,000, related to the stated rate of interest during the years ended December 31, 2010 and 2009, respectively, and had accrued interest of $110,000 and $0 at December 31, 2010 and 2009, respectively. The terms of the Class G warrants issued to Immersive are substantially similar to prior Class G warrants issued by the Company. The Company recorded a debt discount of $329,120 related to the fair value of the warrants issued. Amortization of this debt discount was $220,241 for the year ended December 31, 2010, resulting in an unamortized debt discount balance of $108,879 at December 31, 2010.

Third Amendment to Immersive Note

On March 31, 2011, Immersive agreed to extend the note to April 30, 2011. As consideration for extending the note, the Company agreed to increase the interest rate to 19% per annum compounded annually commencing on April 1, 2011.

Fourth Amendment to Immersive Note

On May 4, 2011, Immersive agreed to extend the note to May 20, 2011. All terms of the note remain the same.

On May 19, 2011, the Company paid the note in its entirety including all accrued interest.

Vision Opportunity Master Fund, Ltd. Bridge Financing

December 30, 2008 — 10% Convertible Debenture

On December 30, 2008, the Company sold $2.2 million in debentures and issued Class D warrants through a private placement to Vision Opportunity Master Fund, Ltd. (“Vision”) pursuant to a Securities Purchase Agreement. In connection with this financing, the Company recorded a debt discount of $607,819 related to the BCF of the debenture and a debt discount of $607,819 related to the relative fair value of the Class D warrants. The debt discount for the Class D warrants was calculated using the Black-Scholes-Merton option pricing model. The BCF and warrants were amortized to interest expense over the one-year life of the note. As a result of the adoption of a new accounting pronouncement on January 1, 2009, the Company recorded an additional debt discount of $859,955 which was amortized through maturity of the debentures.

On December 30, 2009, pursuant to the Exchange Agreement (see below), the Company issued to Vision and Vision Capital Advantage Fund, L.P. (“VCAF” and, together with Vision, the “Vision Parties”), shares of Preferred Stock in exchange for the delivery and cancellation of these debentures and accrued interest.

May 28, 2009 — 10% Convertible Debenture

On May 28, 2009, the Company issued to Vision, 10% Debentures with an aggregate principal value of $600,000. Additionally, Vision received Class E common stock purchase warrants, (“Class E Warrants”) to purchase up to an aggregate 30,000 shares of the Company’s common stock at an exercise price of $12.00 per share. In connection with this financing, the Company recorded a debt discount of $291,327 related to the conversion feature of the debenture and a debt discount of $201,222 related to the estimated fair value of the Class E Warrants. The debt discount for the Class E Warrants was calculated using the Black-Scholes-Merton option pricing model. The conversion feature and warrants were amortized to interest expense through the date of exchange of these debentures (see below). As noted below, these 10% Debentures were cancelled in connection with the December 30, 2009 financing with Vision. Additionally, the Class E Warrants were exchanged for shares of Preferred Stock in connection with the December 30, 2009 financing with Vision (see below).

December 30, 2009 — 10% Convertible Debenture

On December 30, 2009, the Company sold $3,500,000 in debentures and warrants to Vision through a private placement pursuant to a Securities Purchase Agreement (the “Purchase Agreement”). The Company issued to Vision, 10% secured convertible debentures (“Debentures”), with an aggregate principal value of $3,500,000.

The Debentures accrue interest on the unpaid principal balance at a rate equal to 10% per annum. The maturity date of the Debentures was December 30, 2010 (see below). At any time after the 240th calendar day following the issue date, the Debentures are convertible into “units” of Company securities at a conversion price of $10.00 per unit, subject to adjustment. Each “unit” consists of one share of the Company’s Preferred Stock and a warrant to purchase one share of the common stock. As a result of the 240th day passing, the Company recorded an additional debt discount and corresponding derivative liability in the amount of $275,676 during the year ended December 31, 2010. The Company may redeem the Debentures in whole or part at any time after June 30, 2010 for cash in an amount equal to 120% of the principal amount plus accrued and unpaid interest and certain other amounts due in respect of the Debenture. Interest on the Debentures is payable in cash on the maturity date or, if sooner, upon conversion or redemption of the Debentures. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum. The Company recorded interest expense of $350,000 and $959, related to the stated rate of interest, for the years ended December 31, 2010 and 2009, respectively, and had accrued interest of $350,959 and $959 as of December 31, 2010 and 2009, respectively.

The Purchase Agreement provides that during the 18 months following December 30, 2009, if the Company or its wholly owned subsidiary, T3 Motion, Ltd., a company incorporated under the laws of the United Kingdom (the “Subsidiary”), issue common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may participate in such Subsequent Financing in up to an amount equal to Vision’s then percentage ownership of the Company’s common stock.

The Purchase Agreement also provides that from December 30, 2009 to the date that the Debentures are no longer outstanding, if the Company effects a Subsequent Financing, Vision may elect, in its sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a “$1.00 for $1.00” basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $10.00 per share of common stock. Vision is obligated to elect the Exchange on a $0.90 per $1.00 basis (not a $1.00 for $1.00 basis) if certain conditions regarding the Subsequent Financing and other matters are met.

Also pursuant to the Purchase Agreement, Vision received Class G common stock purchase warrants (the “Class G Warrants”). Pursuant to the terms of the Class G Warrants, Vision is entitled to purchase up to an aggregate of 350,000 shares of the Company’s common stock at an exercise price of $7.00 per share, subject to adjustment. The Class G Warrants have a term of five years after the issue date of December 30, 2009.

The Subsidiary entered into a subsidiary guarantee (“Subsidiary Guarantee”) for Vision’s benefit to guarantee to Vision T3 Motion’s obligations due under the Debentures. T3 Motion and the Subsidiary also entered into a security agreement (“Security Agreement”) with Vision, under which it and the Subsidiary granted to Vision a security interest in certain of our and the Subsidiary’s property to secure the prompt payment, performance, and discharge in full of all obligations under the Debentures and the Subsidiary Guarantee.

December 30, 2009 — Exchange Agreement

On December 30, 2009, the Company also entered into a securities exchange agreement (the “Exchange Agreement”) with the Vision Parties. Pursuant to the Exchange Agreement, the Company issued to the Vision Parties an aggregate of 9,370,698 shares of Preferred Stock. 3,055,000 shares of Preferred Stock were issued in exchange for the delivery and cancellation of 10% Secured Convertible Debentures previously issued by the Company to the Vision Parties in the principal amount of $2,200,000 (issued December 30, 2008) and $600,000 (issued May 28, 2009) plus accrued interest of $255,000 (in conjunction with the issuance of Preferred Stock, the Company issued Class F warrants to purchase 611,000 shares of common stock at $7.00 per share); 2,263,750 shares of Preferred Stock were issued in exchange for the delivery and cancellation of all Class A, B, C, D, E and F warrants (which were exercisable for an aggregate of 1,097,277 shares) previously issued by the Company to the Vision Parties valued at $1,155,390, (the Company recorded a gain of $45,835 related to the exchange of the warrants for Preferred Stock); and 4,051,948 shares of Preferred Stock were issued to satisfy the Company’s obligation to issue equity to the Vision Parties pursuant to a securities purchase agreement dated March 24, 2008 and amended on May 28, 2009.

Under the Exchange Agreement, Ki Nam, the Chief Executive Officer and Chairman of the board of directors of the Company, also agreed to convert a promissory note plus the accrued interest, previously issued to him by the Company into 976,865 shares of Preferred Stock and Class G Warrants to purchase up to 195,373 shares of common stock (which warrants have the same terms as the Class G Warrants issued to Vision pursuant to the Purchase Agreement).

The Company, Mr. Nam and the Vision Parties also entered into a stockholders agreement, whereby Mr. Nam agreed to vote, in the election of members of the Company’s board of directors, all of his voting shares of the Company in favor of (i) two nominees of the Vision Parties so long as their ownership of common stock of the Company is 22% or more or (ii) one nominee of the Vision Parties so long as their ownership of common stock of the Company is 12% or more.

Amendment of December 30, 2009 10% Convertible Debenture

On December 31, 2010, the Company and The Vision Parties amended the Debenture to extend the maturity date from December 31, 2010 to March 31, 2011. All other provisions of the Debenture remained unchanged. The amended terms of the Debenture did not result in terms that were substantially different from the terms of the original Debenture, therefore there was no extinguishment of debt.

December 31, 2010 — Exchange Agreement

On December 31, 2010, the Company entered into a securities exchange agreement with Vision pursuant to which the Company exchanged 350,000 Class G Warrants into 210,000 shares of the Company’s common stock. On the date of the exchange, the warrants were classified as derivative liabilities and had an estimated fair value of $1,208,478 and the shares of the Company’s common stock were valued at the fair market price of $4.00 per share for a total value of $840,000, resulting in a gain on the transaction of $368,478, which was recorded in other income.

Debt Discounts and Amortization

The debt discount recorded on the December 30, 2009 Debentures was allocated between the warrants and conversion feature in the amount of $1,077,652 and $1,549,481, respectively. In addition, the Company recorded an additional debt discount during the year ended December 31, 2010 of $275,676 (see above). The debt discounts were amortized through the original maturity of the Debentures of December 30, 2010. During the years ended December 31, 2010 and 2009, the Company amortized $2,897,574 and $5,235, respectively, of the debt discounts to interest expense.

During the year ended December 31, 2009, the Company amortized $2,565,906 of interest expense related to debt discounts on different notes to Vision that were ultimately exchanged for shares of the Company’s Preferred Stock on December 30, 2009 (see above).

Warrant Repricing

The Company executed agreements with the Class G Warrant holders, including the Vision Entities, to reduce the exercise price of their warrants from $7.00 per share to $5.00 per share. In exchange for such lower exercise price, the warrant holders agreed to remove price-based, anti-dilution protection from their warrants.

Preferred Stock Conversion

On May 19, 2011 the Vision Entities converted all their Series A convertible preferred stock into common stock in connection with the closing of the May public offering.

Debenture Amendment and Conversion Agreement

On March 31, 2011, the Company entered into a Debenture Amendment and Conversion Agreement (the “Debenture Agreement”) with Vision to further amend the 10% Senior Secured Convertible Debenture issued to Vision in a private placement (“Debenture”) on December 30, 2009. The Agreement was the second amendment to the Debenture, following the first amendment on December 31, 2010 to extend the maturity date from December 31, 2010 to March 31, 2011.

Under the Debenture Agreement, the maturity date of the Debenture was further extended from March 31, 2011 to June 30, 2011. In addition, the conversion provisions of the Debenture were deleted in their entirety and restated. According to the amended conversion provisions, at the closing of the offering pursuant to this prospectus the Company will issue to Vision, units, each comprised of one share of the Company’s common stock, par value $0.001 per share, one warrant substantially identical to the Class H Warrants and one warrant substantially identical to the Class I Warrants, in consideration for the cancellation of $3,500,000 principal amount of the Debenture and accrued interest thereon. The number of units will equal the total amount of principal and interest accrued through the date of the closing divided by the conversion price; provided, however, that the Company will pay cash in lieu of any factional units that would otherwise be issuable upon the conversion.

The conversion is conditioned on, among other things, the execution of a registration rights agreement between the parties in which the Company would agree to register Vision’s units and securities underlying the Units and that the public offering contemplated by this prospectus shall have been declared effective and that such Units shall be trading on the NYSE Amex, LLC.

On May 2, 2011 the parties amended and restated the Debenture Agreement to provide an additional condition to the conversion, that Vision will be entitled to the registered contractual rights offered under this prospectus by entering into a contractual arrangement with the Company regarding dilutive financings and certain change of control transactions as a $500,000 Investor. On May 9, 2011 the parties again restated the Debenture Agreement to provide that the deletion of the current conversion provisions of the Debenture would not take effect until the closing of the offering. On May 19, 2011, Vision converted its note plus accrued interest into 1,138,885 shares of common stock and 1,138,885 Class H warrants and 1,138,885 Class I warrants.

Ki Nam Note

2011 Note

In April 2011, Ki Nam, our Chairman and Chief Executive Officer, advanced $300,000 to the Company in exchange for debt securities to be negotiated with the Company (“2011 Note”). We agreed with Mr. Nam that the 2011 Note would accrue interest at 12% per annum and would mature in one year. Interest payments would be due monthly. We intend to grant up to 300,000 five-year warrants to purchase common stock at $3.50 per share.

2010 Note

On February 24, 2011, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, for previous advances to the Company (“2010 Note”). The agreement allows Mr. Nam to advance up to $2.5 million for operating requirements. The note bears interest at 10% per annum. The note is due on March 31, 2012 and allows for an automatic one year extension. During the year ended December 31, 2010, Mr. Nam advanced $1,511,000 to the Company to be used for operating requirements. During October 2010, the Company repaid $390,000 of the advances, leaving a balance of $1,121,000 outstanding as of December 31, 2010. The Company recorded interest expense of $23,756 for the year ended December 31, 2010 and had accrued interest of $23,756 as of December 31, 2010. Since December 31, 2010, the Company has borrowed an additional $1,000,000 under this note.

On May 19, 2011 the Company issued to Mr. Nam, units, each comprised of one share of the Company’s common stock, par value $0.001 per share, one warrant substantially identical to the Class H Warrants and one warrant substantially identical to the Class I Warrants, in consideration for the cancellation of all principal amount of the 2010 Note and accrued interest thereon. The number of units will equal the total amount of principal and interest accrued through May 19, 2011 divided by $3.50; provided, however, that the Company will pay cash in lieu of any fractional units that would otherwise be issuable upon the conversion.

In addition, Mr. Nam entered into a contractual arrangement with the Company regarding approved rights relating to dilutive financings and certain change of control transactions as other major investors in the recently closed public offering. On May 19, 2011, Mr. Nam converted his note plus all accrued interest into 632,243 shares of common stock, 632,243 Class H warrants and 632,243 Class I warrants.

2009 Note

On March 30, 2009, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, whereby, Mr. Nam agreed to advance the Company up to $1,000,000, including $498,528 that had already been advanced by Mr. Nam for operating capital requirements through December 31, 2008. The line of credit was to remain open until the Company raised $10.0 million in equity. The note bore interest at 10% per annum. In the event the Company received (i) $10,000,000 or more in private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the loan, the note was to become immediately due and payable.

In connection with the loan agreement, the Company agreed to issue warrants to Mr. Nam for the purchase of up to 30,303 shares of the Company’s common stock, $0.001 par value per share, at an exercise price of $20.00 per share, subject to adjustment. The total number of warrants to be issued was dependent on the final amount of the loan. During the year ended December 31, 2009, the Company was advanced $414,963, including accrued interest, under the loan agreement. During the year ended December 31, 2009, 27,477 warrants were issued to Mr. Nam pursuant to the terms of the loan agreement. The Company recorded a debt discount of $246,228 related to the estimated fair value of warrants, which was to be amortized as interest expense over the term of the loan agreement. The loan was convertible during the pendency of any current open equity financing round at $16.50 per share, subject to adjustment. Upon conversion, Mr. Nam was to receive additional warrants for the purchase of up to 60,606 shares of the Company’s common stock at $20.00 per share.

In December 2009, the Company issued 2,000,000 shares of its Preferred Stock in connection with an equity offering. As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $443 as a debt discount, which was to be amortized to interest expense over the remaining term of the loan agreement. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was to be recorded through earnings at each reporting date. The change in fair value of the conversion feature was not significant for the period ended December 31, 2009.

On December 30, 2009, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Mr. Nam. Under the Exchange Agreement, Mr. Nam agreed to convert the balance of the promissory note, including accrued interest, of $976,865 into 976,865 shares of the Company’s Preferred Stock and warrants to purchase up to 195,373 shares of the Company’s common stock, exercisable at $7.00 per share, subject to adjustment. The ability for Mr. Nam to receive additional warrants for up to 60,606 shares of common stock was cancelled.

In connection with the Exchange Agreement, the Company agreed to convert Mr. Nam’s outstanding debt balance of $976,865 at $5.00 per share, which was below the adjusted conversion price pursuant to the terms of the loan agreement. Pursuant to the conversion terms of the loan agreement, Mr. Nam would have received only 31,310 shares of stock. As a result, the Company issued Mr. Nam 663,767 additional shares of the Company’s Preferred Stock in connection with his debt conversion.

As a result of the Exchange Agreement, the entire debt discount amounting to $246,671 was amortized to interest expense. In addition, as the Company issued shares to Mr. Nam in excess of the number of shares pursuant to the terms of the loan agreement, the Company recorded the fair value of the 663,767 additional shares of Preferred Stock issued as a loss on debt extinguishment. The amount recorded of $663,767 was included in other expense in the accompanying consolidated statement of operations for the year ended December 31, 2009.

Lock-Up Agreement

In connection with the Vision financing, Ki Nam, our Chief Executive Officer and Chairman of the board of directors of the Company, agreed not to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, without express prior written consent of Vision, any of our common stock equivalents of the Company until August 27, 2010; provided, however, that commencing on August 27, 2010, he may sell up to 1/24th of the shares of common stock of the Company in each calendar month through February 28, 2011.

Debt and Preferred Stock Conversion; Registration Rights;

On May 19, 2001, Mr. Nam converted the 2010 Note plus accrued interest into shares of common stock and Class H and Class I warrants. The terms of the conversion were substantially similar to the terms of Vision’s convertible debentures. Mr. Nam also converted all his (or his affiliated trust’s) preferred stock into common stock. The Company entered into a registration rights agreement with Mr. Nam to register the shares underlying the convertible notes plus shares underlying the Class H and I warrants.

Alfonso Cordero and Mercy Cordero Note

On January 14, 2011, the Company delivered a 10% unsecured promissory note (the “Note”) in the principal amount of $1,000,000 that matures on October 1, 2013 to Alfonso G. Cordero and Mercy B. Cordero, Trustees of the Cordero Charitable Remainder Trust (“Noteholder”) for amounts previously loaned to the Company in October 2010. The Note was dated as of September 30, 2010. Interest payments of $8,333 are due on the first day of each calendar month commencing November 1, 2010 and continuing each month thereafter. The Noteholder has agreed to waive payment obligations from November 1, 2010 through April 15, 2011. The Company is in negotiations to obtain additional waivers and anticipates the receipt of such waivers. The Company recorded interest expense and accrued interest of $24,777 as of and for the year ended December 31, 2010.

The Company may prepay the Note, but must prepay in full only. The Company will be in default under the Note upon: (1) failure to timely make payments due under the Note; and (2) failure to perform other agreements under the Note within 10 days of request from the Noteholder. Upon such event of default, the Noteholder may declare the Note immediately due and payable. The applicable interest rate will be upon default will be increased to 15% or the maximum rate allowed by law. The Noteholder has waived any and all defaults under the Note at December 31, 2010 and through April 15, 2011. On May 19, 2011, all outstanding interest was paid and the Company is current with all terms of the Note.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009 and financial condition as of March 31, 2011 and December 31, 2010 and 2009, should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements. When used in this prospectus, the words “may,” “will,” “should,” “would,” “anticipate,” “estimate,” “possible,” “expect,” “plan,” “project,” “continuing,” “ongoing,” “could,” “believe,” “predict,” “potential,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, availability of additional equity or debt financing, changes in sales or industry trends, competition, retention of senior management and other key personnel, availability of materials or components, ability to make continued product innovations, casualty or work stoppages at the Company’s facilities, adverse results of lawsuits against the Company and currency exchange rates. Forward-looking statements are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Readers of this prospectus are cautioned not to place undue reliance on these forward-looking statements, as there can be no assurance that these forward-looking statements will prove to be accurate and speak only as of the date hereof. Management undertakes no obligation to publically release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. This cautionary statement is applicable to all forward-looking statements contained in this prospectus.

Overview

T3 Motion, Inc. (the “Company”, “we” or “us”) was organized on March 16, 2006, under the laws of the state of Delaware. We develop and manufacture the T3 Series which are electric three-wheel stand-up vehicles that are directly targeted to the public safety and private security markets. T3 Series have been designed to tackle a host of daily professional functions, from community policing to patrolling of airports, military bases, campuses, malls, public event venues and other high-density areas. We continue to design and introduce products based on modularity of the sub systems we have created. In September 2009, we launched our second product, the CT Micro Car . The Micro Car is another product line to sell to our potential and existing customers. In June 2010, we introduced the GT3, a plug-in hybrid consumer vehicle.

Going Concern

The Company’s condensed consolidated financial statements have been prepared using the accrual method of accounting in accordance with GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant operating losses and has used substantial amounts of working capital in its operations since its inception (March 16, 2006). Further, at March 31, 2011, the Company had an accumulated deficit of $(46,625,595), a working capital deficit of $(16,545,239) and cash and cash equivalents (including restricted cash) of $154,070. Additionally, the Company used cash in operations of $(803,136) for the three months ended March 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

On May 19, 2011, the Company completed a public offering of its securities generating $11.1 million in gross proceeds (see below). In addition to this financing, management has been implementing cost reduction strategies for material, production and service costs and believes that its cash from operations, together with the net proceeds of the offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011.

Public Offering of the Company’s Equity Securities

On May 16, 2011, the Company announced that it had raised $11.1 million in a public offering of its securities. The offering closed on May 19, 2011, and the Company received net proceeds of $9,678,903 after deducting commissions and offering expenses.

The transaction resulted in the issuance of 3,171,429 units of the Company’s securities. Each unit consists of one share of the Company’s common stock, one Class H warrant and one Class I warrant. Each warrant grants the holder the right to purchase one share of the Company’s common stock. In connection with the offering, the Company effected a one-for-10 reverse stock split of its common stock, which allowed it to meet the minimum share price requirement of the AMEX. The Company has offered contractual rights to investors that either purchase $500,000 or more of our units in the offering or are converting at least $500,000 of existing securities into substantially identical units. We entered into agreements with such investors that grant them approval rights to certain change of control transactions. Such agreements also granted them approval rights, subject to certain exceptions, to financings at a per share purchase price below the exercise price of their warrants.

Debt and Preferred Stock Conversion into Common Stock and Common Stock Equivalent Securities.

In connection with the AMEX listing and the public offering, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively “Vision”); and Ki Nam, our Chief Executive Officer, converted their $3.5 million and $2.1 million debentures plus accrued interest, respectively, into 1,138,885 and 632,243 unregistered units. As with the publicly offered units, each unregistered unit consisted of one share of common stock, one Class H warrant and one Class I warrant. The shares, warrants and warrant shares underlying these units are included in this registration statement.

In connection with the AMEX listing, the Company’s preferred stockholders converted all outstanding Series A Convertible Preferred Stock into 2,872,578 shares of the Company’s common stock. Included in the conversion of the Series A Convertible Preferred Stock are shares held by Vision and Mr. Nam of 9,370,698 and 976,865, respectively, which are convertible into 2,340,176 and 243,956 shares of common stock, respectively. These shares of common stock are included in this registration statement.

1-for-10 Reverse Stock Split

The Company effected a one-for-10 reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the May public offering. All information included in this registration statement has been retroactively adjusted to reflect the effect of the reverse stock split.

Lock Up Agreement

On May 16, 2011, Vision and Ki Nam entered into lock-up agreements pursuant to which such parties have agreed not to sell any shares of our common stock for 12 months, subject to exceptions.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of these policies can be found in the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The following is an update to the critical accounting policies and estimates.

Concentrations of Credit Risk

Cash and Cash Equivalents

The Company maintains its non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides unlimited insurance coverage through December 31, 2012. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits. At March 31, 2011 and December 31, 2010, the Company did not have cash deposits in excess of the FDIC limit.

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted. The Company invests its cash in short-term money market accounts.

Restricted Cash

Under a credit card processing agreement with a financial institution, the Company is required to maintain a security deposit as collateral. The amount of the deposit is at the discretion of the financial institution and as of March 31, 2011 and December 31, 2010, was $10,000.

Accounts Receivable

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of its allowance for doubtful accounts. At March 31, 2011 and December 31, 2010 and 2009, the Company had an allowance for doubtful accounts of $47,626, $50,000 and $37,000, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

As of March 31, 2011 and December 31, 2010 and 2009, one, two and two customers accounted for approximately 39%, 51% and 36% of total accounts receivable, respectively. Two customers accounted for approximately 29% and one customer accounted for approximately 12% of net revenues for the three months ended March 31, 2011 and 2010, respectively. One customer and no single customer accounted for more than 10% of net revenues for the years ended December 31, 2010 and 2009, respectively.

Accounts Payable

As of March 31, 2011 and December 31, 2010 and 2009, three, one and no vendors accounted for approximately 31%, 10% and more that 10% of total accounts payable, respectively. Two vendors accounted for approximately 51% and 22% of purchases for the three months ended March 31, 2011 and 2010, respectively. Two vendors and no single vendor each accounted for more than 10% of purchases for the years ended December 31, 2010 and 2009, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, related party receivables, accounts payable, accrued expenses, related party payables, note payable, related party notes payable and derivative liabilities. The carrying value for all such instruments except related party notes payable and derivative liabilities approximates fair value due to the short-term nature of the instruments. The Company cannot determine the fair value of its related party notes payable due to the related party nature and because instruments similar to the notes payable could not be found. The Company’s derivative liabilities are recorded at fair value.

The Company determines the fair value of its financial instruments based on a three-level hierarchy for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical securities. Currently, the Company does not have any items classified as Level 1.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently the Company does not have any items classified as Level 2.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes-Merton option pricing model to determine the fair value of the financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectibility of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. Delivery occurs when goods are shipped to customers. The Company ships with either FOB Shipping Point or Destination terms. Shipping documents are used to verify delivery and customer acceptance. For FOB Destination, the Company records revenue when proof of delivery is confirmed by the shipping company. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first, and has no other post-shipment obligations. The Company assesses collectibility based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net revenues, while all costs incurred by the Company for shipping and handling are classified as cost of revenues.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied by a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Business Segments

The Company currently only has one reportable business segment due to the fact that the Company derives its revenue primarily from one product. The CT Micro Car is not included in a separate business segment due to nominal net revenues during the three months ended March 31, 2011. The revenue from domestic sales and, international sales are shown below:

	Three Months Ended March 31,				Year Ended December 31,
	2011		2010		2010		2009
		Percentage		Percentage		Percentage		Percentage
	Net	of Net	Net	of Net	Net	of Net	Net	of Net
Product	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues

T3 Series Domestic	$723,383	73%	$1,066,579	93%	$3,842,030	82%	$3,654,290	78.7%
T3 Series International	273,179	27%	61,697	5%	840,878	18	963,911	20.8
CT Series Domestic	—	—	21,150	2%	—	—	25,821	0.5

	$996,562	100%	$1,149,426	100%	$4,682,908	100%	$4,644,022	100%

Derivative Liabilities

The Company recognizes the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

During the three months ended March 31, 2011 and 2010, the Company recorded additional debt discount and derivative liabilities of $0 and $15,274, respectively, related to related party notes payable.

During 2010 and 2009, the Company issued 231,000 and 595,373, respectively, of warrants related to the issuance of preferred stock. The Company estimated the fair value of the warrants of $716,236 and $1,740,578 at the dates of issuance and recorded a derivative liability. The change in fair value of the derivative is recorded through earnings at each reporting date.

During 2010 and 2009, the Company recorded a discount on the issuance of preferred stock and derivative liability of $685,124 and $7,314,273, respectively, related to the anti-dilution provision of the preferred stock issued. The discount is recorded as a deemed dividend with a reduction to retained earnings during the 24-month period that the anti-dilution provision is outstanding. The change in fair value of the derivative is recorded through earnings at each reporting date. For the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009, the amortization of the discounts related to the Preferred Stock anti-dilution provision and warrants issued was $864,800, $1,672,882,$3,730,150 and $6,116, respectively, which was recorded as a deemed dividend.

On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 400,000 shares of common stock. As a result of the conversion, the Company reclassified the balance of the derivative liability of $1,121,965 to additional paid-in capital and the balance of the discount of $1,099,742, as a deemed dividend.

As of March 31, 2011 and December 31, 2010, the unamortized discount related to the conversion feature of the Preferred Stock was $3,398,268 and $4,263,068, respectively.

Loss Per Share

Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options, warrants and shares associated with the conversion of debt and preferred stock to purchase approximately 5.8 million, 4.9 million, 5.8 million and 5.1 million shares of common stock were outstanding at March 31, 2011 and 2010 and December 31, 2010 and 2009, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the periods.

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009
	(Unaudited)

Net loss	$(640,585)	$(1,681,739)	$(8,327,887)	$(6,698,893)
Deemed dividend to preferred stockholders	(864,800)	(1,672,882)	(3,730,149)	(6,116)

Net loss attributable to common stockholders	$(1,505,385)	$(3,354,621)	$(12,058,036)	$(6,705,009)

Weighted average number of common shares outstanding:
Basic and diluted	5,065,847	4,505,096	4,768,979	4,444,504
Net loss per share:
Basic and diluted	$(0.30)	$(0.74)	$(2.53)	$(1.51)

Commitments and Contingencies

Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO (collectively the “Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and the Company. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court denied the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. The Company agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, through monthly payments of $50,000, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and subsequent principal payments totaling $200,000 were made by the Company through December 31, 2010. Company recorded the entire settlement amount of $493,468 as a note payable, $470,599 as a deposit on fixed assets and the remaining $22,869 as a charge to legal expense. At December 31, 2010, the remaining settlement amount of $243,468 is recorded as a note payable in the accompanying condensed consolidated balance sheet. The Company has recorded accrued interest of $8,040 and $4,126 at March 31, 2011 and December 31, 2010, respectively.

Commencing January 1, 2011, the Company has failed to make the scheduled payments required by the July 29, 2010 settlement agreement and stipulation for entry of judgment. The Plaintiff then filed a motion for entry of judgment pursuant to the terms of the July 29, 2010 settlement agreement and stipulation for entry of judgment, which if granted, would cause the acceleration of all amounts owed under the settlement agreement. While the motion has been pending, the Company has made principal payments totaling $150,000. This motion is now scheduled to be heard on June 16, 2011.

In the ordinary course of business, the Company may face various claims brought by third parties in addition to the claim described above and may from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.

Recent Events

Ki Nam Advances

In April 2011, Mr. Nam advanced $300,000 to the Company in exchange for debt securities to be negotiated with the Company . We agreed with Mr. Nam that the 2011 Note would accrue interest at 12% per annum and would mature in one year. Interest payments would be due monthly but would not commence until June 1, 2011. We intend to grant up to 300,000 five-year warrants to purchase common stock at $3.50 per share.

In May 2011, Mr. Nam advanced the Company $100,000 for general operating purposes. On June 1, 2011, the Company repaid the advance.

Fourth Amendment to Immersive Note; Repayment

On April 30, 2011, Immersive agreed to extend the note to May 20, 2011. All other terms of the note remained the same. On May 20, 2011, the Company paid Immersive the balance of $1,121,861, including all accrued interest due under the note.

Public Offering of the Company’s Equity Securities

On May 16, 2011, the Company announced that it had raised $11.1 million in a public offering of its securities. The offering closed on May 19, 2011, and the Company received net proceeds of $9,678,903 after deducting commissions and offering expenses.

The transaction resulted in the issuance of 3,171,429 units of the Company’s securities. Each unit consists of one share of the Company’s common stock, one Class H warrant and one Class I warrant. Each warrant grants the holder the right to purchase one share of the Company’s common stock. In connection with the offering, the Company effected a one-for-10 reverse stock split of its common stock, which allowed it to meet the minimum share price requirement of the AMEX. The Company has offered contractual rights to investors that either purchase $500,000 or more of our units in the offering or are converting at least $500,000 of existing securities into substantially identical units. We entered into agreements with such investors that grant them approval rights to certain change of control transactions. Such agreements also granted them approval rights, subject to certain exceptions, to financings at a per share purchase price below the exercise price of their warrants.

Debt and Preferred Stock Conversion into Common Stock and Common Stock Equivalent Securities.

On May 19, 2011, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively “Vision”); and Ki Nam, our Chief Executive Officer, converted their $3.5 million and $2.1 million debentures plus accrued interest, respectively, into 1,138,885 and 632,243 unregistered units. As with the publicly offered units, each unregistered unit consisted of one share of common stock, one Class H warrant and one Class I warrant. The shares, warrants and warrant shares underlying these units are included in this registration statement.

On May 19, 2011, the Company’s preferred stockholders converted all outstanding Series A Convertible Preferred Stock into 2,872,574 shares of the Company’s common stock. Included in the conversion of the Series A Convertible Preferred Stock are shares held by Vision and Mr. Nam of 9,370,698 and 976,865, respectively, which are convertible into 2,340,176 and 243,956 shares of common stock, respectively. These shares of common stock are included in this registration statement.

1-for-10 Reverse Stock Split

On May 16, 2011, the Company effected a one-for-10 reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the May Public Offering. All information included in this registration statement has been retroactively adjusted to reflect the effect of the reverse stock split.

Lock Up Agreement

On May 16, 2011, Vision and Ki Nam entered into lock-up agreements pursuant to which such parties have agreed not to sell any shares of our common stock for 12 months, subject to exceptions.

Amendment to Certain Class G Warrants

During May 2011, the Company entered into agreements with certain Class G warrant holders to waive the price-based, anti-dilution protection provisions and fix the exercise price per share of the Common Stock under the Warrant to $5.00.

Results of Operations

Comparison of the three month periods ended March 31, 2011 and March 31, 2010

The following table sets forth the results of our operations for the three months ended March 31, 2011 and 2010 (unaudited):

	Three Months Ended March 31,
	2011	2010

Net revenues	$996,562	$1,149,426
Cost of net revenues	956,932	1,127,449

Gross profit	39,630	21,977

Operating Expenses:
Sales and marketing	311,750	427,654
Research and development	233,912	320,506
General and administrative	821,545	1,029,413

Total operating expenses	1,367,207	1,777,573

Loss from operations	(1,327,577)	(1,755,596)

Other income (expense), net:
Interest income	43	903
Other income, net	991,694	755,555
Interest expense	(303,945)	(681,801)

Total other income (expense), net	687,792	74,657

Loss before provision for income tax	(639,785)	(1,680,939)
Provision for income tax	800	800

Net loss	(640,585)	(1,681,739)
Deemed dividend to preferred stockholders	(864,800)	(1,672,882)

Net loss attributable to common stockholders	$(1,505,385)	$(3,354,621)

Other comprehensive income (loss):
Foreign currency translation income	—	205

Comprehensive loss	$(640,585)	$(1,681,534)

Net loss per share:
Basic and diluted	$(0.30)	$(0.74)

Weighted average number of common shares outstanding:
Basic and diluted	5,065,847	4,505,096

Net revenues.  Net revenues are primarily from sales of the T3 Series, T3i Series, power modules, chargers, related accessories and service. Net revenues decreased ($152,864), or (13.3%), to $996,562 for the three months ended March 31, 2011 compared to the same period of the prior year. The decrease was primarily due to certain of our customers deferring purchasing decisions, thereby lengthening our sales cycles, as well as vendor supply issues resulting in orders placed by customers not being shipped during the quarter coupled with our short supply of cash to adequately purchase parts in a timely and cost-effective manner to meet our orders. The delays in our parts due to our increased vendor lead times along with our inadequate cash position, has resulted in an increased backlog. To date, we have not received any cancelled orders. The decreases were offset in part by expansion into new markets, increase in orders placed due to the slight economic recovery, achieving a higher average selling price per unit and an increase in service and parts revenue. We anticipate that the net proceeds from our offering will reduce our delays and also allow us to place orders with our vendors in accordance with their current lead times. This should return our lead times back to our standard of approximately 4-6 weeks. Our backlog at March 31, 2011 was approximately $2.9 million.

Cost of net revenues.  Cost of net revenues consisted of materials, labor to produce vehicles and accessories, warranty and service costs and applicable overhead allocations. Cost of net revenues decreased ($170,517), or (15.1%), to $956,932 for the three months ended March 31, 2011 compared to the same period of the prior year. This decrease in cost of net revenues is primarily attributable to management’s cost reduction strategy. The decrease was offset in part by increased shipping costs due to our cash position and the inability to purchase product at the appropriate lead times to prevent overnight or air freight charges, thereby increasing our costs.

Gross profit.  Management has continued to source lower product costs, increase production efficiencies and experienced lower warranty costs, offset in part by cash constraints resulting in increased shipping costs, and vendor supply issues, resulting in gross profit of $39,630 for the three months ended March 31, 2011, compared to a gross profit of $21,977 for the same period of the prior year and. Management has and will continue to evaluate the processes and materials to reduce the costs of net revenues over the next periods. Gross profit margin was 4.0% and 1.9% for the three months ended March 31, 2011 and 2010, respectively.

Sales and marketing.  Sales and marketing decreased by ($115,904), or (27.1%), to $311,750 for the three months ended March 31, 2011, compared to the same period of the prior year. The decrease in sales and marketing expense was attributable to a reduction in salaries and commissions due to restructuring of commission plans and decreases in trade show and travel expenses.

Research and development.  Research and development costs include development expenses such as salaries, consultant fees, cost of supplies and materials for samples and prototypes, as well as outside services costs. Research and development expense decreased by ($86,594), or (27.0%), to $233,912 for the three months ended March 31, 2011 compared to the same period of the prior year. The decrease was largely in part due to a reduction in salaries and employee costs as well as a reduction in material costs due to the completion of the electric/hybrid vehicle prototype during 2011.

General and administrative.  General and administrative expenses decreased by ($207,868), or (20.2%), to $821,545, for the three months ended March 31, 2011 compared to the same period of the prior year. The decrease was due to a decrease in stock compensation expenses and a decrease in compliance expenses.

Other income (expense), net.  Other income, net increased by $613,135, or 821.3%, to $687,792 for the three months ended March 31, 2011 compared to the prior year. The increase was primarily due to the change in the fair value of the derivative liabilities and a decrease in amortization of debt discounts when compared to the same period of the prior year.

Deemed dividend.  Deemed dividend decreased by ($808,082), or (48.3%), to $864,800 for the three months ended March 31, 2011 compared to the same period of the prior year. The deemed dividend is the result of the amortization of the discount on the Series A convertible preferred stock. The decrease was primarily attributable to the conversion of 2,000,000 preferred shares into 400,000 shares of common stock resulting in additional deemed dividend of $1,099,742 during the three months ended March 31, 2010.

Net loss attributable to common stockholders.  Net loss attributable to common stockholders for the three months ended March 31, 2011, was ($1,505,385), or ($0.30) per basic and diluted share compared to a loss of ($3,354,621), or ($0.74) per basic and diluted share, for the same period of the prior year.

Comparison of the fiscal years ended December 31, 2010 and December 31, 2009

The following table sets forth the results of our operations for the years ended December 31, 2010 and 2009:

	For the Years Ended December 31,
	2010	2009

Net revenues	$4,682,908	$4,644,022
Cost of net revenues	4,512,497	4,988,118

Gross profit (loss)	170,411	(344,096)

Operating expenses:
Sales and marketing	1,826,736	1,927,824
Research and development	1,602,961	1,395,309
General and administrative	3,579,817	5,126,801

Total operating expenses	7,009,514	8,449,934

Loss from operations	(6,839,103)	(8,794,030)

Other income (expense), net:
Interest income	1,321	2,510
Other income, net	2,487,310	5,565,869
Interest expense	(3,976,615)	(3,472,442)

Total other income (expense), net	(1,487,984)	2,095,937

Loss before provision for income taxes	(8,327,087)	(6,698,093)
Provision for income tax	800	800

Net loss	(8,327,887)	(6,698,893)
Deemed divided to preferred stockholders	(3,730,149)	(6,116)

Net loss attributable to common stockholders	$(12,058,036)	$(6,705,009)

Other comprehensive income (loss):
Foreign currency translation income (loss)	344	(632)

Comprehensive loss	$(8,327,543)	$(6,699,525)

Net loss attributable to common stockholders per share:
Basic and diluted	$(2.53)	$(1.51)

Weighted average number of common shares outstanding:
Basic and diluted	4,768,799	4,444,504

Net Revenues.  Net revenues are primarily from sales of the T3 Series, T3i Series, power modules, chargers, related accessories and service. Net revenues increased $38,886, or 0.8%, to $4,682,908 for the year ended December 31, 2010, compared to the same period of the prior year. The increase was primarily due the expansion into new markets, increase in orders placed due to the slight economic recovery, achieving a higher average selling price per unit and an increase in service and parts revenue. These increases were offset in part by certain of our customers deferring purchasing decisions, thereby lengthening our sales cycles, as well as vendor supply issues resulting in orders placed by customers not being shipped during the last half of the year coupled with our short supply of cash to adequately purchase parts in a timely and cost-effective manner to meet our orders. The delays in our parts due to our increased vendor lead times along with our inadequate cash position, has resulted in an increased backlog. To date, we have not experienced cancelled orders. We anticipate that the proceeds from the offering will reduce our delays and also allow us to place orders with our vendors in accordance with their current lead times, therefore should return our lead times back to our standard of approximately 4-6 weeks. Our backlog at December 31, 2010 was approximately $2.2 million.

Cost of net revenues.  Cost of net revenues primarily consisted of materials, labor to produce vehicles and accessories, warranty and service costs and applicable overhead allocations. Cost of net revenues decreased $(475,621), or (9.5%), to $4,512,497 for the year ended December 31, 2010, compared to the prior year. This decrease in cost of revenues is attributable to management’s cost reduction strategy and lower warranty cost experience due to increase in product reliability. The decrease was offset in part by increased shipping costs due to our cash position and the inability to purchase product at the appropriate lead times to prevent overnight or air freight charges, thereby increasing our costs. The decrease in cost of revenues was also offset by the addition of $65,000 to inventory reserve for the year ended December 31, 2010.

Gross profit (loss).  During 2010, management has continued to source lower product costs, increase production efficiencies and experienced lower warranty costs, offset in part by cash constraints resulting in increased shipping costs, inventory reserve and vendor supply issues, resulting in gross profit of $170,411, compared to a gross loss of $(344,096) for the prior year. Management has and will continue to evaluate the processes and materials to reduce the costs of revenue over the next year. Gross profit (loss) margin was 3.6% and (7.4%), respectively, for the years ended December 31, 2010 and 2009.

Sales and marketing.  Sales and marketing decreased by $(101,088), or (5.2%), to $1,826,736 for the year ended December 31, 2010, compared to the prior year. The decrease in sales and marketing expense is attributable to a reduction in salaries and commissions due to restructuring of commission plans and decreases in trade show and travel expenses.

Research and development.  Research and development costs generally consist of development expenses such as salaries, consultant fees, cost of supplies and materials for samples and prototypes, as well as outside services costs. Research and development expense increased by $207,652, or 14.9%, to $1,602,961 for the year ended December 31, 2010, compared to the prior year. The increase was primarily attributable to the costs associated to build the electric/hybrid vehicle prototype.

General and administrative.  General and administrative expenses decreased $(1,546,984), or (30.2%), to $3,579,817, for the year ended December 31, 2010 compared to the prior year. The decrease was primarily due to decreases in salaries, legal expenses, stock compensation expenses and accounting compliance costs.

Other income (expense), net.  Other income (expense ), net decreased $(3,583,921) to ($1,487,984) for the year ended December 31, 2010 primarily due to the change in the fair value of the derivative liabilities and the amortization of debt discount when compared to the prior year.

Deemed dividend.  During 2010, as a result of the issuance of Series A convertible preferred stock, we recorded a deemed dividend related to the amortization of discounts on the preferred stock of $3,730,149 for the year ended December 31, 2010 compared to $6,116 for the prior year.

Net loss attributable to common stockholders.  Net loss attributable to common stockholders for the year ended December 31, 2010, was $(12,058,036), or $(2.53) per basic and diluted share compared to $(6,705,009), or $(1.51) per basic and diluted share, for the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Our principal capital requirements are to fund our working capital requirements, invest in research and development and capital equipment, to make debt service payments and the continued costs of public company filing requirements. We have historically funded our operations through debt and equity financings, raising $1,000,000 and $1,155,000 for the three months ended March 31, 2011 and 2010, respectively. We will continue to raise equity and/or secure additional debt to meet our working capital requirements. For the year ended December 31, 2010, our independent registered public accounting firm noted in its report that we have incurred losses from operations and have an accumulated deficit and working capital deficit of approximately $(45.1) million and $(15.1) million, respectively, as of December 31, 2010, which raises substantial doubt about our ability to continue as a going concern.

Management believes that cash from operations, together with the net proceeds of the recent public offering of approximately $9.6 million, should be sufficient to allow the Company to continue as a going concern through at least December 31, 2011; however, the Company cannot assure you of this and may require additional debt or equity financing in the future to maintain operations. The Company also anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. We cannot assure you that such financing will be available on a timely basis, or acceptable terms or at all.

During 2011, the Company has received proceeds from related-party loans of approximately $1.0 million, repaid the outstanding balance of the $1.0 million related to the note to Immersive Media Corp. (“Immersive”) and converted the outstanding balance of the $3.5 million related to the note with Vision into equity securities. In light of these plans, management is confident in the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Until management achieves our cost reduction strategy and is able to generate sales to realize the benefits of the strategy and sufficiently increases cash flow from operations, we will require additional capital to meet our working capital requirements, debt service, research and development, capital requirements and compliance requirements. We will continue to raise additional equity and/or financing to meet our working capital requirements.

Our principal sources of liquidity are cash and receivables. As of March 31, 2011, cash and cash equivalents were $154,070 or 4.2% of total assets compared to $133,861, or 3.7% of total assets as of December 31, 2010.

Cash Flows

For the three months ended March 31, 2011 and 2010

Net cash used in operating activities for the three months ended March 31, 2011 and 2010 were $803,136 and $2,521,337, respectively. Net cash flows used were primarily due to a net loss of $640,585, net non-cash reconciling items of $575,393 and an increase in prepaid expenses of $148,677. Net cash flows used were offset in part by decreases in accounts receivable and inventories of $26,659 and $168,389, respectively, and increases in accounts payable and accrued expenses of $367,005.

For the three months ended March 31, 2010, cash flows used in operating activities related primarily to the net loss of $1,681,739, offset by net non-cash reconciling items of $198,655. Net cash flows used were due in part by increases in accounts receivable, inventories, and other current assets of $189,477, $119,741 and $391,490, respectively, and decreases in accounts payable and related party payables of $232,665 and $104,931, respectively.

Net cash used in investing activities of $1,849 for the three months ended March 31, 2011 related to loans to related parties of $1,849.

Net cash used in investing activities of $26,778 for the three months ended March 31, 2010 related primarily to purchases of property and equipment of $26,646 and loans to related parties of $1,607, offset by repayment of loans to related parties of $1,475.

Net cash provided by financing activities was $825,194 for the three months ended March 31, 2011. For the three months ended March 31, 2011, cash flows provided by financing activities related to proceeds from the related party notes payable of $1,000,000, offset by repayments of the note payable due to PPI for $150,000 and payment of deferred offering costs of $24,806.

For the three months ended March 31, 2010, net cash flows provided by financing activities related to proceeds from the sale of preferred stock of $1,155,000, offset by a common stock rescission of $250,000.

For the Years Ended December 31, 2010 and 2009

Net cash flows used in operating activities for the years ended December 31, 2010 and 2009 were $(5,185,067), and $(5,356,937), respectively. For the year ended December 31, 2010, cash flows used in operating activities related primarily to the net loss of $(8,327,887), offset by net non-cash reconciling items of $2,245,845. Further contributing to the decrease were increases in prepaid expenses and other current assets, restricted cash and related party payables of $(89,470), $(10,000) and $(52,958), respectively. Net cash flows used were offset in part by decreases in accounts receivable, inventories, and deposits and increases in accounts payable of $139,400, $104,670, $31,888, and $773,445, respectively.

For the year ended December 31, 2009, cash flows used in operating activities related primarily to the net loss of $(6,698,893), offset by net non-cash reconciling items of $295,988 and a decrease in accounts payable of $(719,720) . Net cash flows used were offset in part by decreases in accounts receivable, inventories, prepaid expenses and other current assets of $689,343, $645,254, and $450,798, respectively.

Net cash used in investing activities was $(48,214) and $(38,450) for the years ended December 31, 2010 and 2009, respectively. For the year ended December 31, 2010, cash flows used in investing activities related primarily to purchases of property and equipment of $(62,469). For the year ended December 31, 2009, cash flows used in investing activities related primarily to purchases of property and equipment of $(36,040).

Net cash provided by financing activities was $2,776,000 and $6,294,076 for the years ended December 31, 2010 and 2009, respectively. For the year ended December 31, 2010, cash flows provided by financing activities related primarily to proceeds received from related party notes of $2,511,000, proceeds from the sale of stock of $1,155,000, offset in part by repayment of notes payable, rescission of common stock and repayment of loans/advances from related parties of $250,000, $250,000 and $390,000, respectively.

For the year ended December 31, 2009, cash flows provided by financing activities related primarily to proceeds received from related party notes of $4,514,963, proceeds from the sale of stock of $1,978,942, offset in part by repayment of notes payable of $199,829.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Warrants

From time to time, we issue warrants to purchase shares of the Company’s common stock to investor, note holders and to non-employees for services rendered or to be rendered in the future. Warrants issued in conjunction with equity, are recorded to equity as exercised.

The following table is the warrants issued and outstanding as of March 31, 2011:

Warrants Exercisable	Exercise Price	Expiration

12,000	$15.40	3/31/2013
27,478	$16.50	12/29/2014
195,373	$7.00*	12/29/2014
400,000	$7.00*	12/30/2014
160,000	$7.00*	2/2/2015
71,000	$7.00*	3/22/2015
94,764	$7.00*	3/31/2015
104,000	$7.00	4/30/2015
5,000	$7.00	8/25/2015

* Amendment to Certain Class G Warrants

During May 2011, the Company entered into agreements with certain Class G warrant holders to waive the price-based, anti-dilution protection provisions and fix the exercise price per share of the Common Stock under the Warrant to $5.00.

The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last three fiscal years or the interim period from January 1, 2011 through the date of this prospectus.

DESCRIPTION OF PROPERTY

Offices and Facilities

Our main office and manufacturing facility is located in Costa Mesa, California. The table below provides a general description of our properties:

Location	Principal Activities	Area (Sq. Meters)	Lease Expiration Date

2990 Airway Ave., Costa Mesa, California 92626	Main office and manufacturing facility	33,520	August 31, 2012
2975 Airway Ave., Costa Mesa, California 92626	Research and development, warehouse, and service facility	14,000	December 31, 2010(1)

(1)	While the original term of this lease expired in December 2010, the Company is currently leasing this facility on a month-to-month basis.

The Company leases two facilities in Costa Mesa, California under non-cancelable operating lease agreements that expired in 2010 but were extended on a month-to-month basis and will expire in 2012. These leases require monthly lease payments of approximately $9,000 and $25,000 per month.

Lease expense for the facilities was approximately $384,000 and $448,000 for the years ended December 31, 2010 and 2009, respectively.

Future minimum annual payments under these non-cancelable operating leases are as follows:

Years Ending December 31,	Total

2011	305,000
2012	209,000

$514,000

DESCRIPTION OF SECURITIES

Equity Securities

On November 11, 2009, the Company filed an amendment to its certificate of incorporation that increased its authorized number of shares of capital stock to 170,000,000, including 150,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Preferred Stock

On August 25, 2009, the Company’s Board of Directors authorized 20,000,000 shares of preferred stock. On November 11, 2009, the Company filed a Certificate of Designation of its Series A convertible preferred stock (“Series A Preferred”). Except as otherwise provided in the Series A Certificate or by law, each holder of shares of

Series A Preferred shall have no voting rights. As long as any shares of Series A Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series A Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Each share of Series A Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of the Company’s common stock (subject to beneficial ownership limitations as set forth in Section 6(d) of the Series A Certificate; provided however these limitations will be deleted immediately prior to the closing of this offering) determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price (each as defined below).

Each share of Series A Preferred shall have a “Stated Value” equal to $0.50. The “Conversion Price” for the Series A Preferred shall equal $5.00, subject to adjustment as provided in the Series A Certificate.

Holders of our Series A Preferred are restricted from converting their shares of Series A Preferred to common stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder, together with its affiliates, at such time to exceed 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company. The Company has not received any such notice. However, the Company expects to remove this provision from the Certificate of Incorporation prior to the closing of this offering. There are no redemption rights.

The Conversion Price shall be proportionately reduced for a stock dividend, stock split, subdivision, combination or similar arrangements. The Conversion Price will also be reduced for any sale of common stock (or options, warrants or convertible debt or other derivative securities) at a purchase price per share less than the Conversion Price, subject to certain excepted issuances. The Conversion Price will be reduced to such purchase price if such issuance occurs within the first 12 months of the original issuance date. The Conversion Price will be reduced to a price derived using a weighted-average formula if the issuance occurs after the first 12 months but before the 24 month anniversary of the original issuance date.

If, at any time while the Series A Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock

As of June 8, 2011, all shares of Series A preferred stock have been converted into shares of common stock.

Our board of directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Common Stock

As of June 2, 2011, there were issued and outstanding, 12,880,978 shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The declaration of any future cash dividend will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities.

The holders of common stock do not have cumulative voting rights, which mean that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. The common stock has no preemptive or conversion rights or other subscription rights.

Warrants

Class H Warrants

Each Class H warrant entitles the holder to purchase one share of our common stock at a price of $3.00 per share, subject to adjustment as discussed below, at any time. The Class H warrants will expire on May 13, 2013 at 5:00 p.m., New York City time. The Class H warrants are redeemable. The Class H warrants can not be exercised until three months after issuance.

The Class H warrants were issued in registered form under a warrant agreement between Securities Transfer Corporation, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement on Form S-1 (File No. 333-171163), for a complete description of the terms and conditions applicable to the Class H warrants.

The exercise price and number of shares of common stock issuable on exercise of the Class H warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class H warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The Class H warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Class H warrants being exercised. The Class H warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class H warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class H warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

If at the time of exercise of a Class H warrant, no prospectus relating to the common stock issuable upon exercise of the Class H warrants is current and the common stock has not been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class H warrants, the Class H Warrants will instead only be exercisable on a “net” or “cashless” basis. We will use our reasonable efforts to maintain a current prospectus relating to common stock issuable upon exercise of the Class H warrants until the expiration of the Class H warrants. However, we cannot assure you that we will be able to do so.

We may redeem the outstanding Class H warrants: (a) in whole or not in part, (b) at a price of $0.01 at any time after the warrants become exercisable, (c) upon a minimum 30 days’ prior written notice of redemption, and (d) if and only if, the reported last sale price of our common stock equals or exceeds $6.00 per share for any 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

No fractional shares will be issued upon exercise of the Class H warrants. However, we will pay to the Class H warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the Class H warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Class I Warrants

Each Class I warrant entitles the holder to purchase one share of our common stock at a price of $3.50 per share, subject to adjustment as discussed below. The Class I warrants can not be exercised until three months after issuance. The Class I warrants will expire on May 13, 2016 at 5:00 p.m., New York City time.

The Class I warrants were issued in registered form under a warrant agreement between Securities Transfer Corporation, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement on Form S-1 (File No. 333-171163), for a complete description of the terms and conditions applicable to the Class I warrants.

The exercise price and number of shares of common stock issuable on exercise of the Class I warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class I warrants will not be adjusted for issuances of common stock, preferred stock or other securities at a price below their respective exercise prices.

The Class I warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Class I warrants being exercised. The Class I warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Class I warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Class I warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

If at the time of exercise of a Class I warrant, no registration statement relating to the common stock issuable upon exercise of the Class I warrants is effective and the common stock has not been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class I warrants, the Class I Warrants will instead only be exercisable on a “net” or “cashless” basis. We will use our reasonable efforts to maintain an effective registration statement relating to common stock issuable upon exercise of the Class I warrants until the expiration of the Class I warrants. However, we cannot assure you that we will be able to do so.

No fractional shares will be issued upon exercise of the Class I warrants. However, we will pay to the Class I warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the Class I warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Other Warrants

As of June 2, 2011, there were outstanding warrants to purchase 12,000 shares of our common stock at an exercise price of $15.40 per share. The warrants are immediately exercisable. The warrants expire on March 31, 2013. There were 24,477 warrants exercisable at the exercise price of $16.50 per share that expire through

December 29, 2014. There were 195,373 warrants exercisable at the exercise price of $5.00 per share that expire on December 29, 2014. There were 400,000 warrants exercisable at the exercise price of $5.00 per share that expire on December 30, 2014. There were 160,000 warrants exercisable at the exercise price of $5.00 per share that expire on February 2, 2015. There were 94,764 warrants exercisable at the exercise price of $7.00 per share that expire on March 31, 2015. There were 71,000 warrants exercisable at the exercise price of $5.00 per share that expire on March 22, 2015. There were 104,000 warrants exercisable at the exercise price of $7.00 per share that expire on April 30, 2015. There were 5,000 warrants exercisable at the exercise price of $7.00 per share that expire on August 25, 2015.

The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Contractual Rights Agreements

In connection with our recent public offering, we entered into contractual rights agreements with certain investors who purchased at least $500,000 of units as well as certain insiders who converted their debt into units in a simultaneous private placement (collectively, $500,000 Investors”), pursuant to which and subject to certain exceptions, we may not sell or issue any common stock or common stock equivalents at a per share price lower than the exercise price of the Class H or Class I warrants unless we obtain prior written consent from such $500,000 Investors (and permitted assigns) that hold at least 67% of all Class H and Class I warrants originally acquired by the $500,000 Investors (“67% Eligible Warrant Interest Investors”).

These agreements also restrict us from engaging in certain types of change of control transactions in which our common stock is exchanged for all cash or non-publicly traded securities unless we obtain prior written consent from at least 67% Eligible Warrant Interest Investors.

The $500,000 Investors may assign their rights under these agreements in whole, but not in part, to a purchaser of their Class H or Class I warrants.

An agreement terminates with respect to any $500,000 Investor upon the earlier of the date that Class H and Class I warrants are no longer outstanding or at such time that such investor no longer holds Class H or Class I warrants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements for the years ended December 31, 2010 and 2009 included in this prospectus have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The validity of the securities to be sold under this prospectus will be passed upon for us by LKP Global Law, LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. In addition, we are required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information with the SEC. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F. Street, N.E. Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors’ and officers’ liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

T3 MOTION, INC.

FINANCIAL INFORMATION TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
T3 Motion, Inc.

We have audited the accompanying consolidated balance sheets of T3 Motion, Inc. and subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of T3 Motion, Inc. and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 to the consolidated financial statements, effective January 1, 2009, the Company changed the manner in which it accounts for certain financial instruments that are indexed to its own stock due to the adoption of a new accounting standard.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1, the Company has incurred significant operating losses and has used substantial amounts of working capital in its operations since inception, and at December 31, 2010, has a working capital deficit of $15,057,791 and an accumulated deficit of $45,120,210. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
March 18, 2011,
except for Note 2 and the effects of the
retrospective application of the reverse
stock split as described in Note 2, as to
which the date is June 9, 2011

T3 MOTION, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$123,861	$2,580,798
Restricted cash	10,000	—
Accounts receivable, net of reserves of $50,000 and $37,000 at December 31, 2010 and 2009, respectively	595,261	747,661
Related party receivables	35,722	35,658
Inventories	1,064,546	1,169,216
Prepaid expenses and other current assets	251,467	161,997

Total current assets	2,080,857	4,695,330
Property and equipment, net	564,700	868,343
Deposits	934,359	495,648

Total assets	$3,579,916	$6,059,321

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,335,761	$872,783
Accrued expenses	1,483,220	1,064,707
Related party payables	51,973	104,931
Note payable	243,468	—
Derivative liabilities	9,633,105	11,824,476
Related party notes payable, net of debt discounts	4,391,121	1,836,837

Total current liabilities	17,138,648	15,703,734
Long-term liabilities:
Related party notes payable	2,121,000	—

Total liabilities	19,259,648	15,703,734

Commitments and contingencies
Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.001 par value; 20,000,000 shares authorized; 11,502,563 and 12,347,563 shares issued and outstanding at December 31, 2010 and 2009, respectively	11,503	12,348
Common stock, $0.001 par value; 150,000,000 shares authorized; 5,065,847 and 4,466,347 shares issued and outstanding at December 31, 2010 and 2009, respectively	5,066	4,466
Additional paid-in capital	29,419,540	23,396,922
Accumulated deficit	(45,120,210)	(33,062,174)
Accumulated other comprehensive income	4,369	4,025

Total stockholders’ equity (deficit)	(15,679,732)	(9,644,413)

Total liabilities and stockholders’ equity (deficit)	$3,579,916	$6,059,321

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2010	2009

Net revenues	$4,682,908	$4,644,022
Cost of net revenues	4,512,497	4,988,118

Gross profit (loss)	170,411	(344,096)

Operating expenses:
Sales and marketing	1,826,736	1,927,824
Research and development	1,602,961	1,395,309
General and administrative	3,579,817	5,126,801

Total operating expenses	7,009,514	8,449,934

Loss from operations	(6,839,103)	(8,794,030)

Other income (expense), net:
Interest income	1,321	2,510
Other income, net	2,487,310	5,565,869
Interest expense	(3,976,615)	(3,472,442)

Total other income (expense), net	(1,487,984)	2,095,937

Loss before provision for income taxes	(8,327,087)	(6,698,093)
Provision for income taxes	800	800

Net loss	(8,327,887)	(6,698,893)
Deemed dividend to preferred stockholders	(3,730,149)	(6,116)

Net loss attributable to common stockholders	$(12,058,036)	$(6,705,009)

Other comprehensive income (loss):
Foreign currency translation income (loss)	344	(632)

Comprehensive loss	$(8,327,543)	$(6,699,525)

Net loss per share:
Basic and diluted	$(2.53)	$(1.51)

Weighted average number of common shares outstanding:
Basic and diluted	4,768,979	4,444,504

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Other	Total
		Preferred		Common	Additional		Comprehensive	Stockholders’
	Preferred	Stock	Common	Stock	Paid-in	Accumulated	Income	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Equity

Balance, January 1, 2009	—	$—	4,359,243	$4,359	$25,082,686	$(24,375,827)	$4,657	$715,875
Issuance of preferred stock for cash, net of issuance costs of $21,058	2,000,000	2,000	—	—	1,976,942	—	—	1,978,942
Conversion of notes payable and accrued interest to equity	4,031,865	4,032	—	—	4,691,600	—	—	4,695,632
Issuance of preferred stock for anti-dilution	4,051,948	4,052	—	—	(4,052)	—	—	—
Issuance of preferred stock for exchange of warrants	2,263,750	2,264	—	—	1,153,126	—	—	1,155,390
Amortization of preferred stock discount related to conversion feature and warrants	—	—	—	—	6,116	(6,116)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	(4,013,085)	(1,981,338)	—	(5,994,423)
Preferred stock discount related to conversion feature and warrants	—	—	—	—	(9,054,851)	—	—	(9,054,851)
Reclassification of derivative liability to equity	—	—	—	—	208,857	—	—	208,857
Issuance of common stock for outside services	—	—	107,104	107	1,666,099	—	—	1,666,206
Share-based compensation expense	—	—	—	—	1,683,484	—	—	1,683,484
Foreign currency translation loss	—	—	—	—	—	—	(632)	(632)
Net loss	—	—	—	—	—	(6,698,893)	—	(6,698,893)

Balance, December 31, 2009	12,347,563	12,348	4,466,347	4,466	23,396,922	(33,062,174)	4,025	(9,644,413)
Recission of common stock for cash	—	—	(12,500)	(12)	(249,988)	—	—	(250,000)
Conversion of preferred to common stock	(2,000,000)	(2,000)	400,000	400	1,600	—	—	—
Issuance of preferred stock for cash	1,155,000	1,155	—	—	1,153,845	—	—	1,155,000
Issuance of common stock for exchange of warrants	—	—	210,000	210	839,790	—	—	840,000
Amortization of preferred stock discount related to conversion feature and warrants	—	—	—	—	3,730,149	(3,730,149)	—	—
Preferred stock discount related to conversion feature and warrants	—	—	—	—	(1,401,360)	—	—	(1,401,360)
Reclassification of derivative liability to equity due to conversion of preferred stock to common stock	—	—	—	—	1,121,965	—	—	1,121,965
Issuance of common stock for outside services	—	—	2,000	2	9,998	—	—	10,000
Share-based compensation expense	—	—	—	—	816,619	—	—	816,619
Foreign currency translation loss	—	—	—	—	—	—	344	344
Net loss	—	—	—	—	—	(8,327,887)	—	(8,327,887)

Balance, December 31, 2010	11,502,563	$11,503	5,065,847	$5,066	$29,419,540	$(45,120,210)	$4,369	$(15,679,732)

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,327,887)	$(6,698,893)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	13,000	10,000
Depreciation and amortization	359,292	989,867
Warranty expense	130,916	129,183
Share-based compensation expense	816,619	1,683,484
Gain on exchange of warrants for common stock	(368,478)	—
Gain on sale of property and equipment	(7,500)	—
Loss on conversion of debt to preferred stock, net	—	617,932
Change in fair value of derivative liabilities	(2,101,067)	(6,184,151)
Investor relations expense	10,000	130,000
Amortization of debt discounts	3,393,063	2,919,673
Changes in operating assets and liabilities:
Accounts receivable	139,400	689,343
Inventories	104,670	645,254
Prepaid expenses and other current assets	(89,470)	450,798
Deposits	31,888	(3,887)
Restricted cash	(10,000)	—
Accounts payable and accrued expenses	773,445	(719,720)
Related party payables	(52,958)	(15,818)

Net cash used in operating activities	(5,185,067)	(5,356,937)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans/advances to related parties	(32,741)	(6,756)
Repayment of loans/advances to related parties	39,496	4,346
Purchases of property and equipment	(62,469)	(36,040)
Proceeds from sale of property and equipment	7,500	—

Net cash used in investing activities	(48,214)	(38,450)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable from related parties	—	4,514,963
Proceeds from notes payable to related parties	2,511,000	—
Recission of common stock	(250,000)	—
Repayment of notes payable to related parties	(390,000)	—
Repayment of note payable	(250,000)	(199,829)
Proceeds from the sale of preferred stock, net of issuance costs	1,155,000	1,978,942

Net cash provided by financing activities	2,776,000	6,294,076

Effect of exchange rates on cash	344	(632)

Net increase (decrease) in cash and cash equivalents	(2,456,937)	898,057
Cash and cash equivalents, beginning of year	2,580,798	1,682,741

Cash and cash equivalents, end of year	$123,861	$2,580,798

T3 MOTION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,
	2010	2009

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$41,877	$127,116

Income taxes	$800	$800

Supplemental disclosure of non-cash activities:
Issuance of common stock for related party payables	$—	$1,536,206

Conversion of related party payable to related party notes payable	$—	$498,528

Conversion of accounts payable to note payable	$—	$199,829

Cumulative effect to retained earnings due to adoption of accounting standard	$—	$1,981,338

Cumulative effect to additional paid-in capital due to adoption of accounting standard	$—	$4,013,085

Cumulative effect to debt discount due to adoption of accounting standard	$—	$859,955

Conversion option of preferred stock and warrants issued with preferred stock recorded as derivative liabilities	$1,401,360	$9,054,851

Conversion of debt and accrued interest to equity	$—	$4,031,865

Reclassification of derivative liability to equity	$1,121,965	$208,857

Issuance of preferred stock for exchange of warrants	$—	$1,155,390

Issuance of common stock for exchange of warrants	$840,000	$—

Debt discount and warrant liability recorded upon issuance of warrants	$838,779	$3,510,751

Amortization of preferred stock discount related to conversion feature and warrants	$3,730,149	$6,116

Issuance of preferred stock for anti-dilution	$—	$4,052

Conversion of preferred stock to common stock	$4,000	$—

Deposits for equipment recorded as note payable due to settlement agreement	$470,599	$—

Sale of property and equipment to related party for a related party receivable	$6,820	$—

See accompanying notes to consolidated financial statements

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	DESCRIPTION OF BUSINESS

Organization

T3 Motion, Inc. was incorporated on March 16, 2006, under the laws of the state of Delaware. T3 Motion and its wholly-owned subsidiary, T3 Motion, Ltd. (collectively, the “Company”), develop and manufacture personal mobility vehicles powered by electric motors. The Company’s initial product, the T3 Series, is an electric, three-wheel stand-up vehicle (“ESV”) that is directly targeted to the law enforcement and private security markets. Substantially all of the Company’s revenues to date have been derived from sales of the T3 Series ESVs and related accessories.

The Company has entered into a distribution agreement with CT&T pursuant to which the Company has the exclusive right to market and sell the CT Series Micro Car, which is a low speed, four-wheel electric car, in the U.S. to the government, law enforcement and security markets. The Company is also currently developing the Electric/Hybrid Vehicle, which is a plug-in hybrid vehicle that features a single, wide-stance wheel with two high-performance tires sharing one rear wheel. The Company anticipates introducing the Electric/Hybrid Vehicle in late 2011.

Going Concern

The Company’s consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant operating losses and has used substantial amounts of working capital in its operations since its inception (March 16, 2006). Further, at December 31, 2010, the Company had an accumulated deficit of $(45,120,210), a working capital deficit of $(15,057,791) and cash and cash equivalents (including restricted cash) of $133,861. Additionally, the Company used cash in operations of $(5,185,067) during the year ended December 31, 2010. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Management has been and plans to continue to implement its cost reduction strategy for material, production and service costs. Until management achieves its cost reduction strategy and is able to generate sales to realize the benefits of the strategy, and sufficiently increases cash flow from operations, the Company will require additional capital to meet working capital requirements, debt service, research and development, capital requirements and compliance requirements.

Management believes that its current sources of funds and current liquid assets will allow the Company to continue as a going concern through at least April 30, 2011. The Company has filed a registration statement in connection with a proposed public offering of its securities. Management has been implementing cost reduction strategies and believes that its cash from operations, together with the net proceeds of that offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011. As such, these consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. The Company cannot make any assurances that that management’s cost reduction strategies will be effective or that the public offering or any additional financing will be completed on a timely basis, on acceptable terms or at all. Management’s inability to successfully implement its cost reduction strategies or to complete its public offering or any other financing will adversely impact the Company’s ability to continue as a going concern.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of T3 Motion, Inc. and its wholly owned subsidiary, T3 Motion Ltd. (UK) (the “subsidiary”). All significant inter-company accounts and transactions are eliminated in consolidation.

Reverse Stock Split

On May 16, 2011, the Company effected a one-for-10 reverse stock split of its common stock. The reverse stock split did not affect the Company’s Series A convertible preferred stock. The accompanying consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the reverse stock split. The reverse stock split did not affect the amount of the Company’s equity or its market capitalization.

Reclassifications

Certain amounts in the 2009 consolidated financial statements have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to: collectibility of receivables, recoverability of long-lived assets, realizability of inventories, warranty accruals, valuation of share-based transactions, valuation of derivative liabilities and realizability of deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Foreign Currency Translation

The Company measures the financial statements of its foreign subsidiary using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the rates of exchange prevailing during the year. Translation adjustments resulting from this process are included as a separate component in stockholders’ equity (deficit). Gains and losses from foreign currency translations are included in other comprehensive income (loss). Translation gains (losses) of $344 and $(632) were recognized during the years ended December 31, 2010 and 2009, respectively.

Concentrations of Credit Risk

Cash and Cash Equivalents

The Company maintains its non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides unlimited insurance coverage. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits. At December 31, 2010, the Company did not have cash deposits in excess of the FDIC limit.

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted. The Company invests its cash in short-term money market accounts.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Cash

Under a credit card processing agreement with a financial institution, the Company is required to maintain a security deposit as collateral. The amount of the deposit is at the discretion of the financial institution and as of December 31, 2010 was $10,000.

Accounts Receivable

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of its allowance for doubtful accounts. At December 31, 2010 and 2009, the Company had an allowance for doubtful accounts of $50,000 and $37,000, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

As of December 31, 2010 and 2009, two customers accounted for approximately 51% and 36% of total accounts receivable, respectively. One customer and no single customer accounted for more than 10% of net revenues for the years ended December 31, 2010 and 2009, respectively.

Accounts Payable

As of December 31, 2010 and 2009, no single vendor and one vendor accounted for more than 10% of total accounts payable, respectively. Two vendors and no single vendor each accounted for more than 10% of purchases for the years ended December 31, 2010 and 2009, respectively.

Inventories

Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.

Property and Equipment

Property and equipment are stated at cost, and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are recorded at cost and amortized on a straight-line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the consolidated statements of operations.

Deposits

Deposits primarily consist of amounts incurred or paid in advance of the receipt of fixed assets (see Note 12).

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with the accounting standards which require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of December 31, 2009, the Company performed an annual review of its identified intangible asset related to the GeoImmersive license agreement to assess potential impairment. At December 31, 2009, management deemed the intangible asset to be fully impaired, as management has decided to allocate the resources required to map the data elsewhere. As a result, the remaining value of $625,000 was fully amortized as of December 31, 2009. As of December 31, 2010 and 2009, the Company does not believe there has been any other impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in impairment of long-lived assets in the future.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, related party receivables, accounts payable, accrued expenses, related party payables, note payable, related party notes payable and derivative liabilities. The carrying value for all such instruments except related party notes payable and derivative liabilities approximates fair value due to the short-term nature of the instruments. The Company cannot determine the fair value of its related party notes payable due to the related party nature of such instruments and because instruments similar to the notes payable could not be found. The Company’s derivative liabilities are recorded at fair value (see Note 9).

The Company determines the fair value of its financial instruments based on a three-level hierarchy for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical securities. Currently the Company does not have any items classified as Level 1.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently the Company does not have any items classified as Level 2.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes-Merton option pricing model to determine the fair value of the financial instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Beneficial Conversion Features and Debt Discounts

The convertible features of convertible debentures provide for a rate of conversion that is below market value. Such feature is normally characterized as a “beneficial conversion feature” (“BCF”). The relative fair values of the BCF were recorded as discounts from the face amount of the respective debt instrument. The Company amortized the discount using the effective interest method through maturity of such instruments.

Revenue Recognition

The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. The Company ships with either FOB Shipping Point or Destination terms. Shipping documents are used to verify delivery and customer

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acceptance. For FOB Destination, the Company records revenue when proof of delivery is confirmed by the shipping company. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 12), and has no other post-shipment obligations. The Company assesses collectibility based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net revenues, while all costs incurred by the Company for shipping and handling are classified as cost of net revenues.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied by a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Share-Based Compensation

The Company maintains a stock option plan (see Note 11) and records expenses attributable to the stock option plan. The Company amortizes share-based compensation from the date of grant on a straight-line basis over the requisite service (vesting) period for the entire award using the Black-Scholes-Merton option pricing model.

The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the accounting standards. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its consolidated balance sheets.

Income Taxes

The Company accounts for income taxes under the provisions of the accounting standards. Under the accounting standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be realized through future operations.

Loss Per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic loss per share except that the denominator is increased to include the number

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. Options, warrants and shares associated with the conversion of debt and preferred stock to purchase approximately 5.47 million and 5.05 million shares of common stock were outstanding at December 31, 2010 and 2009, respectively, but were excluded from the computation of diluted earnings per share due to the anti-dilutive effect on net loss per share.

	Years Ended December 31,
	2010	2009

Net loss	$(8,327,887)	$(6,698,893)
Deemed dividend to preferred stockholders	(3,730,149)	(6,116)

Net loss attributable to common stockholders	$(12,058,036)	$(6,705,009)

Weighted average number of common shares outstanding:

	For the Years Ended
	December 31,
	2010	2009

Basic and diluted	4,768,979	4,444,504
Net loss per share:
Basic and diluted	$(2.53)	$(1.51)

Research and Development

The Company expenses research and development costs as incurred.

Advertising

Advertising expenses are charged against operations when incurred. Advertising expenses for the years ended December 31, 2010 and 2009 were $12,709 and $4,226, respectively, and are included in sales and marketing expenses in the accompanying consolidated statements of operations.

Business Segments

The Company currently only has one reportable business segment due to the fact that the Company derives its revenue primarily from one product. The CT Micro Car is not included in a separate business segment due to nominal net revenues during the years ended December 31, 2010 and 2009. The net revenues from domestic and international sales are shown below:

	Years Ended December 31,
	2010	2009

Net revenues:
T3 Series domestic	$3,842,030	$3,654,290
T3 Series international	840,878	963,911
CT Series domestic	—	25,821

Total net revenues	$4,682,908	$4,644,022

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued guidance that expands the interim and annual disclosure requirements of fair value measurements, including the information about movement

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of assets between Level 1 and 2 of the three -tier fair value hierarchy established under its fair value measurement guidance. This guidance also requires separate disclosure for purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs using Level 3 methodologies. Except for the detailed disclosure in the Level 3 reconciliation, which is effective for the fiscal years beginning after December 15, 2010, we adopted the relevant provisions of this guidance effective January 1, 2010, which did not have a material impact on our consolidated financial statements.

NOTE 3 —	INVENTORIES

Inventories consist of the following at December 31:

	2010	2009

Raw materials	$788,496	$959,909
Work-in-process	212,723	91,013
Finished goods	63,327	118,294

	$1,064,546	$1,169,216

NOTE 4 —	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following at December 31:

	2010	2009

Prepaid inventory	$148,410	$71,370
Prepaid expenses and other current assets	103,057	90,627

	$251,467	$161,997

NOTE 5 —	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2010	2009

Office and computer equipment	$316,718	$291,874
Demonstration vehicles	390,220	370,456
Manufacturing equipment	952,361	1,015,320
Leasehold improvements	108,336	108,336

	1,767,635	1,785,986
Less accumulated depreciation and amortization	(1,202,935)	(917,643)

	$564,700	$868,343

Depreciation and amortization expense consisted of the following for the years ended December 31,:

	2010	2009

Cost of revenues	$197,799	$200,151
Sales and marketing	79,795	75,480
General and administrative	81,698	89,236

	$359,292	$364,867

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

	2010	2009

Current:
Federal	$—	$—
State	800	800
Foreign	—	—

	$800	$800

Deferred:
Federal	$(2,290,997)	$(2,580,732)
State	(605,504)	(702,405)
Foreign	(3,006)	(30,563)

	(2,899,507)	(3,313,700)

Less change in valuation allowance	2,899,507	3,313,700

Provision for income taxes	$800	$800

Income taxes differ from the amounts computed by applying the federal income tax rate of 34.0%. A reconciliation of this difference is as follows at December 31:

	2010	2009

Taxes calculated at federal rate	$(2,816,761)	$(2,277,629)
State tax, net of federal benefit	800	528
Exclusion of certain meals and entertainment	3,842	4,678
Foreign losses — not benefitted	3,406	34,638
Incentive stock options	277,651	572,385
(Gain) loss on debt conversion	(125,283)	225,686
Research credits	(55,183)	(36,723)
Other, net	13,915	35,575
Valuation allowance	2,698,414	1,441,662

Provision for income taxes	$800	$800

The components of the net deferred assets as of December 31 are as follows:

	2010	2009

Accruals and reserves	$920,716	$240,483
Basis difference in fixed assets	(51,454)	(70,771)
Stock options	21,109	21,109
Tax credits	420,608	353,808
Net operating loss carryforward	14,208,405	12,075,249

	15,519,384	12,619,878
Valuation allowance	(15,519,384)	(12,619,878)

Net deferred tax asset	$—	$—

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will be realized. As of December 31, 2010, the Company has available net operating loss carryforwards of approximately $32.8 million for federal purposes and $33.0 million for state purposes and $0.4 million for foreign purposes, which will start to expire beginning in 2026 for federal purposes and 2018 for California purposes and carried forward indefinitely for foreign purposes. The Company’s use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership. The Company also has federal and state research and experimentation tax credits of approximately $0.2 million and $0.2 million, respectively, that begin to expire in 2027 for federal purposes and have an indefinite carryforward for state purposes.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize deferred income tax assets in the future in excess of net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes. The valuation allowance increased by $2.7 million and $1.5 million in 2010 and 2009, respectively.

The accounting guidance for uncertainty in income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of the accounting standard and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The adoption of the accounting standard for uncertainty in income taxes on January 1, 2008, did not require an adjustment to the consolidated financial statements. There were no adjustments required for the years ended December 31, 2010 and 2009.

The Company expects resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained, therefore, the Company does not expect to have any unrecognized tax benefit, that if recognized, would affect the effective tax rate.

The Company will recognize interest and penalties related to unrecognized tax benefits and penalties as income tax expense. As of December 31, 2010, the Company has not recognized liabilities for interest and penalties as the Company does not have liability for unrecognized tax benefits.

The Company is subject to taxation in the U.S. and various states and foreign jurisdiction. The Company’s tax years for 2006 through 2009 are subject to examination by the taxing authorities. With few exceptions, the Company is no longer subject to U.S., state, local, and foreign examination by taxing authorities for years before 2006.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	NOTE PAYABLE

Note payable consisted of the following at December 31:

	2010	2009

Note payable to Preproduction Plastics, Inc., interest payable monthly at 6% per annum, monthly payments of $50,000 plus interest, due May 2011	$243,468	$—

In accordance with a settlement agreement (see Note 12), the Company agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, to Preproduction Plastics, Inc., which is payable in monthly payments of $50,000 each, plus interest accruing at 6% per annum from the date of the settlement. Commencing January 1, 2011, the Company has failed to make the scheduled payments required by the July 29, 2010 settlement agreement and stipulation for entry of judgment. The Plaintiff has filed a motion for entry of judgment pursuant to the terms of the July 29, 2010 settlement agreement and stipulation for entry of judgment, which if granted, would cause the acceleration of all amounts owed under the settlement agreement. The parties have requested that this motion be heard on April 21, 2011. During the year ended December 31, 2010, the Company recorded $8,587 of interest expense and had accrued interest of $4,126 at December 31, 2010.

NOTE 8 —	RELATED PARTY NOTES PAYABLE

Related party notes payable, net of discounts, consisted of the following at December 31:

	2010	2009

Note payable to Immersive Media Corp., 15% interest rate per annum, net of discount of $108,879 and $41,265, respectively, due March 31, 2011	$891,121	$958,735
Note payable to Vision Opportunity Master Fund, Ltd., 10% interest rate per annum, net of discount of $0 and $2,621,898, respectively, due March 31, 2011	3,500,000	878,102
Note payable to Ki Nam, 10% interest rate per annum, due March 31, 2012	1,121,000	—
Note payable to Alfonso and Mercy Cordero, 10% interest rate per annum, due October 1, 2013	1,000,000	—

	$6,512,121	$1,836,837
Less: current portion	(4,391,121)	(1,836,837)

	$2,121,000	$—

The aggregate annual maturities for related party notes payable in each of the years after December 31, 2010, are as follows:

Related Party
Year Ending December 31,	Notes Payable

2011	$4,500,000
2012	$1,121,000
2013	$1,000,000

Immersive Note

On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive Media Corp. (“Immersive”), one of the Company’s stockholders. On March 31, 2008, the

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company repaid $1,000,000 of the principal amount. The note was originally due December 31, 2008 and is secured by all of the Company’s assets (see amendments below).

In connection with the issuance of the promissory note, the Company issued a warrant to Immersive for the purchase of 69,764 shares of the Company’s common stock at an exercise price of $10.80 per share. The warrants are immediately exercisable. The Company recorded a debt discount of $485,897 related to the fair value of the warrants, which was calculated using the Black-Scholes Merton option pricing model. The debt discount was amortized to interest expense over the original term of the promissory note.

First Amendment to Immersive Note

On December 19, 2008, the Company amended the terms of the promissory note with Immersive to, among other things, extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010 and give Immersive the option to convert the promissory note during the pendency and prior to the closing of an equity offering into units of the Company’s securities at an original conversion price of $16.50 per unit. Each unit consists of one share of the Company’s common stock and a warrant to purchase a share of the Company’s common stock at $20.00 per share. In the event the Company issues common stock or common stock equivalents for cash consideration in a subsequent financing at an effective price per share less than the original conversion price, the conversion price will reset. The amended terms of the note resulted in terms that were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt during the year ended December 31, 2008. There was no gain or loss recognized in connection with the extinguishment. At the date of the amendment, the Company did not record the value of the conversion feature as the conversion option is contingent on a future event.

In December 2009, the Company issued 2,000,000 shares of its Series A Convertible Preferred Stock (“Preferred Stock”) in connection with an equity offering (see Note 10). As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $1,802 as a debt discount and amortized such amount to interest expense through the maturity of the note on March 31, 2010. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was recorded through earnings.

As consideration for extending the terms of the promissory note in December 2008, the Company agreed to issue warrants to Immersive for the purchase of up to 25,000 shares of the Company’s common stock at an exercise price of $20.00 per share, subject to adjustment. For every three months that the promissory note is outstanding, the Company issued Immersive a warrant to purchase 5,000 shares of the Company’s common stock. During the year ended December 31, 2009, the Company issued warrants to Immersive to purchase 20,000 shares of the Company’s common stock. The Company recorded a debt discount of $139,778 based on the estimated fair value of the warrants issued during the year ended December 31, 2009. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $5.00 per share (see Note 9 for a discussion on derivative liabilities). During the year ended December 31, 2010, the Company issued the remaining 5,000 warrants under the note. The Company recorded an additional debt discount of $15,274 based on the estimated fair value of the 5,000 warrants issued during the year ended December 31, 2010.

During the years ended December 31, 2010 and 2009, the Company amortized $56,539 and $99,043, respectively, of the debt discounts to interest expense. As of March 31, 2010, prior to the second amendment to the Immersive note (see below), the debt discounts were fully amortized to interest expense.

Second Amendment to Immersive Note

On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, the Company agreed to exchange Immersive’s Class A warrants to purchase up to 69,764 shares of the Company’s common stock at an exercise price of $10.80 per share and its Class D warrants to purchase up to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

25,000 shares of the Company’s common stock at an adjusted exercise price of $7.00 per share, for Class G warrants to purchase up to 69,764 shares and 25,000 shares of the Company’s common stock, respectively, each with an exercise price of $7.00 per share. The Company recorded a debt discount and derivative liability of $1,898 based on the incremental increase in the estimated fair value of the re-pricing of the 25,000 warrants. The Company recorded an additional debt discount and derivative liability in the amount of $216,811 based on the estimated fair value of the 69,764 warrants issued. The total debt discount was amortized in April 2010. The amended terms did not result in terms that were substantially different from the terms of the original note. Therefore, there was no extinguishment of debt as a result of the second amendment.

The note and accrued interest were not repaid in full by April 30, 2010. As a result, per the agreement, the maturity date was extended to March 31, 2011 and the Company issued Class G warrants to purchase up to 104,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The interest rate, which compounds annually, was also amended to 15.0%. The Company recorded interest expense of $140,000 and $120,000, related to the stated rate of interest during the years ended December 31, 2010 and 2009, respectively, and had accrued interest of $110,000 and $0 at December 31, 2010 and 2009, respectively. The terms of the Class G warrants issued to Immersive are substantially similar to prior Class G warrants issued by the Company. The Company recorded a debt discount of $329,120 related to the fair value of the warrants issued. Amortization of this debt discount was $220,241 for the year ended December 31, 2010, resulting in an unamortized debt discount balance of $108,879 at December 31, 2010.

Vision Opportunity Master Fund, Ltd. Bridge Financing

December 30, 2008 — 10% Convertible Debenture

On December 30, 2008, the Company sold $2.2 million in debentures and issued Class D warrants through a private placement to Vision Opportunity Master Fund, Ltd. (“Vision”) pursuant to a Securities Purchase Agreement. In connection with this financing, the Company recorded a debt discount of $607,819 related to the BCF of the debenture and a debt discount of $607,819 related to the relative fair value of the Class D warrants. The debt discount for the Class D warrants was calculated using the Black-Scholes-Merton option pricing model. The BCF and warrants were amortized to interest expense over the one-year life of the note. As a result of the adoption of a new accounting pronouncement on January 1, 2009, the Company recorded an additional debt discount of $859,955 which was amortized through maturity of the debentures (see Note 9).

On December 30, 2009, pursuant to the Exchange Agreement (see below), the Company issued to Vision and Vision Capital Advantage Fund, L.P. (“VCAF” and, together with Vision, the “Vision Parties”), shares of Preferred Stock in exchange for the delivery and cancellation of these debentures and accrued interest.

May 28, 2009 — 10% Convertible Debenture

On May 28, 2009, the Company issued to Vision, 10% Debentures with an aggregate principal value of $600,000. Additionally, Vision received Class E common stock purchase warrants, (“Class E Warrants”) to purchase up to an aggregate 30,000 shares of the Company’s common stock at an exercise price of $12.00 per share. In connection with this financing, the Company recorded a debt discount of $291,327 related to the conversion feature of the debenture and a debt discount of $201,222 related to the estimated fair value of the Class E Warrants. The debt discount for the Class E Warrants was calculated using the Black-Scholes-Merton option pricing model. The conversion feature and warrants were amortized to interest expense through the date of exchange of these debentures (see below). As noted below, these 10% Debentures were cancelled in connection with the December 30, 2009 financing with Vision. Additionally, the Class E Warrants were exchanged for shares of Preferred Stock in connection with the December 30, 2009 financing with Vision (see below).

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 30, 2009 — 10% Convertible Debenture

On December 30, 2009, the Company sold $3,500,000 in debentures and warrants to Vision through a private placement pursuant to a Securities Purchase Agreement (the “Purchase Agreement”). The Company issued to Vision, 10% secured convertible debentures (“Debentures”), with an aggregate principal value of $3,500,000.

The Debentures accrue interest on the unpaid principal balance at a rate equal to 10% per annum. The maturity date of the Debentures was December 30, 2010 (see below). At any time after the 240th calendar day following the issue date, the Debentures are convertible into “units” of Company securities at a conversion price of $1.00 per unit, subject to adjustment. Each “unit” consists of one share of the Company’s Preferred Stock and a warrant to purchase one share of the common stock. As a result of the 240th day passing, the Company recorded an additional debt discount and corresponding derivative liability in the amount of $275,676 during the year ended December 31, 2010 (see Note 9). The Company may redeem the Debentures in whole or part at any time after June 30, 2010 for cash in an amount equal to 120% of the principal amount plus accrued and unpaid interest and certain other amounts due in respect of the Debenture. Interest on the Debentures is payable in cash on the maturity date or, if sooner, upon conversion or redemption of the Debentures. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum. The Company recorded interest expense of $350,000 and $959, related to the stated rate of interest, for the years ended December 31, 2010 and 2009, respectively, and had accrued interest of $350,959 and $959 as of December 31, 2010 and 2009, respectively.

The Purchase Agreement provides that during the 18 months following December 30, 2009, if the Company or its wholly owned subsidiary, T3 Motion, Ltd., a company incorporated under the laws of the United Kingdom (the “Subsidiary”), issue common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may participate in such Subsequent Financing in up to an amount equal to Vision’s then percentage ownership of the Company’s common stock.

The Purchase Agreement also provides that from December 30, 2009 to the date that the Debentures are no longer outstanding, if the Company effects a Subsequent Financing, Vision may elect, in its sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a “$1.00 for $1.00” basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.00 per share of common stock. Vision is obligated to elect the Exchange on a $0.90 per $1.00 basis (not a $1.00 for $1.00 basis) if certain conditions regarding the Subsequent Financing and other matters are met.

Also pursuant to the Purchase Agreement, Vision received Class G common stock purchase warrants (the “Class G Warrants”). Pursuant to the terms of the Class G Warrants, Vision is entitled to purchase up to an aggregate of 350,000 shares of the Company’s common stock at an exercise price of $7.00 per share, subject to adjustment. The Class G Warrants have a term of five years after the issue date of December 30, 2009.

The Subsidiary entered into a subsidiary guarantee (“Subsidiary Guarantee”) for Vision’s benefit to guarantee to Vision T3 Motion’s obligations due under the Debentures. T3 Motion and the Subsidiary also entered into a security agreement (“Security Agreement”) with Vision, under which it and the Subsidiary granted to Vision a security interest in certain of our and the Subsidiary’s property to secure the prompt payment, performance, and discharge in full of all obligations under the Debentures and the Subsidiary Guarantee.

December 30, 2009 — Exchange Agreement

On December 30, 2009, the Company also entered into a securities exchange agreement (the “Exchange Agreement”) with the Vision Parties. Pursuant to the Exchange Agreement, the Company issued to the Vision Parties an aggregate of 9,370,698 shares of Preferred Stock. 3,055,000 shares of Preferred Stock were issued in

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exchange for the delivery and cancellation of 10% Secured Convertible Debentures previously issued by the Company to the Vision Parties in the principal amount of $2,200,000 (issued December 30, 2008) and $600,000 (issued May 28, 2009) plus accrued interest of $255,000 (in conjunction with the issuance of Preferred Stock, the Company issued Class F warrants to purchase 611,000 shares of common stock at $7.00 per share); 2,263,750 shares of Preferred Stock were issued in exchange for the delivery and cancellation of all Class A, B, C, D, E and F warrants (which were exercisable for an aggregate of 1,097,277 shares) previously issued by the Company to the Vision Parties valued at $1,155,390, (the Company recorded a gain of $45,835 related to the exchange of the warrants for Preferred Stock); and 4,051,948 shares of Preferred Stock were issued to satisfy the Company’s obligation to issue equity to the Vision Parties pursuant to a securities purchase agreement dated March 24, 2008 and amended on May 28, 2009.

Under the Exchange Agreement, Ki Nam, the Chief Executive Officer and Chairman of the board of directors of the Company, also agreed to convert a promissory note plus the accrued interest, previously issued to him by the Company into 976,865 shares of Preferred Stock and Class G Warrants to purchase up to 195,373 shares of common stock (which warrants have the same terms as the Class G Warrants issued to Vision pursuant to the Purchase Agreement).

The Company, Mr. Nam and the Vision Parties also entered into a stockholders agreement, whereby Mr. Nam agreed to vote, in the election of members of the Company’s board of directors, all of his voting shares of the Company in favor of (i) two nominees of the Vision Parties so long as their ownership of common stock of the Company is 22% or more or (ii) one nominee of The Vision Parties so long as their ownership of common stock of the Company is 12% or more.

Amendment of December 30, 2009 10% Convertible Debenture

On December 31, 2010, the Company and the Vision Parties amended the Debenture to extend the maturity date from December 31, 2010 to March 31, 2011. All other provisions of the Debenture remained unchanged. The amended terms of the Debenture did not result in terms that were substantially different from the terms of the original Debenture, therefore there was no extinguishment of debt.

December 31, 2010 — Exchange Agreement

On December 31, 2010, the Company entered into a securities exchange agreement with Vision pursuant to which the Company exchanged 350,000 Class G Warrants for 210,000 shares of the Company’s common stock. On the date of the exchange, the warrants were classified as derivative liabilities and had an estimated fair value of $1,208,478 and the shares of the Company’s common stock were valued at the fair market price of $4.00 per share for a total value of $840,000, resulting in a gain on the transaction of $368,478, which was recorded in other income.

Debt Discounts and Amortization

The debt discount recorded on the December 30, 2009 Debentures was allocated between the warrants and conversion feature in the amount of $1,077,652 and $1,549,481, respectively. In addition, the Company recorded an additional debt discount during the year ended December 31, 2010 of $275,676 (see above). The debt discounts were amortized through the original maturity of the Debentures of December 30, 2010. During the years ended December 31, 2010 and 2009, the Company amortized $2,897,574 and $5,235, respectively, of the debt discounts to interest expense.

During the year ended December 31, 2009, the Company amortized $2,565,906 of interest expense related to debt discounts on different notes to Vision that were ultimately exchanged for shares of the Company’s Preferred Stock on December 30, 2009 (see above).

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Ki Nam Note

2010 Note

On February 24, 2011, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, for previous advances to the Company. The agreement allows Mr. Nam to advance up to $2.5 million for operating requirements. The note bears interest at 10% per annum. The note is due on March 31, 2012 and allows for an automatic one year extension. During the year ended December 31, 2010, Mr. Nam advanced $1,511,000 to the Company to be used for operating requirements. During October 2010, the Company repaid $390,000 of the advances, leaving a balance of $1,121,000 outstanding as of December 31, 2010. The Company recorded interest expense of $23,756 for the year ended December 31, 2010 and had accrued interest of $23,756 as of December 31, 2010.

2009 Note

On March 30, 2009, the Company entered into a loan agreement with Ki Nam, its chairman and CEO, whereby, Mr. Nam agreed to advance the Company up to $1,000,000, including $498,528 that had already been advanced by Mr. Nam for operating capital requirements through December 31, 2008. The line of credit was to remain open until the Company raised $10.0 million in equity. The note bore interest at 10% per annum. In the event the Company received (i) $10,000,000 or more in private placement financing or (ii) $15,000,000 or more in equity financing at any time after the date of the loan, the note was to become immediately due and payable.

In connection with the loan agreement, the Company agreed to issue warrants to Mr. Nam for the purchase of up to 30,303 shares of the Company’s common stock, $0.001 par value per share, at an exercise price of $20.00 per share, subject to adjustment. The total number of warrants to be issued was dependent on the final amount of the loan. During the year ended December 31, 2009, the Company was advanced $414,963, including accrued interest, under the loan agreement. During the year ended December 31, 2009, 27,477 warrants were issued to Mr. Nam pursuant to the terms of the loan agreement. The Company recorded a debt discount of $246,228 related to the estimated fair value of warrants, which was to be amortized as interest expense over the term of the loan agreement. The loan was convertible during the pendency of any current open equity financing round at $16.50 per share, subject to adjustment. Upon conversion, Mr. Nam was to receive additional warrants for the purchase of up to 60,606 shares of the Company’s common stock at $20.00 per share.

In December 2009, the Company issued 2,000,000 shares of its Preferred Stock in connection with an equity offering (see Note 10). As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $443 as a debt discount, which was to be amortized to interest expense over the remaining term of the loan agreement. The Company recorded the corresponding amount as a derivative liability and any change in fair value of the conversion feature was to be recorded through earnings at each reporting date. The change in fair value of the conversion feature was not significant for the period ended December 31, 2009.

On December 30, 2009, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Mr. Nam. Under the Exchange Agreement, Mr. Nam agreed to convert the balance of the promissory note, including accrued interest, of $976,865 into 976,865 shares of the Company’s Preferred Stock and warrants to purchase up to 195,373 shares of the Company’s common stock, exercisable at $7.00 per share, subject to adjustment. The ability for Mr. Nam to receive additional warrants for up to 60,606 shares of common stock was cancelled.

In connection with the Exchange Agreement, the Company agreed to convert Mr. Nam’s outstanding debt balance of $976,865 at $0.50 per share, which was below the adjusted conversion price pursuant to the terms of the loan agreement. Pursuant to the conversion terms of the loan agreement, Mr. Nam would have received only 313,098 shares of stock. As a result, the Company issued Mr. Nam 663,767 additional shares of the Company’s Preferred Stock in connection with his debt conversion.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the Exchange Agreement, the entire debt discount amounting to $246,671 was amortized to interest expense. In addition, as the Company issued shares to Mr. Nam in excess of the number of shares pursuant to the terms of the loan agreement, the Company recorded the fair value of the 663,767 additional shares issued as a loss on debt extinguishment. The amount recorded of $663,767 was included in other expense in the accompanying consolidated statement of operations for the year ended December 31, 2009.

Lock-Up Agreement

In connection with the Vision financing, Ki Nam, our Chief Executive Officer and Chairman of the board of directors of the Company, agreed not to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, without express prior written consent of Vision, any of our common stock equivalents of the Company until August 27, 2010; provided, however, that commencing on August 27, 2010, he may sell up to 1/24th of the shares of common stock of the Company in each calendar month through February 28, 2011.

Alfonso Cordero and Mercy Cordero Note

On January 14, 2011, the Company delivered a 10% unsecured promissory note (the “Note”) in the principal amount of $1,000,000 that matures on October 1, 2013 to Alfonso G. Cordero and Mercy B. Cordero, Trustees of the Cordero Charitable Remainder Trust (“Noteholder”) for amounts previously loaned to the Company in October 2010. The Note was dated as of September 30, 2010. Interest payments of $8,333 are due on the first day of each calendar month commencing November 1, 2010 and continuing each month thereafter. The Noteholder has agreed to waive payment obligations from November 1, 2010 through April 15, 2011. The Company recorded interest expense and accrued interest of $24,777 as of and for the year ended December 31, 2010.

The Company may prepay the Note, but must prepay in full only. The Company will be in default under the Note upon: (1) failure to timely make payments due under the note; and (2) failure to perform other agreements under the Note within 10 days of request from the Noteholder. Upon such event of default, the Noteholder may declare the Note immediately due and payable. The applicable interest rate will be upon default will be increased to 15% or the maximum rate allowed by law. The Noteholder has waived any and all defaults under the Note at December 31, 2010 and through April 15, 2011.

NOTE 9 —	DERIVATIVE LIABILITIES

Effective January 1, 2009, the Company adopted the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

As a result of the adoption of the accounting standard, 456,277 of the Company’s issued and outstanding common stock purchase warrants and embedded conversion features previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. These warrants had exercise prices ranging from $10.80 to $20.00 and expire between December 2012 and December 2014. Effective January 1, 2009, the Company reclassified the fair value of these common stock purchase warrants and embedded conversion features, all of which have exercise price reset features and price protection clauses, from equity to liability status as if these warrants and conversion features were treated as derivative liabilities since their date of original issuance ranging from March 2008 through December 2008.

On January 1, 2009, the Company reclassified from additional paid-in capital, as a cumulative effect adjustment, approximately $4.0 million to a derivative liability to recognize the fair value of such warrants and

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

embedded conversion features, at the original issuance date and reclassified from retained earnings, as a cumulative effect adjustment, approximately $2.0 million to recognize the change in the fair value from original issuance through December 31, 2008, and recorded additional debt discounts of approximately $0.9 million related to the fair value of warrants issued with related party notes outstanding at December 31, 2008.

During 2010 and 2009, the Company issued 104,000 and 992,850 of additional warrants , respectively, related to convertible debt and during 2009 recorded liabilities related to conversion options (see Note 8). During 2010, the Company exchanged 69,764 of Class A warrants and 25,000 of Class B warrants for 94,764 Class G warrants (see Note 8). The Company also recorded an additional derivative liability of $275,676 related to the Vision Debentures during the year ended December 31, 2010 (see Note 8). The Company estimated the fair value of the warrants and conversion options at the dates of issuance and recorded a debt discount and corresponding derivative liability of $838,779 and $3,510,751 during 2010 and 2009, respectively. The debt discount will be amortized over the remaining life of the related debt. The change in fair value of the derivative liability will be recorded through earnings at each reporting date.

During 2010 and 2009, the Company issued additional warrants of 231,000 and 595,373, respectively, related to Preferred Stock (see Note 10). The Company estimated the fair value of the warrants of $716,236 and $1,740,578, respectively, at the dates of issuance and recorded a discount on the issuance of the equity and a corresponding derivative liability. The discount will be recorded as a deemed dividend with a reduction to retained earnings. The change in fair value of the derivative will be recorded through earnings at each reporting date.

During 2010 and 2009, the Company recorded a discount on the issuance of Preferred Stock and a corresponding derivative liability of $685,124 and $7,314,273, respectively, related to the anti-dilution provision of the Preferred Stock issued. The discount will be recorded as a deemed dividend with a reduction to retained earnings during the 24-month period that the anti-dilution provision is outstanding. The change in fair value of the derivative liabilities will be recorded through earnings at each reporting date.

During 2010 and 2009, the amortization of the discounts related to the Preferred Stock anti-dilution provision and warrants issued was $3,730,150 and $6,116, respectively, which was recorded as a deemed dividend.

During the years ended December 31, 2010 and 2009, the Company exchanged 350,000 warrants for 210,000 shares of common stock and 1,097,277 warrants to 2,263,750 shares of Preferred Stock, respectively, pursuant to the Exchange Agreement (see Note 10). As a result of these exchanges, the Company exchanged warrants with a fair value of $1,208,478 and $1,201,225 during 2010 and 2009, respectively, for shares of common stock valued at $840,000 and Preferred Stock valued at $1,155,390, resulting in gains on the exchanges of $368,478 and $45,835 during the years ended December 31, 2010 and 2009, respectively.

During 2009, in connection with the conversion of the Vision Parties’ and Mr. Nam’s notes payable (see Note 8), the Company reclassified the fair value of the derivative liability related to the conversion feature of $208,857 to additional paid-in capital.

On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 400,000 shares of common stock (see Note 10). As a result of the conversion, the Company reclassified the balance of the derivative liability of $1,121,965 to additional paid-in capital and the balance of the discount of $1,099,742 as a deemed dividend.

As of December 31, 2010, the unamortized discount related to the conversion feature of the Preferred Stock was $4,263,068.

The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants and embedded

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion features using the Black-Scholes-Merton option pricing model using the following assumptions as of December 31,:

	2010	2009

Annual dividend yield	—	—
Expected life (years)	0.25-5	0.25-5.00
Risk-free interest rate	0.12%-2.55%	0.40%-2.69%
Expected volatility	79%-162%	84%-159%

Expected volatility is based primarily on historical volatility of the Company and the Company’s peer group. Historical volatility was computed using daily pricing observations for recent periods that correspond to the expected term. The Company believes this method produces an estimate that is representative of its expectations of future volatility over the expected term of these warrants.

The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities.

During the years ended December 31, 2010 and 2009, the Company recorded other income of $2,101,067 and $6,184,151, respectively, related to the change in fair value of the warrants and embedded conversion options and is included in other income, net in the accompanying consolidated statements of operations.

The following table presents the Company’s warrants and embedded conversion options measured at fair value on a recurring basis as of December 31:

	Level 3 Carrying Value
	2010	2009

Embedded conversion options	$5,991,957	$8,853,893
Warrants	3,641,148	2,970,583

	$9,633,105	$11,824,476

Decrease in fair value	$2,101,067	$6,184,151

The following table provides a reconciliation of the beginning and ending balances for the Company’s liabilities measured at fair value using Level 3 inputs for the years ended December 31:

	2010	2009

Balance at December 31,	$11,824,476	$—
Cumulative effect of adoption	—	6,853,108
Issuance of warrants and conversion option	2,240,139	12,565,601
Conversion of debt	—	(1,410,082)
Conversion of preferred stock to common stock	(1,121,965)	—
Exchange of warrants for common stock	(1,208,478)	—
Change in fair value	(2,101,067)	(6,184,151)

Balance at December 31,	$9,633,105	$11,824,476

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	EQUITY

Series A Convertible Preferred Stock

The Company’s board of directors has authorized 20,000,000 shares of Series A Convertible Preferred Stock (“Preferred Stock”). Except as otherwise provided in the Certificate of Designation which created the Series A Preferred Stock (the “Series A Certificate”) or by law, each holder of shares of Preferred Stock shall have no voting rights. As long as any shares of Preferred Stock are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the Preferred Stock or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Preferred Stock, (d) increase the number of authorized shares of the Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Each share of Preferred Stock is convertible at any time and from time to time after the issue date at the holder’s option into two shares of the Company’s common stock (subject to beneficial ownership limitations (as defined below).

Holders of our Preferred Stock are restricted from converting their shares of Preferred Stock to common stock if the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder, together with its affiliates, at such time to exceed 4.99% of the then issued and outstanding shares of common stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company. The Company has not received any such notice. There are no redemption rights.

The Conversion Price shall be proportionately reduced for a stock dividend, stock split, subdivision, combination or similar arrangements. The Conversion Price will also be reduced for any sale of common stock (or options, warrants or convertible debt or other derivative securities) at a purchase price per share less than the Conversion Price, subject to certain excepted issuances. The Conversion Price will be reduced to such purchase price if such issuance occurs within the first 12 months of the original issuance date. The Conversion Price will be reduced to a price derived using a weighted-average formula if the issuance occurs after the first 12 months but before the 24 month anniversary of the original issuance date.

If, at any time while the Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (each of the foregoing, a “Fundamental Transaction”), then, upon any subsequent conversion of Preferred Stock, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock.

In September 2009, the Company offered up to 15,000,000 shares of Preferred Stock, at a purchase price of $1.00 per share, or up to an aggregate purchase price of $15,000,000, on a “best efforts” basis to selected qualified investors (the “Offering”). The minimum offering was $6,000,000. The proceeds of this Offering were delivered to the Company at multiple closings. During the years ended December 31, 2010 and 2009, the Company raised $1,155,000 and $1,978,942 (net of issuance costs), respectively, and issued 1,155,000 shares and 2,000,000 shares

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of Preferred Stock, respectively. In connection with the financing, the Company granted warrants to purchase 231,000 shares and 400,000 shares of common stock, respectively, at an exercise price of $7.00 per share. The warrants are exercisable for five years. The Company used the proceeds for working capital requirements.

On December 30, 2009, the Company entered into an Exchange Agreement with Mr. Nam. Under the Exchange Agreement, Mr. Nam agreed to convert a promissory note plus the accrued interest, previously issued to him by the Company, of $976,865, into 976,865 shares of Preferred and warrants to purchase up to 195,373 shares of common stock (See Note 8).

On December 30, 2009, the Company entered into an Exchange Agreement with Vision. Pursuant to the Exchange Agreement, the Company issued to the Vision Parties an aggregate of 9,370,698 shares of Preferred Stock (See Note 8).

On March 22, 2010, one of the Company’s holders of Preferred Stock exercised their option to convert their 2,000,000 shares of Preferred Stock into 400,000 shares of common stock.

Common Stock

On July 21, 2010, the Company issued 2,000 shares of its common stock for investor relations services and recorded expense of $10,000.

On November 6, 2009, the Company issued 10,000 shares of its common stock for investor relations services and recorded expense of $50,000.

Pursuant to the consulting agreement dated September 17, 2008, the Company authorized to issue up to 16,000 shares of common stock at $20.00 per share, to Investor Relations Group (“IRG”) for investor relationship services to be rendered from September 17, 2008 through September 17, 2009. The shares vested 1/12th each month. The consulting agreement could be cancelled with a 30 day cancellation notice by either party. On June 6, 2009, the Company terminated the agreement with IRG. During the year ended December 31, 2009, 4,000 shares of common stock were issued under the consulting agreement and the fair value of the shares issued and earned of $80,000 was recorded and expensed.

On February 20, 2009, the Company entered into a settlement agreement with Mr. Albert Lin, the CEO of Sooner Capital, principal of Maddog and a Director of Immersive Media Corp., whereby Mr. Lin released the Company from its obligations to issue certain securities upon the occurrence of certain events, under an agreement dated December 30, 2007, in exchange for the Company issuing 93,104 shares of common stock at $16.50 per share totaling $1,536,206, for investor relations services performed for the Company. The Company recorded the value of the shares in related party payables at December 31, 2008. The Company issued the shares on February 20, 2009.

In September 2008, the Company sold to Piedmont Select Equity Fund (“Piedmont”) 12,500 shares of the Company’s common stock at $20.00 per share for an aggregate price of $250,000. In December 2008, the Company entered into a rescission agreement with Piedmont in which it agreed to rescind Piedmont’s stock purchase so long as affiliates of Piedmont purchased at least $250,000 of the Company’s equity securities. In March 2010, two investors affiliated with Piedmont purchased an aggregate of 250,000 shares of the Company’s Preferred Stock at a purchase price of $1.00 per share and were issued Class G Warrants to purchase 50,000 shares of Company’s common stock at $7.00 per share. Concurrent with the closing of such offering, the Company rescinded the purchase of the 12,500 shares of common stock Piedmont. delivered the stock certificate for 12,500 shares to the Company and the Company returned the original purchase price of $250,000 to Piedmont.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 — STOCK OPTIONS AND WARRANTS

Stock Option/Stock Issuance Plans

On August 15, 2007 the Company adopted the 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”), under which stock awards or options to acquire shares of the Company’s common stock may be granted to employees, nonemployee members of the Company’s board of directors, consultants or other independent advisors who provide services to the Company. The 2007 Plan is administered by the board of directors. The 2007 Plan permits the issuance of up to 745,000 shares of the Company’s common stock. Options granted under the 2007 Plan generally vest 25% per year over four years and expire 10 years from the date of grant. The 2007 Plan was terminated with respect to the issuance of new options or awards upon the adoption of the 2010 Plan (see below); no further options or awards may be granted under the 2007 Plan.

During 2010, the Company adopted the 2010 Stock Option/Stock Issuance Plan (the “2010 Plan”), under which stock awards or options to acquire shares of the Company’s common stock may be granted to employees, nonemployee members of the Company’s board of directors, consultants or other independent advisors who provide services to the Company. The 2010 Plan is administered by the Company’s board of directors. The 2010 Plan permits the issuance of up to 650,000 shares of the Company’s common stock. Options granted under the 2010 Plan generally vest 25% per year over four years and expire 10 years from the date of grant.

In July 2010, the exercise prices of certain outstanding employee stock options previously granted under the 2007 Plan were amended by the Company’s board of directors to have an exercise price of $5.00 per share. The amendments did not change the vesting schedules or any of the other terms of the respective stock options. As a result of the repricing of the options affected by the amendments, the Company will recognize a non-cash charge of $68,578 for the incremental change in fair value of the repriced options. Of the $68,578, the Company recorded $37,087 as share-based compensation for the year ended December 31, 2010 for the previously vested options. The remainder of the balance, $31,491, related to the unvested options will be amortized over the remaining vesting period of the related options. This repricing affected 24 employees who held 85,900 stock options in July 2010.

The following table sets forth the share-based compensation expense:

	Years Ended December 31,
	2010	2009

Stock compensation expense — cost of net revenues	$57,466	$124,373
Stock compensation expense — sales and marketing	148,649	347,556
Stock compensation expense — research and development	125,527	202,507
Stock compensation expense — general and administrative	484,977	1,009,048

Total stock compensation expense	$816,619	$1,683,484

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of common stock option activity under the 2007 Plan and the 2010 Plan for the year ended December 31, 2010 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Options outstanding — January 1, 2010	603,319	$6.40
Options granted	296,050	5.00
Options exercised	—	—
Options forfeited	(250,279)	6.50
Options cancelled	—	—

Total options outstanding — December 31, 2010	649,090	$5.70	8.22	$—

Options exercisable — December 31, 2010	324,837	$6.40	7.10	$—

Options vested and expected to vest — December 31, 2010	635,229	$5.70	8.18	$—

Options available for grant under the 2010 Plan at December 31, 2010	372,050

Weighted average fair value of options granted	$3.80

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Shares	Life	Price	Shares	Price
		(In years)

$0.50	354,559	9.23	$5.00	45,823	$5.00
$0.60	194,531	7.03	$6.00	179,014	$6.00
$0.77	100,000	6.95	$7.70	100,000	$7.70

	649,090	8.20	$5.70	324,837	$6.40

Summary of Assumptions and Activity

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model for service and performance based awards, and a binomial model for market based awards. The Company has only granted service based awards. In estimating fair value, expected volatilities used by the Company were based on the historical volatility of the underlying common stock of its peer group, and other factors such as implied volatility of traded options of a comparable peer group. The expected life assumptions for all periods were derived from a review of annual historical employee exercise behavior of option grants with similar vesting periods of a comparable peer group. The risk-free rate used to calculate the fair value is based on the expected term of the option. In all cases, the risk-free rate is based on the U.S. Treasury yield bond curve in effect at the time of grant.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assumptions used to calculate the fair value of options and warrants granted are evaluated and revised, as necessary, to reflect market conditions and experience. The following table presents details of the assumptions used to calculate the weighted-average grant date fair value of common stock options and warrants granted by the Company, along with certain other pertinent information:

	Years Ended December 31,
	2010	2009

Expected term (in years)	6.1	5.5
Expected volatility	93%	94% — 100%
Risk-free interest rate	1.8%	2.0%
Expected dividends	—	—
Forfeiture rate	2.8%	2.8%
Weighted-average grant date fair value per share	$3.80	$10.30

Upon the exercise of common stock options, the Company issues new shares from its authorized shares.

At December 31, 2010, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal years 2011 through 2014 related to unvested common stock options is approximately $1.3 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 3.0 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other equity awards.

Warrants

From time to time, the Company issues warrants to purchase shares of the Company’s common stock to investors, noteholders and to non-employees for services rendered or to be rendered in the future (See Notes 8 and 10). Such warrants are issued outside of any equity incentive plans of the Company including the 2007 Plan and 2010 Plan. A summary of the warrant activity for the year ended December 31, 2010 is presented below:

		Weighted-		Aggregate
	Number of	Exercise	Weighted-Average	Intrinsic
	Shares	Price	Contractual Life	Value
			(In years)

Warrants outstanding — January 1, 2010	1,074,615	$8.70
Warrants granted (See Notes 8 and 10)	439,764	7.00
Warrants exchanged	(350,000)	7.00
Warrants cancelled (See Note 8)	(94,764)	9.30

Warrants outstanding and exercisable-December 31, 2010	1,069,615	$7.30	4.07	$—

NOTE 12 —	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases two facilities in Costa Mesa, California under non-cancelable operating lease agreements that expired in 2010 but were extended on a month-to-month basis and will expire in 2012. These leases require monthly lease payments of approximately $9,000 and $25,000 per month.

Lease expense for the facilities was approximately $384,000 and $448,000 for the years ended December 31, 2010 and 2009, respectively.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum annual payments under these non-cancelable operating leases are as follows:

Years Ending December 31,	Total

2011	305,000
2012	209,000

$514,000

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

Warranties

The Company’s warranty policy generally provides coverage for components of the vehicle, power modules, and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.

On June 25, 2008, the Company elected to upgrade or replace approximately 500 external chargers (revision D or older) due to a chance that the chargers could fail over time. A failed charger could result in degrading the life of the batteries or cause the batteries to be permanently inoperable, or in extreme conditions result in thermal runaway of the batteries. The charges were placed in service between January 2007 and April 2008. The Company notified customers informing them of the need for an upgrade and began sending out new and/or upgraded chargers (revision E) in July 2008 to replace all existing revision D or older chargers that are in the field. The total costs of upgrading or replacing these chargers was approximately $68,000. All returned chargers will be upgraded to revision E and resold as refurbished units. The Company has completed the charger replacements as of December 31, 2010.

The following table presents the changes in the product warranty accrual included in accrued expenses in the accompanying consolidated balance sheets as of and for the years ended December 31:

	2010	2009

Beginning balance, January 1,	$235,898	$362,469
Charged to cost of revenues	130,916	129,183
Usage	(201,173)	(255,754)

Ending balance, December 31	$165,641	$235,898

Legal Contingency

Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO (collectively the “Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and the Company. On August 24, 2009, Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court denied the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. The Company agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, through monthly payments of $50,000, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and subsequent principal payments totaling $200,000 were made by the Company through December 31, 2010. Company recorded the entire settlement amount of $493,468 as a note payable, $470,599 as a deposit on fixed assets and the remaining $22,869 as a charge to legal expense. At December 31, 2010, the remaining settlement amount of $243,468 is recorded as a note payable in the accompanying consolidated balance sheet. The Company has recorded accrued interest of $4,126 at December 31, 2010.

Commencing January 1, 2011, the Company has failed to make the scheduled payments required by the July 29, 2010 settlement agreement and stipulation for entry of judgment. The Plaintiff has filed a motion for entry of judgment pursuant to the terms of the July 29, 2010 settlement agreement and stipulation for entry of judgment, which if granted, would cause the acceleration of all amounts owed under the settlement agreement. The parties have requested that this motion be heard on April 21, 2011.

In the ordinary course of business, the Company may face various claims brought by third parties in addition to the claim described above and may, from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.

NOTE 13 —	RELATED PARTY TRANSACTIONS

The following reflects the related party transactions during the years ended December 31, 2010 and 2009.

Controlling Ownership

Mr. Nam, the Company’s CEO and Chairman of the Board of Directors, together with his children, owns 57.2% of the outstanding shares of the Company’s common stock.

Accounts Receivable

As of December 31, 2010 and 2009, the Company has receivables of $35,722 and $28,902, respectively, due from Graphion Technology USA LLC (“Graphion”) related to consulting services rendered and/or fixed assets sold to Graphion. During 2010, the Company sold fixed assets to Graphion for a purchase price of $6,820, and there was no gain or loss recorded on the sale of the fixed assets. Graphion is wholly owned by Mr. Nam. The amounts due are non-interest bearing and are due upon demand.

T3 MOTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010 and 2009, there were outstanding related party receivables of $0 and $6,756, respectively, which primarily relate to receivables due from Mr. Nam, which represents the rental obligation of Mr. Nam for his month-to-month lease of excess warehouse space at the Company’s facility in Costa Mesa, CA.

Fixed Assets

On December 20, 2010, the Company purchased a vehicle from Mr. Nam for cash to be used for sales and service. The purchase price was $7,000 and was determined to be the estimated fair value of the vehicle at the time of the purchase.

Related Party Payables

From time to time, the Company purchases batteries and outsources research and development from Graphion. During the years ended December 31, 2010 and 2009, the Company purchased $151,973 of research and development services, and $622,589 of parts, respectively, from Graphion and had an outstanding accounts payable balance of $51,973 and $104,931 owed to Graphion at December 31, 2010 and 2009, respectively.

Accrued Salary

As of December 31, 2010, the Company owed Mr. Nam $40,000 of salary pursuant to his employment agreement which is included in accrued expenses. Mr. Nam has elected to defer payment of this amount until the next round of funding is received by the Company.

Intangible Assets

On March 31, 2008, the Company entered into a purchase agreement with Immersive, one of the Company’s stockholders, for a GeoImmersive License Agreement, pursuant to which Immersive granted the Company the right to resell data in the Immersive mapping database. The Company paid Immersive $1,000,000 for the license.

On March 16, 2009, the Company revised the terms of the agreement to revise the start of the two year license to begin upon the completion and approval of the post-production data. The revision includes automatic one-year renewals unless either party cancels within 60 days of the end of the contract. Upon the execution of the revision, the Company ceased amortizing the license and tested annually for impairment until the post-production of the data is complete. At December 31, 2009, management performed its annual review to assess potential impairment and deemed the intangible asset to be fully impaired, as management decided to allocate the resources required to map the data elsewhere. As a result, the remaining value of $625,000 was fully amortized as of December 31, 2009.

Notes Payable — See Note 8

NOTE 14 —	SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date that the consolidated financial statements were issued. There are no reportable subsequent events, except as disclosed below.

Mr. Nam advanced $800,000 to the Company in accordance with his loan agreement as follows (see Note 8):

January 7, 2011 — $75,000
January 25, 2011 — $50,000
February 9, 2011 — $45,000
February 25, 2011 — $30,000
February 28, 2011 — $100,000
March 10, 2011 — $25,000
March 11, 2011 — $475,000

On February 4, 2011, the Company’s Board of Directors approved the grant of stock options to certain employees for the purchase of 325,000 shares of the Company’s common stock at $0.50 per share.

T3 MOTION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$144,070	$123,861
Restricted cash	10,000	10,000
Accounts receivable, net of reserves of $47,626 and $50,000, respectively	568,602	595,261
Related party receivables	37,571	35,722
Inventories	896,157	1,064,546
Prepaid expenses and other current assets	631,463	251,467

Total current assets	2,287,863	2,080,857
Property and equipment, net	482,951	564,700
Deposits	934,893	934,359

Total assets	$3,705,707	$3,579,916

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,647,227	$1,335,761
Accrued expenses	1,776,066	1,483,220
Related party payables	51,973	51,973
Note payable	93,468	243,468
Derivative liabilities	8,643,368	9,633,105
Related party notes payable, net of debt discounts	6,621,000	4,391,121

Total current liabilities	18,833,102	17,138,648
Long term liabilities
Related party notes payable	1,000,000	2,121,000

Total liabilities	19,833,102	$19,259,648

Commitments and contingencies
Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value; 20,000,000 shares authorized; 11,502,563 shares issued and outstanding	11,503	11,503
Common stock, $0.001 par value; 150,000,000 shares authorized; 5,065,847 shares issued and outstanding	5,066	5,066
Additional paid-in capital	30,477,262	29,419,540
Accumulated deficit	(46,625,595)	(45,120,210)
Accumulated other comprehensive income	4,369	4,369

Total stockholders’ deficit	(16,127,395)	(15,679,732)

Total liabilities and stockholders’ deficit	$3,705,707	$3,579,916

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended March 31,
	2011	2010

Net revenues	$996,562	$1,149,426
Cost of net revenues	956,932	1,127,449

Gross profit	39,630	21,977

Operating Expenses:
Sales and marketing	311,750	427,654
Research and development	233,912	320,506
General and administrative	821,545	1,029,413

Total operating expenses	1,367,207	1,777,573

Loss from operations	(1,327,577)	(1,755,596)

Other income (expense), net:
Interest income	43	903
Other income, net	991,694	755,555
Interest expense	(303,945)	(681,801)

Total other income (expense), net	687,792	74,657

Loss before provision for income tax	(639,785)	(1,680,939)
Provision for income tax	800	800

Net loss	(640,585)	(1,681,739)
Deemed dividend to preferred stockholders	(864,800)	(1,672,882)

Net loss attributable to common stockholders	$(1,505,385)	$(3,354,621)

Other comprehensive income (loss):
Foreign currency translation income	—	205

Comprehensive loss	$(640,585)	$(1,681,534)

Net loss per share:
Basic and diluted	$(0.30)	$(0.74)

Weighted average number of common shares outstanding:
Basic and diluted	5,065,847	4,505,096

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT (UNAUDITED)

							Accumulated
		Preferred		Common	Additional		Other	Total
	Preferred	Stock	Common	Stock	Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit

BALANCE — December 31, 2010	11,502,563	$11,503	5,065,847	$5,066	$29,419,540	$(45,120,210)	$4,369	$(15,679,732)

Preferred stock dividend (unaudited)					864,800	(864,800)		—
Share-based compensation expense (unaudited)					192,922			192,922
Net loss (unaudited)						(640,585)		(640,585)

BALANCE — March 31, 2011 (unaudited)	11,502,563	$11,503	5,065,847	$5,066	$30,477,262	$(46,625,595)	$4,369	$(16,127,395)

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(640,585)	$(1,681,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,749	91,841
Warranty expense	30,794	13,229
Share-based compensation expense	192,922	292,461
Change in fair value of derivative liabilities	(989,737)	(753,727)
Amortization of debt discounts	108,879	554,851
Change in operating assets and liabilities:
Accounts and other receivables	26,659	(189,477)
Inventories	168,389	(119,741)
Prepaid expenses and other current assets	(148,677)	(391,490)
Deposits	(534)	51
Accounts payable and accrued expenses	367,005	(232,665)
Related party payables	—	(104,931)

Net cash used in operating activities	(803,136)	(2,521,337)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans/advances to related parties	(1,849)	(1,607)
Purchases of property and equipment	—	(26,646)
Repayment of loans/advances to related parties	—	1,475

Net cash used in investing activities	(1,849)	(26,778)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party notes payable	1,000,000	—
Recission of common stock	—	(250,000)
Deferred offering costs	(24,806)
Proceeds from the sale of preferred stock, net of issuance costs	—	1,155,000
Repayment of note payable	(150,000)	—

Net cash provided by financing activities	825,194	905,000

Effect of exchange rate on cash	—	205

Net increase (decrease) in cash and cash equivalents	20,209	(1,642,910)
Cash and cash equivalents — beginning of period	123,861	2,580,798

Cash and cash equivalents — end of period	$144,070	$937,888

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — Continued

	Three Months Ended March 31,
	2011	2010

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$6,494

Income taxes	$—	$800

Supplemental disclosure of non-cash activities:
Conversion option of preferred stock and warrants issued with preferred stock recorded as derivative liabilities	$—	$1,401,360

Deferred offering costs in connection with equity financing recorded in accounts payable	$206,513	$—

Reclassification of derivative liability to equity	$—	$1,121,965

Debt discount and warrant liability recorded upon issuance of warrants	$—	$233,984

Amortization of preferred stock discount related to conversion feature and warrants	$864,800	$1,672,882

Conversion of preferred stock to common stock	$—	$4,000

See accompanying notes to condensed consolidated financial statements

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 —	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

T3 Motion, Inc. was incorporated on March 16, 2006, under the laws of the state of Delaware. T3 Motion and its wholly-owned subsidiary, T3 Motion, Ltd. (collectively, the “Company”), develop and manufacture personal mobility vehicles powered by electric motors. The Company’s initial product, the T3 Series, is an electric, three-wheel stand-up vehicle (“ESV”) that is directly targeted to the law enforcement and private security markets. Substantially all of the Company’s revenues to date have been derived from sales of the T3 Series ESVs and related accessories.

The Company has entered into a distribution agreement with CT&T pursuant to which the Company has the exclusive right to market and sell the CT Series Micro Car, which is a low speed, four-wheel electric car, in the U.S. to the government, law enforcement and security markets. The Company is also currently developing the Electric/Hybrid Vehicle, which is a plug-in hybrid vehicle that features a single, wide-stance wheel with two high-performance tires sharing one rear wheel. The Company anticipates introducing the Electric/Hybrid Vehicle in late 2011.

Interim Unaudited Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the Securities and Exchange Commission (“SEC”) regulations for interim financial information. The principles for condensed interim financial information do not require the inclusion of all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The condensed consolidated financial statements included herein are unaudited; however, in the opinion of management, they contain all normal recurring adjustments necessary for a fair presentation of the consolidated results for the interim periods. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year.

The Company has evaluated subsequent events through the filing date of this quarterly report on Form 10-Q, and determined that no subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosure in the notes thereto other than as disclosed in the accompanying notes.

Going Concern

The Company’s condensed consolidated financial statements have been prepared using the accrual method of accounting in accordance with GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant operating losses and has used substantial amounts of working capital in its operations since its inception (March 16, 2006). Further, at March 31, 2011, the Company had an accumulated deficit of $(46,625,595), a working capital deficit of $(16,545,239) and cash and cash equivalents (including restricted cash) of $154,070. Additionally, the Company used cash in operations of $(803,136) for the three months ended March 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On May 19, 2011, the Company completed a public offering of its securities generating $11.1 million in gross proceeds (see below). In addition to this financing, management has been implementing cost reduction strategies for material, production and service costs and believes that its cash from operations, together with the net proceeds of

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the offering, will be sufficient to allow the Company to continue as a going concern through at least December 31, 2011.

The Company anticipates that it will pursue raising additional debt or equity financing to fund its new product development and expansion plans. The Company cannot make any assurances that management’s cost reduction strategies will be effective or that any additional financing will be completed on a timely basis, on acceptable terms or at all. Management’s inability to successfully implement its cost reduction strategies or to complete any other financing will adversely impact the Company’s ability to continue as a going concern.

Public Offering of the Company’s Equity Securities

On May 16, 2011, the Company announced that it had raised $11.1 million in a public offering of its securities. The offering closed on May 19, 2011, and the Company received net proceeds of $9,678,903 after deducting commissions and offering expenses.

The transaction resulted in the issuance of 3,171,429 units of the Company’s securities. Each unit consists of one share of the Company’s common stock, one Class H warrant and one Class I warrant. Each warrant grants the holder the right to purchase one share of the Company’s common stock. In connection with the offering, the Company effected a one-for-10 reverse stock split of its common stock, which allowed it to meet the minimum share price requirement of the NYSE Amex, LLC, (the “AMEX”). The Company has offered contractual rights to investors that either purchase $500,000 or more of our units in the offering or are converting at least $500,000 of existing securities into substantially identical units. We entered into agreements with such investors that grant them approval rights to certain change of control transactions. Such agreements also granted them approval rights, subject to certain exceptions, to financings at a per share purchase price below the exercise price of their warrants.

Debt and Preferred Stock Conversion into Common Stock and Common Stock Equivalent Securities.

In connection with the AMEX listing and the May public offering, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively “Vision”); and Ki Nam, our Chief Executive Officer, will convert their $3.5 million and $2.1 million debentures plus accrued interest, respectively, into 1,138,885 and 632,243 unregistered units. As with the publicly offered units, each unregistered unit consisted of one share of common stock, one Class H warrant and one Class I warrant. Because the units, shares, warrants and warrant shares underlying these units are not registered, we intend to file a registration statement registering such securities within seven days of the closing of the May public offering.

In connection with the AMEX listing, the Company’s preferred stockholders have agreed to convert all outstanding Series A Convertible Preferred Stock into 2,872,574 shares of the Company’s common stock. Included in the conversion of the Series A Convertible Preferred Stock are shares held by Vision and Mr. Nam of 9,370,698 and 976,865, respectively, which are convertible into 2,340,176 and 243,956 shares of common stock, respectively. These shares of common stock will also be registered.

1-for-10 Reverse Stock Split

The Company effected a one-for-10 reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the May public offering. All information included in this quarterly filing has been adjusted to reflect the effect of the reverse stock split.

Lock Up Agreement

Upon closing of the offering, Vision and Ki Nam have entered into lock-up agreements pursuant to which such parties have agreed not to sell any shares of our common stock for 12 months, subject to exceptions.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of T3 Motion, Inc. and its wholly owned subsidiary, T3 Motion Ltd. (UK) (the “subsidiary”). All significant inter-company accounts and transactions are eliminated in consolidation.

Reclassifications

Certain amounts in the 2010 financial statements have been reclassified to conform with the current period presentation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to; collectibility of receivables, recoverability of long-lived assets, realizability of inventories, warranty accruals, valuation of share-based transactions, valuation of derivative liabilities and realizability of deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Concentrations of Credit Risk

Cash and Cash Equivalents

The Company maintains its non-interest bearing transactional cash accounts at financial institutions for which the Federal Deposit Insurance Corporation (“FDIC”) provides unlimited insurance coverage through December 31, 2012. For interest bearing cash accounts, from time to time, balances exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to these deposits. At March 31, 2011, the Company did not have cash deposits in excess of the FDIC limit.

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less and are not restricted. The Company invests its cash in short-term money market accounts.

Restricted Cash

Under a credit card processing agreement with a financial institution, the Company is required to maintain a security deposit as collateral. The amount of the deposit is at the discretion of the financial institution and as of March 31, 2011 was $10,000.

Accounts Receivable

The Company performs periodic evaluations of its customers and maintains allowances for potential credit losses as deemed necessary. The Company generally does not require collateral to secure accounts receivable. The Company estimates credit losses based on management’s evaluation of historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of its allowance for doubtful accounts. At March 31, 2011 and December 31, 2010, the Company had an allowance for doubtful accounts of $47,626 and $50,000, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of March 31, 2011 and December 31, 2010, one and two customers accounted for approximately 39% and 51% of total accounts receivable, respectively. Two customers accounted for approximately 29% and one customer accounted for approximately 12% of net revenues for the three months ended March 31, 2011 and 2010, respectively.

Accounts Payable

As of March 31, 2011 and December 31, 2010, three and one vendors accounted for approximately 31% and 10% of total accounts payable, respectively. Two vendors accounted for approximately 51% and 22% of purchases for the three months ended March 31, 2011 and 2010, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, related party receivables, accounts payable, accrued expenses, related party payables, note payable, related party notes payable and derivative liabilities. The carrying value for all such instruments except related party notes payable and derivative liabilities approximates fair value due to the short-term nature of the instruments. The Company cannot determine the fair value of its related party notes payable due to the related party nature and instruments similar to the notes payable could not be found. The Company’s derivative liabilities are recorded at fair value (see Note 6).

The Company determines the fair value of its financial instruments based on a three-level hierarchy for fair value measurements under which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

Level 1 — Valuations based on unadjusted quoted market prices in active markets for identical securities. Currently the Company does not have any items classified as Level 1.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently the Company does not have any items classified as Level 2.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes-Merton option pricing model to determine the fair value of the instruments.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

The Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

For all sales, the Company uses a binding purchase order as evidence of an arrangement. The Company ships with either FOB Shipping Point or Destination terms. Shipping documents are used to verify delivery and customer acceptance. For FOB Destination, the Company records revenue when proof of delivery is confirmed by the shipping company. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company offers a standard product warranty to its customers for defects in materials and workmanship for a period of one year or 2,500 miles, whichever comes first (see Note 9), and has no other post-shipment obligations. The Company assesses

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

collectibility based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history.

All amounts billed to customers related to shipping and handling are classified as net revenues, while all costs incurred by the Company for shipping and handling are classified as cost of net revenues.

The Company does not enter into contracts that require fixed pricing beyond the term of the purchase order. All sales via distributor agreements are accompanied by a purchase order. Further, the Company does not allow returns of unsold items.

The Company has executed various distribution agreements whereby the distributors agreed to purchase T3 Series packages (one T3 Series, two power modules, and one charger per package). The terms of the agreements require minimum re-order amounts for the vehicles to be sold through the distributors in specified geographic regions. Under the terms of the agreements, the distributor takes ownership of the vehicles and the Company deems the items sold at delivery to the distributor.

Share-Based Compensation

The Company maintains a stock option plan (see Note 8) and records expenses attributable to the stock option plan. The Company amortizes stock-based compensation from the date of grant on a straight-line basis over the requisite service (vesting) period for the entire award using the Black-Scholes-Merton option pricing model.

The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with the accounting standards. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

In accordance with the accounting standards, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expense in its consolidated balance sheets.

Upon the exercise of common stock options, the Company issues new shares from its authorized shares.

Loss Per Share

Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential shares underlying derivative securities such as options, warrants and convertible notes had been issued and if the additional common shares were dilutive. Options, warrants and shares associated with the conversion of debt and preferred stock to purchase approximately 5.8 million and 4.9 million shares of common stock were outstanding at March 31, 2011 and 2010, respectively, but were excluded from the computation of diluted earnings per share due to the net losses for the periods.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)

Net loss	$(640,585)	$(1,681,739)
Deemed dividend to preferred stockholders	(864,800)	(1,672,882)

Net loss attributable to common stockholders	$(1,505,385)	$(3,354,621)

Weighted average number of common shares outstanding:
Basic and diluted	5,065,847	4,505,096
Net loss per share:
Basic and diluted	$(0.30)	$(0.74)

Business Segments

The Company currently only has one reportable business segment due to the fact that the Company derives its revenue primarily from one product. The CT Micro Car is not included in a separate business segment due to nominal net revenues during the three months ended March 31, 2011. The revenue from domestic sales and international sales are shown below:

	For the Three Months Ended March 31,
	2011	2010
	(Unaudited)

Net revenues:
T3 Series domestic	$723,383	$1,066,579
T3 Series international	273,179	61,697
CT Series domestic	—	21,150

Total net revenues	$996,562	$1,149,426

NOTE 2 —	INVENTORIES

Inventories consist of the following:

	March 31,	December 31,
	2011	2010
	(Unaudited)

Raw materials	$774,440	$788,496
Work-in-process	65,962	212,723
Finished goods	55,755	63,327

	$896,157	$1,064,546

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 3 —	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	March 31,	December 31,
	2011	2010
	(Unaudited)

Prepaid inventory	$125,021	$148,410
Deferred offering costs	231,319	—
Prepaid expenses and other current assets	275,123	103,057

	$631,463	$251,467

NOTE 4 —	NOTE PAYABLE

Note payable consisted of the following:

	March 31,	December 31,
	2011	2010
	(Unaudited)

Note payable to Preproduction Plastics, Inc., interest payable monthly at 6% per annum, monthly payments of $50,000 plus interest, due May 2011	$93,468	$243,468

In accordance with a settlement agreement (see Note 9), the Company agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, to Preproduction Plastics, Inc., which is payable in monthly payments of $50,000 each, plus interest accruing at 6% per annum from the date of the settlement. Commencing January 1, 2011, the Company has failed to make the scheduled payments required by the July 29, 2010 settlement agreement and stipulation for entry of judgment. As a result, the Plaintiff filed a motion for entry of judgment pursuant to the terms of the July 29, 2010 settlement agreement and stipulation for entry of judgment, which if granted, would cause the acceleration of all amounts owed under the settlement agreement. While the motion has been pending, the Company has made principal payments totaling $150,000. This motion is now scheduled to be heard on June 16, 2011. During the three months ended March 31, 2011, the Company recorded $4,855 of interest expense and had accrued interest of $8,040 at March 31, 2011.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 5 —	RELATED PARTY NOTES PAYABLE

Related party notes payable, net of discounts consisted of the following:

	March 31,	December 31,
	2011	2010
	(Unaudited)

Note payable to Immersive Media Corp., 19% interest rate, net of discount of $0 and $108,879, respectively, due May 20, 2011	$1,000,000	$891,121
Note payable to Vision Opportunity Master Fund, Ltd., 10% interest rate, due June 30, 2011	3,500,000	3,500,000
Note payable to Ki Nam, 10% interest rate per annum, due March 31, 2012	2,121,000	1,121,000
Note payable to Alfonso and Mercy Cordero, 10% interest rate per annum, due October 1, 2013	1,000,000	1,000,000

	7,621,000	6,512,121
Less: current portion	(6,621,000)	(4,391,121)

	$1,000,000	$2,121,000

Immersive Note

On December 31, 2007, the Company issued a 12% secured promissory note in the principal amount of $2,000,000 to Immersive, one of the Company’s shareholders. On March 31, 2008, the Company repaid $1,000,000 of the principal amount. The note was originally due December 31, 2008 and is secured by all of the Company’s assets (see subsequent amendments to the note below).

In connection with the issuance of the promissory note, the Company issued a warrant to Immersive for the purchase of 69,764 shares of the Company’s common stock at an exercise price of $10.80 per share. The warrants are immediately exercisable. The Company recorded a debt discount of $485,897 related to the fair value of the warrants, which was calculated using the Black-Scholes Merton option pricing model. The debt discount was amortized to interest expense over the original term of the promissory note.

First Amendment to Immersive Note

On December 19, 2008, the Company amended the terms of the promissory note with Immersive to, among other things, extend the maturity date of the outstanding balance of $1,000,000 from December 31, 2008 to March 31, 2010 and give Immersive the option to convert the promissory note during the pendency and prior to the closing of an equity offering into units of the Company’s securities at an original conversion price of $16.50 per unit. Each unit consists of one share of the Company’s common stock and a warrant to purchase a share of the Company’s common stock at $20.00 per share. In the event the Company issues common stock or common stock equivalents for cash consideration in a subsequent financing at an effective price per share less than the original conversion price, the conversion price will reset. The amended terms of the note resulted in terms that were substantially different from the terms of the original note. As a result, the modification was treated as an extinguishment of debt during the year ended December 31, 2008. There was no gain or loss recognized in connection with the extinguishment. At the date of the amendment, the Company did not record the value of the conversion feature as the conversion option was contingent on a future event.

In December 2009, the Company issued 2,000,000 shares of its Series A Convertible Preferred Stock (“Preferred Stock”) in connection with an equity offering. As a result of the December 2009 equity offering, the Company recorded the estimated fair value of the conversion feature of $1,802 as a debt discount and amortized such amount to interest expense through the maturity of the note on March 31, 2010. The Company recorded the

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

corresponding amount as a derivative liability and any change in fair value of the conversion feature was recorded through earnings.

As consideration for extending the terms of the promissory note in December 2008, the Company agreed to issue warrants to Immersive for the purchase of up to 25,000 shares of the Company’s common stock at an exercise price of $20.00 per share, subject to adjustment. For every three months that the promissory note is outstanding, the Company issued Immersive a warrant to purchase 5,000 shares of the Company’s common stock. During the year ended December 31, 2009, the Company issued warrants to Immersive to purchase 20,000 shares of the Company’s common stock. The Company recorded a debt discount of $139,778 based on the estimated fair value of the warrants issued during the year ended December 31, 2009. As a result of the December 2009 equity offering, the exercise price of the warrants was adjusted to $5.00 per share (see Note 6 for a discussion on derivative liabilities). During the year ended December 31, 2010, the Company issued the remaining 5,000 warrants under the note. The Company recorded an additional debt discount of $15,274 based on the estimated fair value of the 5,000 warrants issued during the year ended December 31, 2010.

During the three months ended March 31, 2010, the Company amortized $56,539 of the debt discounts to interest expense. As of March 31, 2010, prior to the second amendment to the Immersive note (see below), the debt discounts were fully amortized to interest expense.

Second Amendment to Immersive Note

On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, the Company agreed to exchange Immersive’s Class A warrants to purchase up to 69,764 shares of the Company’s common stock at an exercise price of $10.80 per share and its Class D warrants to purchase up to 25,000 shares of the Company’s common stock at an adjusted exercise price of $7.00 per share, for Class G warrants to purchase up to 69,764 shares and 25,000 shares of the Company’s common stock, respectively, each with an exercise price of $7.00 per share. The Company recorded a debt discount and derivative liability of $1,898 based on the incremental increase in the estimated fair value of the re-pricing of the 25,000 warrants. The Company recorded an additional debt discount and derivative liability in the amount of $216,811 based on the estimated fair value of the 69,764 warrants issued. The total debt discount was amortized in April 2010. The amended terms did not result in terms that were substantially different from the terms of the original note. Therefore, there was no extinguishment of debt as a result of the second amendment.

The note and accrued interest were not repaid in full by April 30, 2010. As a result, per the agreement, the maturity date was extended to March 31, 2011 and the Company issued Class G warrants to purchase up to 104,,000 shares of the Company’s common stock at an exercise price of $7.00 per share. The interest rate, which compounds annually, was also amended to 15.0%. The Company recorded interest expense of $37,500 and $30,000, related to the stated rate of interest during the three months ended March 31, 2011 and 2010, respectively, and had accrued interest of $147,500 and $110,000 at March 31, 2011 and December 31, 2010, respectively. The terms of the Class G warrants issued to Immersive are substantially similar to prior Class G warrants issued by the Company. The Company recorded a debt discount of $329,120 related to the fair value of the warrants issued. Amortization of this debt discount was $108,879 and $0 for the three months ended March 31, 2011 and 2010, respectively, resulting in an unamortized debt discount balance of $0 at March 31, 2011.

Third Amendment to Immersive Note

On March 30, 2011, Immersive agreed to extend the note to April 30, 2011. As consideration for extending the note, the Company agreed to increase the interest rate to 19% per annum compounded annually commencing on April 1, 2011. The amended terms of the note did not result in terms that were substantially different from the terms of the original note, therefore there was no extinguishment of debt.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Fourth Amendment to Immersive Note

On April 30, 2011, Immersive agreed to extend the note to May 20, 2011. All terms of the note remained the same (see Note 11).

Repayment of Immersive Note

On May 20, 2011, the Company paid Immersive the balance of $1,121,861, including all accrued interest due under the note.

Vision Opportunity Master Fund, Ltd. Bridge Financing

December 30, 2009 — 10% Convertible Debenture

On December 30, 2009, the Company sold $3,500,000 in debentures and warrants to Vision through a private placement pursuant to a Securities Purchase Agreement (the “Purchase Agreement”). The Company issued to Vision, 10% secured convertible debentures (“Debentures”), with an aggregate principal value of $3,500,000.

The Debentures accrue interest on the unpaid principal balance at a rate equal to 10% per annum. The maturity date of the Debentures was December 30, 2010 (see below). At any time after the 240th calendar day following the issue date, the Debentures are convertible into “units” of Company securities at a conversion price of $1.00 per unit, subject to adjustment. Each “unit” consists of one share of the Company’s Preferred Stock and a warrant to purchase one share of our common stock. As a result of the 240th day passing, the Company recorded an additional debt discount and corresponding derivative liability in the amount of $275,676 during the year ended December 31, 2010 (see Note 6). The Company may redeem the Debentures in whole or part at any time after June 30, 2010 for cash in an amount equal to 120% of the principal amount plus accrued and unpaid interest and certain other amounts due in respect of the Debenture. Interest on the Debentures is payable in cash on the maturity date or, if sooner, upon conversion or redemption of the Debentures. In the event of default under the terms of the Debentures, the interest rate increases to 15% per annum. The Company recorded interest expense of $87,500 and $88,232, related to the stated rate of interest, for the three months ended March 31, 2011 and 2010, respectively, and had accrued interest of $439,444 and $350,959 as of March 31, 2011 and December 31, 2010, respectively.

The Purchase Agreement provides that during the 18 months following December 30, 2009, if the Company or its wholly owned subsidiary, T3 Motion, Ltd., a company incorporated under the laws of the United Kingdom (the “Subsidiary”), issue common stock, common stock equivalents for cash consideration, indebtedness, or a combination of such securities in a subsequent financing (the “Subsequent Financing”), Vision may participate in such Subsequent Financing in up to an amount equal to Vision’s then percentage ownership of the Company’s common stock.

The Purchase Agreement also provides that from December 30, 2009 to the date that the Debentures are no longer outstanding, if the Company effects a Subsequent Financing, Vision may elect, in its sole discretion, to exchange some or all of the Debentures then held by Vision for any securities issued in a Subsequent Financing on a “$1.00 for $1.00” basis (the “Exchange”); provided, however, that the securities issued in a Subsequent Financing will be irrevocably convertible, exercisable, exchangeable, or resettable (or any other similar feature) based on the price equal to the lesser of (i) the conversion price, exercise price, exchange price, or reset price (or such similar price) in such Subsequent Financing and (ii) $1.00 per share of common stock. Vision is obligated to elect the Exchange on a $0.90 per $1.00 basis (not a $1.00 for $1.00 basis) if certain conditions regarding the Subsequent Financing and other matters are met.

Also pursuant to the Purchase Agreement, Vision received Class G common stock purchase warrants (the “Class G Warrants”). Pursuant to the terms of the Class G Warrants, Vision is entitled to purchase up to an aggregate of 350,000 shares of the Company’s common stock at an exercise price of $7.00 per share, subject to adjustment. The Class G Warrants have a term of five years after the issue date of December 30, 2009.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The Subsidiary entered into a subsidiary guarantee (“Subsidiary Guarantee”) for Vision’s benefit to guarantee to Vision T3 Motion’s obligations due under the Debentures. T3 Motion and the Subsidiary also entered into a security agreement (“Security Agreement”) with Vision, under which it and the Subsidiary granted to Vision a security interest in certain of our and the Subsidiary’s property to secure the prompt payment, performance, and discharge in full of all obligations under the Debentures and the Subsidiary Guarantee.

Amendment to December 30, 2009 10% Convertible Debenture

On December 31, 2010, the Company and Vision amended the Debenture to extend the maturity date from December 31, 2010 to March 31, 2011. All other provisions of the Debenture remained unchanged. The amended terms of the Debenture did not result in terms that were substantially different from the terms of the original Debenture, therefore there was no extinguishment of debt.

Second Amendment to December 30, 2009 10% Convertible Debenture

On March 31, 2011, the Company and Vision amended the Debenture to extend the maturity date from March 31, 2011 to June 30, 2011. All other provisions of the Debenture remained unchanged. The amended terms of the Debenture did not result in terms that were substantially different from the terms of the original Debenture, therefore there was no extinguishment of debt.

Conversion of 10% Convertible Debenture Upon Closing of May Public Offering

The Vision Debentures of $3.5 million plus accrued interest of $486,098 will convert into 1,138,885 units of the Company’s securities upon completion of the offering which was completed on May 19, 2011. Each unit consisted of one share of common stock, one Class H warrant and one Class I warrant.

Debt Discounts and Amortization

The debt discount recorded on the December 30, 2009 Debentures was allocated between the warrants and conversion feature in the amount of $1,077,652 and $1,549,481, respectively. In addition, the Company recorded an additional debt discount during the year ended December 31, 2010 of $275,676 (see above). The debt discounts were amortized through the original maturity of the Debentures of December 30, 2010. During the three months ended March 31, 2011 and 2010, the Company amortized $0 and $498,311, respectively, of the debt discounts to interest expense.

Ki Nam Note

2010 Note

On February 24, 2011, the Company entered into a loan agreement with Ki Nam, its Chairman and Chief Executive Officer, for previous advances to the Company. The agreement allows Mr. Nam to advance up to $2.5 million for operating requirements. The note bears interest at 10% per annum. The note is due on March 31, 2012 and allows for an automatic one year extension. During the year ended December 31, 2010, Mr. Nam advanced $1,511,000 to the Company to be used for operating requirements. During October 2010, the Company repaid $390,000 of the advances, leaving a balance of $1,121,000 outstanding as of December 31, 2010. During the three months ended March 31, 2011, Mr. Nam advanced $1,000,000 to the Company to be used for operating requirements. The Company recorded interest expense of $35,566 for the three months ended March 31, 2011. The Company had accrued interest of $59,322 as of March 31, 2011 and $23,756 as of December 31, 2010.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Conversion of 2010 Note Upon Closing of May Public Offering

The 2010 Note of $2.121 million in principal plus accrued interest of $91,851 will convert into 632,243 units of the Company’s securities upon completion of the offering which was completed on May 19, 2011. Each unit consisted of one share of common stock, one Class H warrant, and one Class I warrant.

2011 Note

In April 2011, Mr. Nam, advanced $300,000 to the Company in exchange for debt securities to be negotiated with the Company (“2011 Note”). The Company proposed to Mr. Nam the 2011 Note would accrue interest at 12% per annum and would mature in one year. Interest payments would be due monthly and will commence on June 1, 2011. The Company also proposed granting 30,000 five-year warrants to purchase common stock at $3.50 (see Note 11).

Lock-Up Agreement

In connection with the Vision financing, Ki Nam, the Chief Executive Officer and Chairman of the Board of Directors of the Company agreed not to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting trust or otherwise), or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, without express prior written consent of Vision, any of our common stock equivalents of the Company until August 27, 2010; provided, however, that commencing on August 27, 2010, he may sell up to 1/24th of the shares of common stock of the Company in each calendar month through February 28, 2011.

Alfonso Cordero and Mercy Cordero Note

On January 14, 2011, the Company delivered a 10% unsecured promissory note (the “Note”) in the principal amount of $1,000,000 that matures on October 1, 2013 to Alfonso G. Cordero and Mercy B. Cordero, Trustees of the Cordero Charitable Remainder Trust (“Noteholder”) for amounts previously loaned to the Company in October 2010. The Note was dated as of September 30, 2010. Interest payments of $8,333 are due on the first day of each calendar month commencing November 1, 2010 and continuing each month thereafter. The Company recorded interest expense of $25,000 for the three months ended March 31, 2011 and accrued interest of $49,277 as of March 31, 2011 and $24,277 as of December 31, 2010.

The Company may prepay the Note, but must prepay in full only. The Company will be in default under the Note upon: (1) failure to timely make payments due under the note; and (2) failure to perform other agreements under the Note within 10 days of request from the Noteholder. Upon such event of default, the Noteholder may declare the Note immediately due and payable. The applicable interest rate will be upon default will be increased to 15% or the maximum rate allowed by law. The Noteholder has waived any and all defaults under the Note at December 31, 2010 and through April 15, 2011. On May 19, 2011, the Company paid the outstanding accrued interest balance of $59,290, bringing the note current per the terms of the note.

NOTE 6 —	DERIVATIVE LIABILITIES

The Company recognizes the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

During 2010, the Company issued 104,000 warrants, respectively, related to convertible debt (see Note 5). During 2010, the Company exchanged 69,764 of Class A warrants and 25,000 of Class B warrants for 94,764 Class G warrants (see Note 5). The Company also recorded an additional derivative liability of $275,676 related to the Vision Debentures during the year ended December 31, 2010 (see Note 5). The Company estimated the fair

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

value of the warrants and conversion options at the dates of issuance and recorded a debt discount and corresponding derivative liability of $838,779 during 2010. The debt discount was amortized over the remaining life of the related debt. The change in fair value of the derivative liability is recorded through earnings at each reporting date.

During 2010, the Company issued additional warrants of 231,000, related to Preferred Stock (see Note 7). The Company estimated the fair value of the warrants of $716,236 at the date of issuance and recorded a discount on the issuance of the equity and a corresponding derivative liability. The discount is recorded as a deemed dividend with a reduction to retained earnings. The change in fair value of the derivative is recorded through earnings at each reporting date.

During 2010, the Company recorded a discount on the issuance of Preferred Stock and a corresponding derivative liability of $685,124, related to the anti-dilution provision of the Preferred Stock issued. The discount is recorded as a deemed dividend with a reduction to retained earnings during the 24-month period that the anti-dilution provision is outstanding. The change in fair value of the derivative liabilities is recorded through earnings at each reporting date.

During the three months ended March 31, 2011 and 2010, the amortization of the discounts related to the Preferred Stock anti-dilution provision and warrants issued was $864,800 and $1,672,882, respectively, which was recorded as a deemed dividend.

On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 400,000 shares of common stock (see Note 7). As a result of the conversion, the Company reclassified the balance of the derivative liability of $1,121,965 to additional paid-in capital and the balance of the discount of $1,099,742 as a deemed dividend.

As of March 31, 2011 and December 31, 2010, the unamortized discount related to the conversion feature of the Preferred Stock was $3,398,268 and $4,263,068, respectively.

During the three months ended March 31, 2010, the Company recorded additional debt discount and derivative liabilities of $15,274, related to related party notes payable (see Note 5).

The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants and embedded conversion features using the Black-Scholes-Merton option pricing model using the following assumptions:

March 31,
2011
(Unaudited)

Annual dividend yield	—
Expected life (years)	0.25-4.08
Risk-free interest rate	0.30%-2.24%
Expected volatility	155%-156%

Expected volatility is based primarily on historical volatility of the Company, using weekly pricing observations, and the Company’s peer group, using daily pricing observations. Historical volatility was computed for recent periods that correspond to the expected term. The Company believes this method produces an estimate that is representative of its expectations of future volatility over the expected term of these warrants.

The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

the warrants. The risk-free interest rate is based on one-year to five-year U.S. Treasury securities consistent with the remaining term of the instrument.

During the three months ended March 31, 2011 and 2010, the Company recorded other income of $989,737 and $753,727, respectively, related to the change in fair value of the warrants and embedded conversion options and is included in other income, net in the accompanying condensed consolidated statements of operations.

The following table presents the Company’s warrants and embedded conversion options measured at fair value on a recurring basis.

	Level 3	Level 3
	Carrying Value	Carrying Value
	March 31,	December 31,
	2011	2010
	(Unaudited)

Embedded conversion options	$5,117,813	$5,991,957
Warrants	3,525,555	3,641,148

	$8,643,368	$9,633,105

Decrease in fair value	$989,737

The following table provides a reconciliation of the beginning and ending balances for the Company’s liabilities measured at fair value using Level 3 inputs (unaudited):

	2011	2010

Beginning balance, January 1,	$9,633,105	$11,824,476
Issuance of warrants and conversion option	—	1,635,344
Reclassification to equity due to conversion of preferred stock	—	(1,121,965)
Change in fair value	(989,737)	(753,727)

Ending balance, March 31	$8,643,368	$11,584,128

NOTE 7 —	EQUITY

Series A Convertible Preferred Stock

The Company’s Board of Directors has authorized 20,000,000 shares of Series A preferred stock (“Preferred”). Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Preferred shall have no voting rights. As long as any shares of Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Preferred, (d) increase the number of authorized shares of the Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Each share of Preferred is convertible at any time and from time to time after the issue date at the holder’s option into two shares of the Company’s common stock (subject to beneficial ownership limitations (each as defined below)).

Holders of our Preferred are restricted from converting their shares of Preferred to common stock if the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder, together with its affiliates, at such time to exceed 4.99% of the then issued

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

and outstanding shares of common stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company. The Company has not received any such notice. There are no redemption rights.

The Conversion Price shall be proportionately reduced for a stock dividend, stock split, subdivision, combination or similar arrangements. The Conversion Price will also be reduced for any sale of common stock (or options, warrants or convertible debt or other derivative securities) at a purchase price per share less than the Conversion Price, subject to certain excepted issuances. The Conversion Price will be reduced to such purchase price if such issuance occurs within the first 12 months of the original issuance date. The Conversion Price will be reduced to a price derived using a weighted-average formula if the issuance occurs after the first 12 months but before the 24 month anniversary of the original issuance date.

If, at any time while the Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock.

On March 22, 2010, one of the Company’s preferred shareholders exercised their option to convert their 2,000,000 preferred shares into 400,000 shares of common stock.

During the three months ended March 31, 2010, the Company issued and sold 1,155,000 shares of preferred stock through an equity financing transaction. In connection with the financing, the Company issued warrants to purchase 231,000 shares of common stock, exercisable at $7.00 per share. The warrants are exercisable for five years (See Note 6 for additional discussion).

Per the terms of the May public offering, all shares of Series A convertible preferred stock will be converted into 2,872,574 shares of our common stock.

Common Stock

In September 2008, the Company sold to Piedmont Select Equity Fund (“Piedmont”) 12,500 shares of its common stock at $20.00 per share for an aggregate price of $250,000. In December 2008, the Company entered into a rescission agreement with Piedmont in which it agreed to rescind the Piedmont’s stock purchase so long as affiliates of Piedmont were to purchase at least $250,000 of Company equity securities. In March 2010, two investors affiliated with Piedmont purchased an aggregate of 250,000 shares of the Company’s Series A Preferred Stock at $1.00 per share and warrants to purchase 50,000 shares of Company common stock for a purchase price of $250,000. Concurrent with the closing of such offering, the Company rescinded the purchase of the 12,500 shares of common stock. Piedmont delivered the stock certificate for 12,500 shares to the Company and the Company returned the original purchase price of $250,000 to Piedmont.

NOTE 8 —	STOCK OPTIONS AND WARRANTS

Stock Option/Stock Issuance Plan

On August 15, 2007 the Company adopted the 2007 Stock Option/Stock Issuance Plan (the “2007 Plan”), under which stock awards or options to acquire shares of the Company’s common stock may be granted to

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

employees, nonemployee members of the Company’s board of directors, consultants or other independent advisors who provide services to the Company. The 2007 Plan is administered by the board of directors. The 2007 Plan permits the issuance of up to 745,000 shares of the Company’s common stock. Options granted under the 2007 Plan generally vest 25% per year over four years and expire 10 years from the date of grant. The 2007 Plan was terminated with respect to the issuance of new options or awards upon the adoption of the 2010 Stock Option/Stock Issuance Plan (the “2010 Plan”); no further options or awards may be granted under the 2007 Plan.

During 2010, the Company adopted the 2010 Plan, under which stock awards or options to acquire shares of the Company’s common stock may be granted to employees, nonemployee members of the Company’s board of directors, consultants or other independent advisors who provide services to the Company. The 2010 Plan is administered by the Company’s board of directors. The 2010 Plan permits the issuance of up to 650,000 shares of the Company’s common stock. Options granted under the 2010 Plan generally vest 25% per year over four years and expire 10 years from the date of grant.

The following table sets forth the share-based compensation expense(unaudited):

	The Three Months Ended
	March 31,
	2011	2010

Stock compensation expense — cost of net revenues	$12,143	$25,310
Stock compensation expense — sales and marketing	25,224	45,833
Stock compensation expense — research and development	23,155	45,831
Stock compensation expense — general and administrative	132,400	175,487

Total stock compensation expense	$192,922	$292,461

A summary of common stock option activity under the 2007 Plan and the 2010 Plan for the three months ended March 31, 2011 is presented below (unaudited):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Options outstanding — January 1, 2011	649,090	$5.72
Options granted	330,000	5.00
Options exercised	—	—
Options forfeited	(9,823)	5.10
Options cancelled	—	—

Total options outstanding — March 31, 2011	969,267	$5.48	8.62	$—

Options exercisable — March 31, 2011	329,869	$6.37	6.86	$—

Options vested and expected to vest — March 31, 2011	621,664	$5.02	9.53	$—

Options available for grant under the 2010 Plan at March 31, 2011	42,050

The weighted average fair value per share of options granted during the three months ended March 31, 2011 was $3.90.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The following table summarizes information about stock options outstanding and exercisable at March 31, 2011 (unaudited):

	Options Outstanding			Options Exercisable
		Weighted-
		Average			Weighted-
		Remaining	Weighted		Average
Exercise	Number of	Contractual	Average of	Number of	Exercise
Prices	Shares	Life	Exercise Price	Shares	Price

$5.00	675,767	9.43	$5.00	47,338	$5.00
$6.00	193,500	6.78	$6.00	182,531	$6.00
$7.70	100,000	6.70	$7.70	100,000	$7.70

	969,267	8.62	$5.48	329,869	$6.37

Summary of Assumptions and Activity

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model for service and performance based awards, and a binomial model for market based awards. The Company has only granted service based awards. In estimating fair value, expected volatilities used by the Company were based on the historical volatility of the underlying common stock of its peer group, and other factors such as implied volatility of traded options of a comparable peer group. The expected life assumptions for all periods were derived from a review of annual historical employee exercise behavior of option grants with similar vesting periods of a comparable peer group. The risk-free rate used to calculate the fair value is based on the expected term of the option. In all cases, the risk-free rate is based on the U.S. Treasury yield bond curve in effect at the time of grant.

The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and experience. The following table presents details of the assumptions used to calculate the weighted-average grant date fair value of common stock options granted by the Company, along with certain other pertinent information:

March 31,
2011
(Unaudited)

Expected term ( in years)	6.02
Expected volatility	205%
Risk-free interest rate	2.6%
Expected dividends	—
Forefeiture rate	2.8%

Upon the exercise of common stock options, the Company issues new shares from its authorized shares.

At March 31, 2011, the amount of unearned stock-based compensation currently estimated to be expensed from fiscal 2011 through 2015 related to unvested common stock options is approximately $2.4 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is approximately 3.3 years. If there are any modifications or cancellations of the underlying unvested common stock options, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional common stock options or other equity awards.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Warrants

From time to time, the Company issues warrants to purchase shares of the Company’s common stock to investors, note holders and to non-employees for services rendered or to be rendered in the future (See Notes 5 and 7). Such warrants are issued outside of the Plan. A summary of the warrant activity for the three months ended March 31, 2011 is presented below (unaudited):

		Weighted-	Weighted-Average	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
(In years)

Warrants outstanding — January 1, 2011	1,069,615	$7.30
Warrants granted	—	—
Warrants exercised	—	—
Warrants cancelled	—	—

Warrants outstanding and exercisable- March 31, 2011	1,069,615	$7.30	3.87	$—

Amendment to Certain Class G Warrants

During May 2011, the Company entered into agreements with certain Class G warrant holders to waive the price-based, anti-dilution protection provisions and fix the exercise price per share of the Common Stock under the Warrant to $5.00.

NOTE 9 —	COMMITMENTS AND CONTINGENCIES

Warranties

The Company’s warranty policy generally provides coverage for components of the vehicle, power modules, and charger system that the Company produces. Typically, the coverage period is the shorter of one calendar year or 2,500 miles, from the date of sale. Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using estimated information on the nature, frequency, and average cost of claims. Revision to the reserves for estimated product warranties is made when necessary, based on changes in these factors. Management actively studies trends of claims and takes action to improve vehicle quality and minimize claims.

The following table presents the changes in the product warranty accrual for the three months ended March 31 (unaudited):

	2011	2010

Beginning balance, January 1,	$165,641	$235,898
Charged to cost of revenues	30,794	13,229
Usage	(31,898)	(33,978)

Ending balance, March 31	$164,537	$215,149

Legal Contingency

Preproduction Plastics, Inc. v. T3 Motion., Inc. Ki Nam and Jason Kim (Orange County Superior Court Case No. 30.2009-00125358): On June 30, 2009, Preproduction Plastics, Inc. (“Plaintiff”) filed suit in Orange County Superior Court, alleging causes of actions against T3 Motion, Inc., Ki Nam, the Company’s CEO, and Jason Kim, the Company’s former COO (collectively the “Defendants”) for breach of contract, conspiracy, fraud and common counts, arising out of a purchase order allegedly executed between Plaintiff and the Company. On August 24, 2009,

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Defendants filed a Demurrer to the Complaint. Prior to the hearing on the Demurrer, Plaintiff filed a First Amended Complaint against Defendants for breach of contract, fraud and common counts, seeking compensatory damages of $470,599, attorney’s fees, punitive damages, interest and costs. On October 27, 2009, Defendants filed a Demurrer, challenging various causes of action in the First Amended Complaint. The Court denied the Demurrer on December 4, 2009. On December 21, 2009, Defendants filed an answer to the First Amended Complaint, and trial was set for July 30, 2010. On or about July 29, 2010, the case was settled in its entirety. The Company agreed to pay compensatory damages, attorneys’ fees and costs totaling $493,468, through monthly payments of $50,000, with 6% interest accruing from the date of the settlement. Periodic payments are expected to be made through May 2011. The first payment of $50,000 was made on August 3, 2010 and subsequent principal payments totaling $200,000 were made by the Company through December 31, 2010. Company recorded the entire settlement amount of $493,468 as a note payable, $470,599 as a deposit on fixed assets and the remaining $22,869 as a charge to legal expense. At December 31, 2010, the remaining settlement amount of $243,468 was recorded as a note payable in the accompanying condensed consolidated balance sheet. The Company has recorded accrued interest of $8,040 and $4,126 at March 31, 2011 and December 31, 2010, respectively.

Commencing January 1, 2011, the Company has failed to make the scheduled payments required by the July 29, 2010 settlement agreement and stipulation for entry of judgment. As a result, the Plaintiff filed a motion for entry of judgment pursuant to the terms of the July 29, 2010 settlement agreement and stipulation for entry of judgment, which if granted, would cause the acceleration of all amounts owed under the settlement agreement. While the motion has been pending, the Company has made principal payments totaling $150,000. This motion is now scheduled to be heard on June 16, 2011.

In the ordinary course of business, the Company may face various claims brought by third parties in addition to the claim described above and may, from time to time, make claims or take legal actions to assert the Company’s rights, including intellectual property rights as well as claims relating to employment and the safety or efficacy of the Company’s products. Any of these claims could subject us to costly litigation and, while the Company generally believes that it has adequate insurance to cover many different types of liabilities, the insurance carriers may deny coverage or the policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of such awards could have a material adverse effect on the consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage the Company’s reputation and business. Management believes the outcome of currently pending claims and lawsuits will not likely have a material effect on the consolidated operations or financial position.

Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of these indemnities and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company would be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liability has been recorded for these indemnities and guarantees in the accompanying condensed consolidated balance sheets.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 10 —	RELATED PARTY TRANSACTIONS

The following reflects the activity of the related party transactions for the respective periods.

Controlling Ownership

Mr. Nam, the Company’s CEO and Chairman of the Board of Directors, together with his children, owns 57.2% of the outstanding shares of the Company’s common stock.

Accounts Receivable

As of March 31, 2011 and December 31, 2010, the Company has receivables of $37,571 and $35,722, respectively, due from Graphion Technology USA LLC (“Graphion”) related to consulting services rendered and/or fixed assets sold to Graphion. During 2010, the Company sold fixed assets to Graphion for a purchase price of $6,820, and there was no gain or loss recorded on the sale of the fixed assets. Graphion is wholly owned by Mr. Nam, the Company’s Chief Executive Officer . The amounts due are non-interest bearing and are due upon demand.

As of March 31, 2011 and December 31, 2010, there were outstanding related party receivables of $1,849 and $0, respectively, which relate to receivables due from Mr. Nam, which represents the rental obligation of Mr. Nam for his month-to-month lease of excess warehouse space at the Company’s facility in Costa Mesa, CA.

Related Party Payables

The Company purchases batteries and research and development parts and services from Graphion. During the three months ended March 31, 2011 and 2010, the Company purchased no parts and services and had an outstanding accounts payable balance of $51,973 at March 31, 2011 and December 31, 2010.

Accrued Salary

As of March 31, 2011 and December 31, 2010, the Company owed Mr. Nam $50,431 and $40,000, respectively, of salary pursuant to his employment agreement which is included in accrued expenses. Mr. Nam has elected to defer payment of this amount until the next round of funding is received by the Company.

Notes Payable — see Note 5

NOTE 11 —	SUBSEQUENT EVENTS

Ki Nam Advances

In April 2011, Mr. Nam advanced $300,000 to the Company in exchange for debt securities to be negotiated with the Company. The Company proposed to Mr. Nam the 2011 Note would accrue interest at 12% per annum and would mature in one year. Interest payments would be due monthly but would not commence until June 1, 2011. The Company also proposed granting 30,000 five-year warrants to purchase common stock at $3.50 per share. Mr. Nam is considering these proposals currently.

In May 2011, Mr. Nam advanced the Company $100,000 for general operating purposes.

Fourth Amendment to Immersive Note

On April 30, 2011, Immersive agreed to extend the note to May 20, 2011. All other terms of the note remain the same.

T3 MOTION, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Public Offering of the Company’s Equity Securities

On May 16, 2011, the Company announced that it had raised $11.1 million in a public offering of its securities. The offering closed on May 19, 2011, and the Company received net proceeds of $9,678,903 after deducting commissions and offering expenses.

The transaction resulted in the issuance of 3,171,429 units of the Company’s securities. Each unit consists of one share of the Company’s common stock, one Class H warrant and one Class I warrant. Each warrant grants the holder the right to purchase one share of the Company’s common stock. In connection with the offering, the Company effected a one-for-10 reverse stock split of its common stock, which allowed it to meet the minimum share price requirement of the NYSE Amex, LLC, (the “AMEX”). The Company has offered contractual rights to investors that either purchase $500,000 or more of our units in the offering or are converting at least $500,000 of existing securities into substantially identical units. We entered into agreements with such investors that grant them approval rights to certain change of control transactions. Such agreements also granted them approval rights, subject to certain exceptions, to financings at a per share purchase price below the exercise price of their warrants.

Debt and Preferred Stock Conversion into Common Stock and Common Stock Equivalent Securities.

In connection with the AMEX listing and the May public offering, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively “Vision”); and Ki Nam, our Chief Executive Officer, will convert their $3.5 million and $2.1 million debentures plus accrued interest, respectively, into 1,138,885 and 632,243 unregistered units. As with the publicly offered units, each unregistered unit consisted of one share of common stock, one Class H warrant and one Class I warrant. Because the units, shares, warrants and warrant shares underlying these units are not registered, we intend to file a registration statement registering such securities within seven days of the closing of the May public offering.

In connection with the AMEX listing, the Company’s preferred stockholders have agreed to convert all outstanding Series A Convertible Preferred Stock into 2,872,574 shares of the Company’s common stock. Included in the conversion of the Series A Convertible Preferred Stock are shares held by Vision and Mr. Nam of 9,370,698 and 976,865, respectively, which are convertible into 2,340,176 and 243,956 shares of common stock, respectively. These shares of common stock will also be registered.

1-for-10 Reverse Stock Split

The Company effected a one-for-10 reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the May public offering. All information included in this quarterly filing has been adjusted to reflect the effect of the reverse stock split.

Lock Up Agreement

Upon closing of the offering, Vision and Ki Nam have entered into lock-up agreements pursuant to which such parties have agreed not to sell any shares of our common stock for 12 months, subject to exceptions.

Immersive Note Repayment

On May 20, 2011, the Company paid Immersive the balance of $1,121,861, including all accrued interest due under the note.

Amendment to Certain Class G Warrants

During May 2011, the Company entered into agreements with certain Class G warrant holders to waive the price-based, anti-dilution protection provisions and fix the exercise price per share of the Common Stock under the Warrant to $5.00.

T3 MOTION, INC.

PROSPECTUS

1,771,128 Class H Warrants

1,771,128 Class I Warrants

9,255,577 Shares of Common Stock

          , 2011

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT TO MAKE YOUR INVESTMENT DECISION. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF PROSPECTUS OR ANY SALE OF THE SHARES.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

Type	Amount

SEC Filing Fee	2,795.54
Blue Sky Fees and Expenses	1,000.00	*
Legal Fees	65,000.00	*
Accounting Fees and Expenses	15,000.00	*
Miscellaneous	15,000.00	*
Total	100,000	*
* Estimate

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, the registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities.

All common share and per common share information assumes a one-for-10 reverse stock split of our common stock. In December 2007, we completed an offering of our common stock to Immersive Media Corp. We issued 185,185 shares of our common stock for cash at $16.20 per share for an aggregate price of $3,000,000. We also issued 12% promissory notes in the principal amount of $2,000,000 and warrants to purchase 69,764 shares at $10.81 per share in exchange for $2,000,000. This January 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act of 1933 (“Securities Act”), as amended.

In March 2008, we completed an offering of our common stock to one shareholder. We issued 389,610 shares of our common stock and warrants to purchase 129,870, 129,870, and 129,870 shares of common stock at an exercise price of $10.80, $17.70 and $20.00 per share, respectively, for cash at an aggregate price of $3,000,000. This March 2008 transaction (a) involved no general solicitation, and (b) involved only accredited purchasers. Thus, we believe that the offering was exempt from registration under Regulation D, Rule 505 of the Securities Act.

In May 2008, we completed an offering of an aggregate of 39,964 shares of our common stock at $16.50 per share to 41 accredited investors (the “Offering”) pursuant to subscription agreements for an aggregate price of $644,554. The issuance of the securities describe above were exempt from the registration requirements of the Securities Act under Rule 4(2) and Regulation D and the rules thereunder, including Rule 506 insofar as: (1) the purchasers were each an accredited investor within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by us in accordance with Rule 502(d); (3) there were no other non-accredited investors involved in the transaction within the meaning of Rule 506(b); and (4) the offer and sale of the securities was not effected through any general solicitation or general advertising within the meaning of Rule 502(c).

On December 30, 2008, we sold $2.2 million in debentures and warrants through a private placement. We issued to certain purchasers, 10% Secured Convertible Debentures (“December 2008 Debentures”) with an aggregate principal value of $2,200,000. The December 2008 Debentures are currently convertible into shares of $15.40 per share. The conversion price was subject to further adjustment upon certain events. Such purchasers also received Series D Common Stock Purchase Warrants (the “Warrants”). Pursuant to the terms of Warrants, these purchasers are entitled to purchase up to an aggregate 66,667 shares of our common stock at an exercise price of $20.00 per share. The Warrants have a term of five years after the issue date of December 30, 2008. Each of these purchasers represented that they were “accredited” investors as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.

On May 28, 2009, we issued debentures that are convertible into approximately 60,000 shares of common stock and warrants to purchase 30,000 shares of common stock to certain investors. Each of these investors represented that they were “accredited” investors as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.

On December 30, 2009, we issued to a certain investor (i) debentures that are convertible into approximately 3,500,000 shares of Series A convertible preferred stock (“Preferred Stock”) and warrants to purchase 350,000 shares of common stock and (ii) warrants to purchase up to 350,000 shares of common stock in exchange for cash. In addition, we issued to another investor, an aggregate of 9,370,698 shares of Preferred Stock. 3,055,000 shares of Preferred Stock were issued in exchange for the delivery and cancellation of 10% Secured Convertible Debentures we previously issued to such investor in the principal amount of $2,200,000 and $600,000 plus accrued interest of $255,000; 2,263,750 shares of Preferred Stock were issued in exchange for the delivery and cancellation of Series A, B, C, D, E and F warrants we previously issued to such investor; and 4,051,948 shares of Preferred Stock were issued to satisfy our obligation to issue equity to such investor pursuant to a Securities Purchase Agreement dated on March 24, 2008, as amended on May 28, 2009. The investors represented that each was an “accredited investor” as defined under Rule 501 of the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities.

During the three months ended March 31, 2010, we raised $905,000 through an equity financing transaction. We issued and sold 905,000 shares of preferred stock. In connection with the financing, we granted warrants to purchase 181,006 shares of common stock, exercisable at $7.00 per share. The warrants are exercisable for five years. Each of these investors represented that they were “accredited” investors as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.

On March 31, 2010, Immersive agreed to extend the note to April 30, 2010. As consideration for extending the note, we agreed to exchange Immersive’s Class A warrants to purchase up to 69,764 shares of our common stock at an exercise price of $10.80 per share and its Class D warrants to purchase up to 25,000 shares of our common stock at an exercise price of $20.00 per share, for Class G Warrants to purchase up to 69,764 and 25,000 shares of our common stock, respectively, each with an exercise price of $7.00 per share. The note and accrued interest were not repaid in full by April 30, 2010. Per the agreement, the maturity date was extended to March 31, 2011 we issued Class G Warrants to purchase up to 104,000 shares of our common stock at an exercise price of $7.00 per share. The interest rate compounded annually was amended to 15%. The terms of the Class G Warrants are substantially similar to prior Class G warrants we issued. The Immersive note and accrued interest were not repaid in full by April 30, 2010. Per the agreement, the maturity date was extended to March 31, 2011 and we issued Class G Warrants to purchase up to 104,000 shares of our common stock at an exercise price of $7.00 per share valued at $728,000. The interest rate compounded annually was amended to 15%. The terms of the Class G Warrants are substantially similar to prior Class G warrants we issued.

On December 31, 2010, we entered into a Securities Exchange Agreement (the “Exchange Agreement”) with a warrant holder pursuant to which we exchanged 350,000 Class G Warrants into 210,000 shares of our common stock. This investor represented that it was an “accredited” investor as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act for the issuance of these securities.

In May 2011, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund (collectively “Vision”); and Ki Nam, our Chief Executive Officer, converted their $3.5 million and $2.1 million debentures plus accrued interest, respectively, into 1,138,885 and 632,243 units. Each unit consisted of one share of common stock, one Class H warrant and one Class I warrant.

In May 2011, the Company’s preferred stockholders converted all outstanding Series A Convertible Preferred Stock into 2,872,574 shares of the Company’s common stock. Included in the conversion of the Series A Convertible Preferred Stock are shares held by Vision and Mr. Nam of 9,370,698 and 976,865, respectively, which are convertible into 2,340,176 and 243,956 shares of common stock, respectively. These shares of common stock will also be registered.

These investors represented that they were “accredited” investor as defined under Rule 144 of the Securities Act. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

10.1	Restated Debenture Amendment and Conversion Agreement dated May 9, 2011 by and between the Registrant and Vision Opportunity Master Fund, Ltd.(1)
10.2	Preferred Stock Waiver and Conversion Agreement by and among T3 Motion, Inc., Vision Opportunity Master Fund Ltd., Vision Capital Advantage Fund L.P. and Ki Nam(2)
10.3	Conversion Agreement dated May 13, 2011 by and between the Registrant and Ki Nam(3)
5.1	Opinion re legality from LKP Global Law LLP, filed herewith.
23.1	Consent of KMJ Corbin & Company LLP
23.2	Consent of LKP Global Law LLP (included in Exhibit 5.1)
24.1	Power of Attorney of certain director and officer of the Registrant (included on signature page hereto).

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 9, 2011.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 8, 2011.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 13, 2011.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs 1(i), 1(ii) and 1(iii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That,

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on June 10, 2011.

T3 MOTION, INC.

By:	/s/ Ki Nam
Ki Nam,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Ki Nam and Ms. Kelly Anderson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ Ki Nam Ki Nam	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 10, 2011

/s/ Kelly Anderson Kelly Anderson	Chief Financial Officer (Principal Accounting Officer)	June 10, 2011

/s/ Steven Healy Steven Healy	Director	June 10, 2011

/s/ Mary Schott Mary Schott	Director	June 10, 2011

/s/ Dave Snowden Dave Snowden	Director	June 10, 2011

/s/ Robert Thomson Robert Thomson	Director	June 10, 2011

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Restated Debenture Amendment and Conversion Agreement dated May 9, 2011 by and between the Registrant and Vision Opportunity Master Fund, Ltd.(1)
10.2	Preferred Stock Waiver and Conversion Agreement by and among T3 Motion, Inc., Vision Opportunity Master Fund Ltd., Vision Capital Advantage Fund L.P. and Ki Nam(2)
10.3	Conversion Agreement dated May 13, 2011 by and between the Registrant and Ki Nam(3)
5.1	Opinion re legality from LKP Global Law LLP, filed herewith.
23.1	Consent of KMJ Corbin & Company LLP
23.2	Consent of LKP Global Law LLP (included in Exhibit 5.1)
24.1	Power of Attorney of certain director and officer of the Registrant (included on signature page hereto).

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 9, 2011.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 8, 2011.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the SEC on May 13, 2011.